Exhibit 2.1
Execution Version

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) TREATED AS PRIVATE OR CONFIDENTIAL BY THE REGISTRANT.

2 March 2024
THE SELLERS details of whom are set out in Schedule 1 and CADENCE DESIGN SYSTEMS, INC. (as Buyer) and NAMID LTD (as the Seller Representative)
SHARE PURCHASE AGREEMENT related to BETA CAE SYSTEMS INTERNATIONAL AG and BETA CAE SYSTEMS SA

99 Bishopgate
London EC2M 3XF
United Kingdom
Tel: +44.20.7710.10000
www.lw.com

SCHEDULE 5	67

COMPLETION OBLIGATIONS

SCHEDULE 6	71

WARRANTIES OF THE SELLERS

SCHEDULE 7	103

LIMITATIONS ON SELLER LIABILITY

SCHEDULE 8	111

TAX COVENANT

SCHEDULE 9	115

COMPLETION ACCOUNTS

SCHEDULE 10	122

FORM OF COMPLETION ACCOUNTS

SCHEDULE 11	127

RETENTION ACCOUNTS

SCHEDULE 12	130

RESTRICTIVE COVENANTS

SCHEDULE 13	132

BUYER WARRANTIES

SCHEDULE 14	134

RETENTION POOL

THIS AGREEMENT is made on 2 March 2024
BETWEEN
(1)Each person whose name and address is set out in Schedule 1 (the “Sellers”);
(2)CADENCE DESIGN SYSTEMS, INC., a Delaware corporation with file number 2122896 of 2655 Seely Avenue, Building 5, San Jose, California 95134, USA (the “Buyer”); and
(3)NAMID LTD, a company incorporated in England and Wales (registered no. 09911024) whose registered office is at Sterling House, Fulbourne Road, London E17 4EE, UK, solely in its capacity as the Seller Representative (the “Seller Representative”).
WHEREAS
(A)As at the date of this Agreement, each Seller holds such number and class of shares in the Company (as defined below) as is set out next to his, her or its name in Part 1 of Schedule 1.
(B)The Sellers wish to sell and the Buyer wishes to acquire the entire issued share capital of the Company subject to the terms of this Agreement.
(C)One of the Sellers, EIL (as defined below) also wishes to sell and the Buyer wishes to acquire 7,820 ordinary shares of BETA Greece (as defined below), a subsidiary of the Company, being all the shares held in that entity by EIL, subject to the terms of this Agreement.
(D)Concurrently with the execution of this Agreement, [***], [***], [***] and [***] have each executed a New Employment Agreement (as defined below), each to become effective upon, and subject to the occurrence of, Completion.
IT IS AGREED THAT
1.DEFINITIONS AND INTERPRETATION
1.1In this Agreement, unless the context otherwise requires:
“Accounts” means the consolidated accounts of the Group, in each case, comprising a balance sheet as at, and a profit and loss account and a cash flow statement for the accounting reference period ended on, the Accounts Date together with (i) the “annex to consolidated financial statements 2022” giving explanatory notes in respect of the 31 December 2022 Accounts and (ii) the corrected balance sheet as at the Accounts Date;
“Accounts Date” means 31 December 2022, 31 December 2021 and 31 December 2020;
“Accredited Investor” has the meaning given in Clause 11.2;
“Acronym” means Acronym International Ltd, a company incorporated in England and Wales (registered no. 09914157) whose registered office is at Sterling House, Fulbourne Road, London E17 4EE, UK;
“Affiliate” means:
(a)in relation to the Corporate Sellers:
(i)any subsidiary or holding company of such body corporate, and any subsidiary of any such holding company, in each case from time to time but shall exclude any investee or portfolio company of it or any of its Affiliates;

(ii)any Fund of which that person is a general partner, trustee, nominee, investment manager or investment advisor;
(iii)any general partner, limited partner, trustee, nominee or manager of, or holder of interests (whether directly or indirectly) in, that person; and
(iv)any Affiliate of any of the foregoing; and
(b)in relation to any other person:
(i)in the case of a person who is an individual, any spouse, civil partner, co-habitee, lineal descendants by blood or adoption (and including step-descendants), parents or siblings (by blood or adoption), step parents and/or step siblings (provided paragraph (iv) below shall not apply to any parent, sibling, step parent or step sibling) or any person or persons acting in its or their capacity as trustee or trustees of a trust of which such individual is a settler, in each case from time to time;
(ii)in the case of a person which is a body corporate, any subsidiary undertaking or parent undertaking of that person and any subsidiary of any such parent company;
(iii)in the case of a person which is a limited partnership, the general partner(s) of the person or their nominees or a nominee or trustee for the person; and
(iv)any Affiliate of any person in paragraphs (i) to (iii) above, and in all cases excluding each Group Company;
“Agreed Form” means, in relation to a document, the form of that document agreed in writing (including by email) by or on behalf of the Buyer and the Seller Representative as being in “Agreed Form”;
“Authority” means any competent governmental, quasi-governmental, administrative, supervisory, trade or regulatory, judicial, determinative, disciplinary, arbitral, enforcement or tax raising body, authority, agency, board, commission, department, court or tribunal of any jurisdiction and whether supranational, national, regional or local or national securities exchange;
“Balancing Payment” has the meaning given in paragraph 2.1 (as applicable) of Schedule 11;
“Bank Account” means, in respect of a payment to a person, the account as such person shall notify to the relevant payer(s) at least five (5) Business Days before the relevant due date for such payment;
“Base Consideration” means USD 1,240,000,000;
“BETA Greece” means BETA CAE Systems Studies, Software Development and Mechanical Constructions SA (mark designation BETA CAE Systems SA), a Greek company with registered number 058283904000 and having its registered office at Ano Scholari, Municipality Thermis;
“BETA US” means BETA CAE Systems USA, Inc.;
“BETA US 401(k) Plan” means the Beta CAE Systems USA Inc 401(k) Plan;

“Business Day” means any day other than a Saturday, Sunday or public holiday in the City of London, United Kingdom and/or San Francisco, California, United States of America and/or New York, New York, United States of America and/or Zurich, Switzerland;
“Business Warranties” means the Warranties other than the Fundamental Warranties and the Tax Warranties;
“Business Warranty Claim” means a Claim by the Buyer in respect of a Business Warranty (including pursuant to the indemnification provision in Clause 15.1(a));
“Buyer 401(k) Plan” has the meaning set forth in Clause 8.4;
“Buyer Fundamental Warranties” means the warranties set out in paragraphs 1.1, 1.2, 1.3, 1.6, 1.7 and 3.1 of Schedule 13;
“Buyer Group” means the Buyer and any subsidiary or holding company of the Buyer, and any subsidiary of any such holding company, in each case from time to time including, for the avoidance of doubt, the Group Companies from Completion;
“Buyer Material Adverse Change” means any change, effect, event, occurrence, state of facts or development that with respect to the Buyer:
(a)prevents or materially impedes the ability of the Buyer to perform any of its material covenants or obligations under this Agreement or any other Transaction Document to which the Buyer is (or at Completion will be) a party, or to consummate the Transaction; or
(b)has, or would reasonably be expected to have, a material adverse effect on the business, condition, assets, liabilities, operations, financial condition or results of operations of the Buyer and its Subsidiaries taken as a whole, provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, will be, would or could be, or could or would reasonably be expected to have or result in, a Buyer Material Adverse Change for purposes of this subparagraph (b):
(i)changes in the market price or trading volume of Buyer Stock, changes in credit ratings or analyst recommendations or ratings with respect to the Buyer or any failure by the Buyer to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the underlying facts or causes giving rise or contributing to such changes or failure may be taken into account in determining whether there has been or would reasonably be expected to be a Buyer Material Adverse Change);
(ii)any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the public announcement or pendency of the transactions contemplated by this Agreement;
(iii)any adverse change, effect, event, occurrence, state of facts or development attributable to conditions generally affecting:
(A)the industries in which the Buyer or any of its Subsidiaries operates;
(B)national, regional, local, international, or global political, economic, or regulatory conditions; and/or

(C)interest rates or the financial or commodity markets (including any changes in credit, financial, commodities, securities, or banking markets);
(iv)strikes, work stoppages or other labour disputes;
(v)any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to the taking of any action expressly required by this Agreement or at the express written request of any Seller or the Group Companies;
(vi)any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in GAAP or other accounting requirements or principles or any change in applicable Laws, rules or regulations; or
(vii)any adverse change, effect, event, occurrence, state of facts or development arising in connection with natural or manmade disasters or acts of nature (including earthquakes, hurricanes, tsunamis, typhoons, lightning, hail storms, blizzards, tornados, droughts, floods, cyclones, arctic frosts, mudslides, or wildfires), epidemics, pandemics, disease outbreaks or the worsening thereof (including COVID-19) or other acts of God, hostilities, civil unrest, acts of war (whether or not declared), sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, civil unrest, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof, provided further that any adverse change, effect, event, occurrence, state of facts or development referred to in clauses (b)(iii), (iv), (vi) and (vii) above may be taken into account in determining whether there has been a Material Adverse Change to the extent, and only to the extent, that it has had a disproportionate impact on the Buyer and its Subsidiaries relative to other persons operating in the industries in which the Buyer and its Subsidiaries operate (in which case only such incremental disproportionate impact may be taken into account in determining whether there has been a Buyer Material Adverse Change);
“Buyer Stock” means the common stock, USD 0.01 per share par value, of Buyer;
“Buyer Stock Price” means such price (in USD) as represents the average of the daily volume-weighted average sales price per share of Buyer Stock on Nasdaq, as such daily volume-weighted average sales price per share is reported by Bloomberg L.P., calculated to four decimal places and determined without regard to after-hours trading or any other trading outside the regular trading session trading hours, for each of the thirty (30) consecutive trading days ending on and including the third trading day immediately preceding the Completion Date;
“Buyer Warranties” means the warranties set out in Schedule 13;
“Cash” means:
(a)cash in hand;
(b)cash credited to any account with a financial institution;

(c)cash equivalents, including payments made by cheques or debit cards which are yet to be received in cleared funds for so long as any such cash equivalents are not subject to any Encumbrance, less amounts for cheques written that have not yet been presented for payment (outstanding cheques) and/or outgoing deposits or wires that have not yet been drawn down;
(d)any investments or securities which have a maturity date of three (3) months or less or otherwise can be liquidated into cash by a Group Company in three (3) months or less; and
(e)any cash deposits made by a Group Company in the ordinary and usual course of business and held by a third party by way of security, including:
(i)any cash deposits made by a Group Company in the ordinary and usual course of business and held by a Group Company or, by, or on behalf of a financial institution or credit card issuer as security for any credit card issued to any Group Company and/or any of its directors, officers, or employees (irrespective of the term of duration); and
(ii)any cash rental deposit made by a Group Company in the ordinary and usual course of business and held by any third party as security for any Group Company’s obligations under any Lease, and all accrued interest thereon, but excluding any (i) Trapped Cash and (ii) any investment funds or “fund units” held by the Group Companies;
“Cash Balances” means the aggregate amount of Cash held by or on behalf of (including any deposits described in limb (d) and (e) of “Cash” which are held by a third party and to which a Group Company is beneficially entitled) a Group Company as shown in the books and records of the Group Companies as at the Effective Time, calculated in accordance with Schedule 9 and as set out in the Completion Accounts;
“Claim” means any claim by the Buyer against any Seller in respect of any of the Warranties, or any other claim made by the Buyer under, pursuant to, or for breach of this Agreement including any Tax Covenant Claim or pursuant to the indemnification provisions in Clause 15;
“Claims Retention Account” means an interest-bearing deposit account with the Retention Agent established in respect of the Claims Retention Amount;
“Claims Retention Account Release Date” means the date which is 12 months after the Completion Date;
“Claims Retention Amount” means USD 62,000,000 in cash;
“Company” means BETA CAE Systems International AG, a Swiss company limited by shares with registered number CHE-211.996.475 and having its registered office at Platz 4, 6039 Root D4, Switzerland;
“Completion” means completion of the sale and purchase of the Shares and the EIL Shares in accordance with Clause 5;
“Completion Accounts” has the meaning given in Schedule 9;
“Completion Accounts Retention Account” means an interest-bearing deposit account with the Retention Agent established in respect of the Completion Accounts Retention Amount;

“Completion Accounts Retention Amount” means USD 7,500,000 in cash;
“Completion Date” means the date on which Completion takes place;
“Completion Schedule” has the meaning given in Clause 4.2;
“Conditions” has the meaning given in paragraph 1.1 of Schedule 4;
“Connected Persons” means, in respect of a person, its directors, officers and (other than with respect to Clause 9.9) employees;
“Confidential Information” has the meaning given in Clause 17.1;
“Consideration” has the meaning given in Clause 3.1;
“Consultant” has the meaning given in paragraph 1.4 of Schedule 3;
“Corporate Seller” means any Seller other than an Individual Seller;
“Data Partners” has the meaning given in paragraph 19.1 of Schedule 6;
“Data Privacy Obligations” has the meaning given in paragraph 19.1 of Schedule 6;
“Data Room” means each of the electronic data rooms hosted by Datasite with the names “JUNGFRAU” and “JUNGFRAU CLEAN ROOM” at [***] CST and [***] CST, respectively on [***], copies of the contents of which are contained on the Data Room USB Stick as set out in the indices in Agreed Form;
“Data Rooms USB Stick” means the USB memory stick containing the contents of the Data Rooms in Agreed Form;
“Disclosed” means disclosed with sufficient detail to enable a buyer to identify the nature and scope of the matter disclosed;
“Disclosure Letter” means the disclosure letter dated the date hereof, written and delivered by the Sellers to the Buyer immediately before the signing of this Agreement;
“Draft Completion Accounts” has the meaning given in paragraph 1 of Schedule 9;
“Due Amount” means any amount due from any Seller on a Claim being settled in accordance with paragraph 3.6 of Schedule 11;
“EAR” means the Export Administration Regulations administered by the U.S. Commerce Department’s Bureau of Industry and Security (including but not limited to the foreign direct products rules under the EAR);
“Effective Time” means 11:59pm on the date prior to the Completion Date;
“EIL” means Ellandron Investments Ltd., a company limited by shares, with registered office at Trident Trust Company (B.V.I.) Limited, Trident Chambers, P.O. Box 146, Road Town, Tortola VG1110, British Virgin Islands with BVI company number: 213810;
“EIL Share Transfer Agreement” means the transfer agreement for the EIL Shares in Agreed Form;
“EIL Shares” means 7,820 ordinary shares held by EIL in BETA Greece;

“ELUCO” means ELUCO Holding AG, a company registered in Switzerland whose registered office is at c/o Marcus Waldispühl, Rechtsanwalt, Töpferstrasse 5, 6004 Luzern, Switzerland;
“Encumbrance” means any interest or equity of any person (including any right to acquire, option or right of pre-emption), any mortgage, charge, pledge, lien, assignment, hypothecation, security interest (including any created by Law), title retention, or any other security agreement or arrangement having a similar affect;
“Estimated Cash Balances” means the Sellers’ good faith estimate of the Cash Balances, to be notified by the Seller Representative to the Buyer pursuant to Clause 4.2;
“Estimated Third Party Debt” means the Sellers’ good faith estimate of the Third Party Debt, to be notified by the Seller Representative to the Buyer pursuant to Clause 4.2;
“Estimated Transaction Bonuses” means the Transaction Bonuses which are set out in the Completion Schedule;
“Estimated Transaction Costs” means the Transaction Costs which are set out in the Completion Schedule;
“Estimated Working Capital” means the Sellers’ good faith estimate of the Working Capital, to be notified by the Seller Representative to the Buyer pursuant to Clause 4.2;
“Estimated Working Capital Adjustment” means the amount, if any, by which the Working Capital Target exceeds the Estimated Working Capital;
“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as amended;
“Exchange Rate” means with respect to a particular currency for a particular day, the closing mid-point spot rate of exchange for that currency into USD on such date as quoted by Bloomberg as at the close of business in London, United Kingdom as at such date;
“Fund” means any person, trust, or fund holding shares for investment purposes;
“Fundamental Pre-Completion Covenant” means each of the following paragraphs of Schedule 3:
(a)1.1(b);
(b)1.1(e)(i);
(c)1.1(e)(x);
(d)1.1(e)(xi);
(e)1.1(e)(xii);
(f)1.1(e)(xiv);
(g)1.1(e)(xv) (provided that for these purposes, paragraph 1.1(e)(xv) as set out in Schedule 3 shall be deemed to be replaced with “sells, assigns, transfers or disposes of all or materially all of the Group Company Intellectual Property;”);
(h)1.1(e)(xvii); and

(i)1.1(e)(xxvii)(provided that for these purposes, paragraph 1.1(e)(xxvii) as set out in Schedule 3 shall be deemed to be replaced with “changes residence for Tax purposes;”); and
(j)paragraph 1.1(e)(xxxviii) of Schedule 3 with respect to (a)-(i) above;
“Fundamental Warranties” means the Warranties in paragraphs 2.1, 2.2, 2.3, 2.6, 2.7, 2.9, 2.10, 2.11, 2.13, 3.1, 3.2, 4.1, 4.2, 4.3, 17, and 22 of Schedule 6;
“Fundamental Warranty Claim” means a claim by the Buyer in respect of a Fundamental Warranty (including pursuant to the indemnification provision in Clause 15.1(a), but solely to the extent relating to a Fundamental Warranty and not, for the avoidance of doubt, a Business Warranty or Tax Warranty);
“GAAP” means, with respect to the Accounts, the requirements of Swiss law, in particular Article 963b para 3 and Article 957 of the Swiss Code of Obligations on commercial accounting and financial reporting;
“Group” means the Company and each of the Subsidiaries;
“Group Company” means any member of the Group;
“Group Information Schedule” means Schedule 2 setting out, among other things, particulars of the Company and each Group Company;
“Holdback Agreements” means the Holdback Agreements to be entered into between the Buyer and each of [***] and [***] in Agreed Form;
“Holdback Consideration” has the meaning given to that term in the Holdback Agreements;
“Holdback Consideration Retention Account” means the interest-bearing deposit account with the Retention Agent established in respect of the Holdback Consideration;
“Individual Seller” means a Seller who is a natural person;
“Initial Consideration” means:
(a)the Base Consideration;
(b)plus the Estimated Cash Balances;
(c)minus the Estimated Third Party Debt;
(d)minus the Estimated Working Capital Adjustment;
“Initial Coverage” has the meaning given in paragraph 1.3 of Schedule 7;
“Investor Suitability Questionnaire” means the investor suitability questionnaire in Agreed Form;
“Irrecoverable VAT” means any amount in respect of VAT which a person (or the representative member of the VAT group of which such person is a member) has incurred which neither that person nor any other member of such VAT group is able to recover (by way of credit, repayment, refund or otherwise) from any relevant Tax Authority pursuant to and determined in accordance with any relevant law;

“Key Employees” means [***], [***], [***], and [***];
“Kiupi” means Kiupi Ltd, a company incorporated in England and Wales (registered no. 09911054) whose registered office is at Sterling House, Fulbourne Road, London E17 4EE, UK;
“Knowledge Group” means the Related Sellers, the Key Employees and [***];
“Land Transaction Returns” has the meaning given in paragraph 15.18 of Schedule 6;
“Land Transfer Taxes” has the meaning given in paragraph 15.18 of Schedule 6;
“Laws” means all applicable legislation, statutes (including subordinate legislation), directives, regulations, judgments, decisions, directives, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, common law, rules of customary law and equity and all civil or other codes and all other laws of, or having effect and force of law in, any jurisdiction from time to time;
“Longstop Date” means 11:59 p.m. Eastern Time on 31 May 2024; provided that:
(a)if (i) on or prior to 11:59 p.m. Eastern Time on 31 May 2024 all Conditions are satisfied (other than those Conditions that by their terms are to be satisfied at Completion, but provided that such Conditions shall then be capable of being satisfied if Completion were to take place on such date) but for one or more Regulatory Conditions and (ii) neither the Buyer nor any of its Representatives has materially breached any of its obligations under Schedule 4 or the warranty in paragraph 1.4 of Schedule 13 (provided that for these purposes, such warranty shall be deemed to be qualified in all respects by the Buyer’s awareness), in any such case, where such breach has caused the failure of any Regulatory Condition to be satisfied by such date, the Longstop Date shall automatically extend to 11:59 p.m. Eastern Time on 30 August 2024; and
(b)if (i) the Longstop Date has been extended pursuant to paragraph (a) above and (ii) (A) on or prior to 11:59 p.m. Eastern Time on 30 August 2024 all Conditions are satisfied (other than those Conditions that by their terms are to be satisfied at Completion, but provided that such Conditions shall then be capable of being satisfied if Completion were to take place on such date) but for one or more Regulatory Conditions and (B) neither the Buyer nor any of its Representatives has materially breached any of its obligations under Schedule 4 or the warranty in paragraph 1.4 of Schedule 13 (provided that for these purposes, such warranty shall be deemed to be qualified in all respects by the Buyer’s awareness), in any such case, where such breach has caused the failure of any Regulatory Condition to be satisfied by such date, the Longstop Date shall automatically extend to 11:59 p.m. Eastern Time on 29 November 2024, or such later time and date as may be agreed in writing between the Seller Representative and the Buyer;
“Malicious Code” has the meaning given in paragraph 8.14 of Schedule 6;
“Material Adverse Change” means any change, effect, event, occurrence, state of facts or development that:

(a)with respect to the Sellers, prevents or materially impedes the ability of the Sellers to perform any of their material covenants or obligations under this Agreement or any other Transaction Document to which such Seller or Group Company is (or at Completion will be) a party, or to consummate the Transaction; or
(b)with respect to the Group Companies, has, or would reasonably be expected to have, a material adverse effect on the business, condition, assets, liabilities, operations, financial condition or results of operations of the Group Companies taken as a whole, provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, will be, would or could be, or could or would reasonably be expected to have or result in, a Material Adverse Change for purposes of this subparagraph (b):
(i)any failure by the Group Companies to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the underlying facts or causes giving rise or contributing to such failure may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Change);
(ii)any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the public announcement or pendency of the transactions contemplated by this Agreement;
(iii)any adverse change, effect, event, occurrence, state of facts or development attributable to conditions generally affecting:
(A)the industries in which any of the Group Companies operates;
(B)national, regional, local, international, or global political, economic, or regulatory conditions; and/or
(C)interest rates or the financial or commodity markets (including any changes in credit, financial, commodities, securities, or banking markets);
(iv)strikes, work stoppages or other labour disputes;
(v)any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to the taking of any action expressly required by this Agreement or at the express written request of the Buyer;
(vi)any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in GAAP or other accounting requirements or principles or any change in applicable Laws, rules or regulations; or
(vii)any adverse change, effect, event, occurrence, state of facts or development arising in connection with natural or manmade disasters or acts of nature (including earthquakes, hurricanes, tsunamis, typhoons, lightning, hail storms, blizzards, tornados, droughts, floods, cyclones, arctic frosts, mudslides, or wildfires), epidemics, pandemics, disease outbreaks or the worsening thereof (including COVID-19) or other acts of God, hostilities, civil unrest, acts of war (whether or not declared), sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, civil unrest, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof, provided further that any adverse change, effect, event, occurrence, state of facts or development referred to in clauses (b)(iii), (iv), (vi) and (vii) above may be taken into account in determining whether there has been a Material Adverse Change to the extent, and only to the extent, that it has had a disproportionate impact on the Group Companies relative to other persons operating in the industries in which the Group Companies operate (in which case only such incremental disproportionate impact may be taken into account in determining whether there has been a Material Adverse Change);
“Material Completion Obligation” means:
(a)in respect of the Sellers, any obligations in paragraph 1.1, paragraph 1.2 and paragraphs 1.3(c), (d)(i), (d)(ii), (d)(iii), (e), (f), (g), (h), (i) and (j) of Schedule 5; and
(b)in respect of the Buyer, any obligations in paragraph 2.1 of Schedule 5;
“Material Contract” has the meaning given in paragraph 11.1 of Schedule 6;
“Material Customer” has the meaning given in paragraph 23.1 of Schedule 6;
“Material Lease” means any Lease with an annual expenditure of USD 100,000 or more and/or which is necessary for the efficient operation of the Group’s business;
“Material Property” means any Property with a market value in excess of USD 1,000,000 and/or which is necessary for the efficient operation of the Group’s business;
“NAMID” means NAMID Ltd, a company incorporated in England and Wales (registered no. 09911024) whose registered office is at Sterling House, Fulbourne Road, London E17 4EE, UK;
“Nasdaq” means the Nasdaq Global Select Market, any successor stock exchange operated by The Nasdaq Stock Market LLC or any successor thereto;
“New Employment Agreement” means an offer letter and other employment agreements or amendments to existing employment agreements, which shall include: (a) (i) assignments of intellectual property; (ii) waivers of moral rights (to the extent permitted by applicable law); and (iii) confidentiality agreements; (b) non-competition and non-solicitation obligations; and (c) acknowledgement of the Buyer’s code of business conduct and anti-corruption policies (in each case in a form reasonably acceptable to each of the employees entering into such agreements and to the Buyer);
“Non-U.S. Person” has the meaning given in Clause 11.2;
“Order” means, with respect to any person, any order, injunction, judgment, decision, determination, award, writ, ruling, stipulation, restraint assessment or decree or other similar requirement of, or entered, enacted, adopted, promulgated or applied by, an Authority in each case which is legally binding on such person;
“Organizational Documents” means the certificates of incorporation, certificates of formation, certificates of registration, articles, by-laws, limited liability company agreements or other organizational documents of the applicable entity;

“Paying Agent” means Computershare Trust Company, N.A.;
“Paying Agent Agreement” means the agreement between the Buyer, Computershare Inc., the Paying Agent and the Seller Representative relating to the Paying Agent Completion Wire in Agreed Form;
“Paying Agent’s Bank Account” means such account of the Paying Agent as the Paying Agent shall notify to the Buyer and the Seller Representative at least five (5) Business Days before the relevant due date for a relevant payment;
“Paying Agent Completion Wire” means the amount payable to the Paying Agent’s Bank Account under Clause 3.3(a)(i), as set out in the Completion Schedule;
“Permits” has the meaning given in paragraph 21.1 of Schedule 6;
“Permitted Rights” means, in respect of each Seller, any Affiliate of such Seller or a Connected Person of such Seller:
(a)all rights, remedies, claims, proceedings, suits or actions that exist or may exist at Completion (i) pursuant to any New Employment Agreement or (ii) in respect of any unpaid remuneration, benefits or expenses in connection with such person’s employment or engagement (excluding any payments for any activities as board members not expressly provided for under the written terms of employment but including any contractual right to reimbursement of any properly incurred and reasonably documented out-of-pocket costs and expenses in connection with any ordinary course activities as board member); and
(b)any other amounts expressly due to be paid to such person under any of the Transaction Documents;
“Properties” means the properties of the Group, certain details of which are set out in Section 12.1 of the Disclosure Letter;
“Prospectus” has the meaning given in Clause 11.3;
“R&D Sponsor” has the meaning given in paragraph 8.7 of Schedule 6;
“Records” has the meaning given in Clause 10.12;
“Registrable Securities” means the shares of Buyer Stock issued in connection with the Completion pursuant to this Agreement as part of the Stock Consideration; provided, however, that shares of Buyer Stock shall cease to be Registrable Securities hereunder if and when (a) such Registrable Securities have been sold, transferred or otherwise disposed of pursuant to an effective registration statement registering such Registrable Securities (or the resale thereof) under the Securities Act, (b) such Registrable Securities have been sold, transferred or otherwise disposed of pursuant to Rule 144 of the Securities Act (“Rule 144”) or (c) the date when all Registrable Securities covered by the Registration Statement first become eligible for sale pursuant to Rule 144 without volume limitation;
“Registration Statement” has the meaning given in Clause 11.3;
“Regulatory Conditions” has the meaning given in paragraph 1.2 of Schedule 4;
“Related Person” has the meaning given in paragraph 22 of Schedule 6;

“Related Person Transactions Warranty” has the meaning given in paragraph 1.3(a) of Schedule 4;
“Related Seller” means in relation to:
(a)Ellandron Investment Ltd., [***];
(b)Acronym International Ltd., [***];
(c)ELUCO Holding AG, [***];
(d)KIUPI Ltd., [***]; and
(e)NAMID Ltd., [***];
“Released Person” has the meaning given in Clause 10.10(b);
“Relevant Allocation” has the meaning given in Clause 3.2;
“Relevant Claim” means a claim under, or in respect of a breach of, Clause 15.1(b);
“Relevant Proportion” means, in respect of each Seller, the percentage set out against such Seller’s name as its Relevant Proportion in column (5) of Schedule 1;
“Relief” has the meaning given in Schedule 8;
“Reporting Accountants” has the meaning given in paragraph 2.1 of Schedule 9;
“Representatives” means:
(a)in relation to the Buyer, any member of the Buyer Group and their respective directors, officers, employees, agents, consultants, advisers, auditors and accountants; and
(b)in relation to any other person, its Affiliates and its and their respective directors, officers, employees, agents, consultants, advisers, auditors and accountants;
“Retention Accounts” means the Completion Accounts Retention Account, the Claims Retention Account and the Holdback Consideration Retention Account;
“Retention Agent” means Computershare Trust Company, N.A.;
“Retention Agent Agreement” means the agreement between the Seller Representative, the Buyer and the Retention Agent relating to the Completion Accounts Retention Account, the Claims Retention Account and the Holdback Consideration Retention Account in Agreed Form;
“Retention Pool Amount” means the amount set out in Schedule 14;
“Sales Tax” has the meaning given in paragraph 15.22 of Schedule 6;
“SEC” shall mean the United States Securities and Exchange Commission;
“SEC Documents” has the meaning given in paragraph 1.7 of Schedule 13;
“Securities Act” shall mean the Securities Act of 1933, and the rules and regulations promulgated thereunder, as amended;

“Seller Guarantee” means any guarantees, bonds, credit support arrangements, indemnities, and letters of comfort of any nature given to a third party by any Seller or an Affiliate of any Seller in respect of any obligation of any Group Company;
“Seller Retention Pool Contribution” means the amount set out in Schedule 14;
“Selling Holder Questionnaire” means the selling holder questionnaire in Agreed Form;
“Shares” means the entire issued share capital of the Company, comprising:
(a)32 preferential shares of CHF 1.00 par value each in the Company; and
(b)4,100,008 ordinary shares of CHF 1.00 par value each in the Company;
“Stock Consideration” has the meaning given in Clause 3.3(a)(v);
“Stock Consideration Value” means USD 496,000,000;
“Subsidiary” means the companies whose details are set out in Part 2 of Schedule 2 and any other subsidiary undertaking of the Company from time to time;
“Surviving Provisions” means Clauses 1, 17, 18, 20 and 22 to 30 (inclusive) and paragraphs 1.1 and 1.18 to 1.20 (inclusive) of Schedule 4;
“Tax” means:
(a)all forms of tax, levy, impost, contribution, duty, liability, subsidy and charge in the nature of taxation (including public social security contribution of any kind and employment-related contribution, whether employee or employer contribution and payment under the Corporation Tax (Instalment Payments) Regulations 1998) and all related withholdings or deductions of any nature; and
(b)all related fines, penalties, charges and interest or other measure of a similar nature, whether directly or primarily chargeable against, recoverable from or attributable to any Group Company or another person and regardless of whether any Group Company has, or may have, any right of reimbursement against any other person (and “Taxes” and “Taxation” shall be construed accordingly);
“Tax Authority” means a taxing or other governmental (local or central), federal, state or municipal authority (whether within or outside Switzerland) competent to impose a liability for or to collect Tax or make any decision or ruling on any matter relating to Tax;
“Tax Claim” means a Tax Warranty Claim or a Tax Covenant Claim;
“Tax Covenant” means the covenant relating to Taxation set out at paragraph 2 of Schedule 8;
“Tax Covenant Claim” means a claim by the Buyer in respect of the Tax Covenant;
“Tax Return” means any return, declaration, report, notice, claim for refund, information or statement relating to Tax, including any schedule, supplement or attachment thereto, including any amendment thereof;
“Tax Warranties” means the Warranties in paragraph 15 of Schedule 6;

“Tax Warranty Claim” means a claim by the Buyer in respect of a Tax Warranty (including pursuant to the indemnification provision in Clause 15.1(a));
“Third Party Claim” has the meaning given in paragraph 14 of Schedule 7;
“Third Party Debt” means the aggregate amount (expressed as a positive number) of all loans or other financing or borrowing liabilities, together with accrued interest, other than trading debt or liabilities arising in the ordinary course of business, owed by a Group Company to or for the benefit of a third party (excluding amounts owed between any Group Company or any amounts owed to the Sellers or an Affiliate of any Seller), including (without double-counting) the amounts owed by Group Companies to or for the benefit of a third party in respect of the following:
(a)any borrowings by any Group Company from any bank, financial institution or other similar entity including in the form of loans, letters of credits, factoring and overdrafts;
(b)any indebtedness of any Group Company arising under any bond, note, loan stock, debenture, commercial paper or similar instrument;
(c)any obligations of any Group Company under any conditional sale, title retention, forward sale or purchase or any similar agreement or arrangement creating obligations to make payments with respect to the deferred purchase price of property acquired or used by the Group (other than customary trade credit given in the ordinary and usual course of business) excluding any VAT (other than any Irrecoverable VAT);
(d)any indebtedness under any finance leases to the extent the amount of the liability would be treated as a finance lease in accordance with the requirements of Swiss law, in particular Article 963b para 3 and Article 957 of the Swiss Code of Obligations on commercial accounting and financial reporting;
(e)any indebtedness for monies borrowed or raised under any other transaction that has the commercial effect of borrowing;
(f)any dividends declared but unpaid and owed to any third party (other than dividends due to another member of the Group or to the Buyer as owner of the Shares following Completion);
(g)the positive amount, determined on a jurisdiction-by-jurisdiction basis with respect to each particular type of Tax (including, for the avoidance of doubt, after taking into account any relevant Relief arising prior to Completion to the extent such Relief actually reduces such Tax at a “more likely than not” or higher level of comfort), of any Tax liabilities (including corporate income and corporation Tax liabilities) that are either due and payable or treated as accrued tax liabilities pursuant to the accounting policies in accordance with which the Completion Accounts are to be prepared under this Agreement (and such Tax liabilities shall be determined in respect of any Straddle Periods as if the taxable period of each Group Company ended on the end of the day on the Completion Date);
(h)any Transaction Costs;
(i)any Transaction Bonuses;
(j)all employer contributions (payable for itself and its employees) due in respect of any pension, allowance, lump sum or other similar benefit on death, disability, retirement or termination of employment (whether voluntary or not) for the benefit of any of the

Group’s employees, former employees or any of their respective dependants (for the avoidance of doubt to include any spouse or registered partner) which were not provided in the period up until the Effective Time (and any employer Tax or social security charges, employer National Insurance contributions, apprenticeship levy or other employer Taxes, payable by a Group Company as a consequence);
(k)any funding deficit in relation to defined benefit pensions and occupational pension funds;
(l)any outstanding amount due to a finance provider in respect of receivables that have been sold to such finance provider by a member of the Group (other than in the ordinary and usual course of business);
(m)any deferred or contingent consideration payable in connection with the acquisition of any share capital, business acquisition (including by way of an asset acquisition), or undertaking, or any other incurred but unpaid third party transaction costs incurred in connection therewith, excluding any VAT (other than any Irrecoverable VAT), except to the extent there is an escrow or holdback related to such acquisition by which a Group Company or a third party is retaining sufficient cash to make payment in respect of any such deferred or contingent consideration or costs;
(n)any severance and related similar items or amounts due to terminated or former employees (and any employer Tax or social security charges, employer National Insurance contributions, apprenticeship levy or other employer Taxes, payable by a Group Company as a consequence);
(o)any obligation of the Group guaranteeing or securing any obligation of any third party that constitutes indebtedness under any of the foregoing;
(p)any accrued but unpaid patent fees;
(q)any break fees or prepayment penalties or other premiums, fees, costs or expenses which may be incurred by any Group Company in relation to the repayment or termination of any item in limbs (a), (b), (c), (d), (e), (l) and (o) above on the Effective Time and any future end of life payments in relation to any finance leases where the underlying asset will be required by the Group following the Effective Time, excluding any VAT (other than any Irrecoverable VAT);
(r)any committed but unpaid donations; and
(s)any contractually accrued but unpaid interest on any of the foregoing up to the Effective Time, in each case calculated in accordance with Schedule 9 and as set out in the Completion Accounts;
“Third Party Guarantees” means any guarantees, bonds, credit support arrangements, indemnities, and letters of comfort of any nature given to a third party by any Group Company in respect of any obligation of any Seller or an Affiliate of any Seller other than to the extent given in respect of such Seller’s (or its Affiliates’) role as an employee, officer, or director of a Group Company;
“Transaction” means the sale and purchase of the Shares and the EIL Shares as contemplated by this Agreement;

“Transaction Bonuses” means the amount of any bonuses, incentives or commission paid or made or declared to be treated as paid or made, or to be paid or made (including any employer Tax or social security charges, employer National Insurance contributions, apprenticeship levy or other employer Taxes, payable by a Group Company as a consequence of such bonus, incentive or commission) to any director, officer, employee, or agent of any Group Company at any time by any Group Company in connection with, or as a result of, the Transaction, to the extent agreed, committed to or incurred by the Group on or prior to Completion, excluding any VAT (other than any Irrecoverable VAT);
“Transaction Costs” means the amount of (a) any professional or other fees and expenses (for the avoidance of doubt, including disbursements and any third party fees, costs and expenses) agreed to be paid or owing by or on behalf of a Group Company (to the extent agreed, committed to or incurred by the Group on or prior to Completion, including on behalf of any Seller or its Affiliates) in connection with the Transaction Documents, the Transaction or the transfer of the Shares or the EIL Shares that have not been satisfied as of Completion, excluding any VAT (other than any Irrecoverable VAT) and excluding any fees or expenses incurred by or on behalf of the Buyer Group, and (b) the Seller Retention Pool Contribution;
“Transaction Documents” means this Agreement and any other documents in Agreed Form or required to be entered into pursuant to this Agreement;
“Trapped Cash” means:
(a)any escrows or holdbacks related to acquisitions by which a Group Company is retaining cash it has agreed to pay as part of a purchase price on the acquisition;
(b)any investments or securities which have a maturity date in excess of three (3) months or cannot otherwise be liquidated by the Company in three (3) months or less; and/or
(c)any restricted cash or cash reserves or security required by any Group Company’s insurers, banks or vendors, other than items to be treated as cash as identified in the Specific Policies in Schedule 9;
“TUPE” has the meaning given in paragraph 10.11 of Schedule 6;
“US Tax Code” means the Internal Revenue Code of 1986, as amended;
“VAT” means:
(a)any value added tax imposed by the Value Added Tax Act 1994;
(b)any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(c)any other tax of a similar nature (whether imposed in the United Kingdom or a member state of the European Union or Switzerland in substitution for, or levied in addition to, such tax referred to in paragraphs (a) and (b) above, or imposed elsewhere, including, for the avoidance of doubt, any Japanese Consumption Tax);
“W&I Insurer” means Ryan Transactional Risk;
“W&I Policy” means the representations and warranty insurance policy in the name of the Buyer with Marsh USA LLC as broker and the W&I Insurer as underwriter in respect of the Transaction bound on or about the date of this Agreement;

“W&I Subrogation Waiver” has the meaning given in Clause 10.4;
“Warranties” means the warranties set out in Clause 9 and Schedule 6;
“Warranty Claim” means a Business Warranty Claim, a Fundamental Warranty Claim, and/or a Tax Warranty Claim;
“Working Capital” means the aggregate amount of current assets less the aggregate amount of current liabilities of the Group Companies as at the Effective Time, calculated in accordance with Schedule 9 and as set out in the Completion Accounts and excluding any item included in calculating the Cash Balances or Third Party Debt;
“Working Capital Adjustment” means the amount, if any, by which the Working Capital Target exceeds the Working Capital;
“Working Capital Target” means -[***] CHF (minus [***] CHF); and
“Working Hours” means 9:30 am to 5:30 pm (based on the time at the location of the address of the recipient of a relevant notice for purposes of Clause 26 or the address being inspected for purposes of paragraph 1.3 of Schedule 3) on a Business Day.
1.2In this Agreement, unless the context otherwise requires:
(a)“undertaking” and “group undertaking” shall be construed in accordance with section 1161 of the Companies Act 2006, “holding company” and “subsidiary” shall be construed in accordance with section 1159 of the Companies Act 2006 and “subsidiary undertaking” and “parent undertaking” shall be construed in accordance with section 1162 of the Companies Act 2006 and, for the purposes of the membership requirement in sub-sections 1159(1)(b) and (c), a company will be treated as a member of another company even if its shares in that other company are registered in the name of: (i) its nominee; or (ii) another person or such person’s nominee by way of security or in connection with the taking of security;
(b)every reference to a particular Law shall be construed also as a reference to all other Laws made under the Law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before or after Completion provided that, as between the parties, no such amendment or modification after the date of this Agreement shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party;
(c)references to Clauses and Schedules are references to clauses of and schedules to this Agreement, references to paragraphs are references to paragraphs of the Schedule in which the reference appears and references to this Agreement include the Schedules;
(d)unless the context requires otherwise, references to the singular shall include the plural and vice versa and references to one gender include any other gender;
(e)references to a “party” means a party to this Agreement and includes its successors in title, personal representatives and permitted assigns;
(f)references to a “person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality;
(g)references to a “company” includes any company, corporation or other body corporate wherever and however incorporated or established;
(h)references to the phrase “to the extent that” are a matter of degree and are not synonymous with “if”;
(i)references to “dollars”, “US dollars”, “USD” or “$” are references to the lawful currency from time to time of the United States of America;
(j)for the purposes of applying a reference to a monetary sum expressed in USD, an amount in a different currency shall be deemed to be an amount in USD translated at the Exchange Rate at the relevant date;
(k)references to times of the day are to London time unless otherwise stated;
(l)references to writing shall include any modes of reproducing words in a legible and non-transitory form;
(m)references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official or any other legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;
(n)words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things;
(o)general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation;
(p)where this Agreement requires any party to reimburse or indemnify another party for any cost, expense or liability, references to such “costs”, “expenses” and/or “liabilities” (or similar phrases or expressions) incurred by a person shall not include any amount in respect of VAT other than Irrecoverable VAT; and
(q)a procuring obligation, where used in the context of any Seller in respect of a Group Company, means that such Seller undertakes to exercise its voting rights and use reasonable endeavours to use such powers as are vested in such Seller from time to time as a shareholder, director, officer or employee of any Group Company (and which is not inconsistent with such Seller’s fiduciary duties or any applicable Law, if any) in attempting to ensure compliance with that obligation.
1.3The headings and sub-headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.
1.4Each of the schedules to this Agreement shall form part of this Agreement.
1.5References to a document (including this Agreement) include such document as amended or varied in accordance with its terms.

1.6All warranties, representations, indemnities, covenants, agreements and obligations given or entered into by more than one Seller under this Agreement are, unless otherwise stated, given severally in respect of themselves and their obligations and actions only and are not given jointly or jointly and severally.
2.SALE OF SHARES AND EIL SHARES
2.1On the terms set out in this Agreement:
(a)each Seller shall sell and the Buyer shall purchase the Shares set out against such Seller’s name in Part 1 of Schedule 1; and
(b)EIL shall sell and the Buyer shall purchase the EIL Shares, in each case, with effect from Completion, with full title guarantee, free from all Encumbrances, together with all rights attaching to such Shares and EIL Shares as at Completion (including all dividends and distributions declared, paid or made in respect of the Shares and the EIL Shares after the Completion Date).
2.2Each Seller irrevocably waives any right of pre-emption or other restriction on transfer in respect of the Shares and the EIL Shares conferred on it under any agreement, the Company’s Organizational Documents, or otherwise, in connection with the sale of the Shares and the EIL Shares pursuant to this Agreement.
3.CONSIDERATION
3.1The aggregate purchase price for the sale of the Shares and the EIL Shares under this Agreement (the “Consideration”) shall be the amount in USD equal to:
(a)the Base Consideration;
(b)plus the Cash Balances;
(c)minus the Third Party Debt; and
(d)minus the Working Capital Adjustment.
3.2Each Seller agrees that the Consideration shall be allocated among the Sellers in accordance with their respective Relevant Proportions (each Seller’s allocation being its “Relevant Allocation”), but the Buyer shall not be concerned with, or have any liability whatsoever to the Sellers with respect to, such allocation or for any failure by any Seller or any other person to allocate such sum among the Sellers (except to the extent the Buyer makes any instructions to the Paying Agent which are contrary to the provisions of this Agreement and specifically the terms of this Clause 3). The Sellers, including EIL in its capacity as the holder of the EIL Shares, agree that the Consideration attributable to the EIL Shares is USD [***]. All payments to be made to the Sellers in respect of the Consideration (other than the Stock Consideration) shall be made in USD by way of electronic transfer in immediately available funds on the due date for payment in accordance with this Agreement.
3.3The Consideration shall be satisfied as follows:
(a)at Completion:
(i)the Buyer shall, pursuant to the direction in Clause 3.4, pay an amount in cash equal to (A) the sum of each Seller’s Relevant Allocation of the Initial

Consideration and (B) the sum of all cash amounts payable pursuant to Clause 3.4 to the Paying Agent’s Bank Account, less any amounts agreed to be deducted under Clauses 3.3(a)(ii) to (v);
(ii)the Buyer shall deduct from the Relevant Allocation of the Initial Consideration payable in respect of each Seller under Clause 3.3(a)(i) an amount in cash equal to such Seller’s Relevant Allocation of the Completion Accounts Retention Amount, and instead pay the aggregate Completion Accounts Retention Amount to the Completion Accounts Retention Account;
(iii)the Buyer shall deduct from the Relevant Allocation of the Initial Consideration payable in respect of each Seller under Clause 3.3(a)(i) an amount in cash equal to such Seller’s Relevant Allocation of the Claims Retention Amount and instead pay the aggregate Claims Retention Amount to the Claims Retention Account;
(iv)the Buyer shall deduct from the Relevant Allocation of the Initial Consideration payable in respect of each of [***] and [***] under Clause 3.3(a)(i) an amount in cash equal to such Seller’s Holdback Consideration as set out in such Seller’s Holdback Agreement and instead pay the aggregate Holdback Consideration to the Holdback Consideration Retention Account in accordance with the terms of the Holdback Agreements; and
(v)the Buyer shall deduct from the Relevant Allocation of the Initial Consideration payable in respect of each Seller under Clause 3.3(a)(i) an amount equal to such Seller’s Relevant Allocation of the Stock Consideration Value, and instead shall procure that its transfer agent causes the number of shares of Buyer Stock having a value (based on the Buyer Stock Price) equal to such Seller’s Relevant Allocation of the Stock Consideration Value (such shares, the “Stock Consideration”) to be issued (in uncertificated book-entry form) to such Seller. The number of shares of Buyer Stock to be issued to each Seller as Stock Consideration under this Clause 3.3(a)(v) shall, subject to Clause 3.4 below, be rounded down to the nearest whole number; and
(b)following Completion, further payments (if any) shall be made as required in accordance with Clause 6 in connection with the Completion Accounts.
3.4No certificates representing fractional Buyer Stock will be issued hereunder, but in lieu thereof, the Buyer shall procure that at Completion each Seller that would otherwise be entitled to a fraction of a share of Buyer Stock (after aggregating all fractional shares of Buyer Stock that otherwise would be received by such Seller) shall receive an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (a) such fraction of a share of Buyer Stock and (b) the Buyer Stock Price. This cash payment (if any) shall be added to the Initial Consideration and shall be paid to the Paying Agent’s Bank Account at Completion in accordance with Clause 3.3(a)(i).
3.5Except as set out below, each Seller irrevocably and unconditionally directs and authorizes the Buyer to pay all cash amounts payable to it under this Agreement by the Buyer to the Paying Agent’s Bank Account on its behalf. To the extent that the Buyer is required to make a payment to a Seller and the Paying Agent is no longer operating the Paying Agent’s Bank Account on behalf of the Sellers, the payment shall be made directly to such Seller in accordance with Clause 25.1.

3.6Where any payment is made by any Seller or the Buyer in satisfaction of a liability arising under this Agreement (including the payment of any Due Amount to the Buyer from the Claims Retention Account), it shall to the extent lawful be treated by the Buyer and the Sellers as an adjustment to the Consideration paid to such Seller in respect of its Shares or EIL in respect of the EIL Shares, as applicable.
3.7The Consideration shall, subject to any further adjustment pursuant to Clause 3.6, be adopted for all Tax reporting purposes.
4.PRE-COMPLETION OBLIGATIONS
4.1During the period from the date of this Agreement to Completion each Seller shall perform its obligations as set out in Schedule 3.
4.2No later than ten (10) Business Days after the Buyer has notified the Seller Representative in writing that the last of the Regulatory Conditions is satisfied or waived, the Seller Representative shall provide the Buyer with a schedule in writing (the “Completion Schedule”) setting out the details of:
(a)the amount of the Paying Agent Completion Wire;
(b)the Estimated Cash Balances;
(c)the Estimated Third Party Debt;
(d)the Estimated Working Capital;
(e)the Initial Consideration;
(f)the amount of the estimated Transaction Bonuses (together with the applicable currency/ies and payee(s));
(g)the amount of the estimated Transaction Costs (together with the applicable currency/ies, payee(s) and account details); and
(h)each Seller’s Relevant Allocation of the Consideration, including each Seller’s Relevant Allocation of the Stock Consideration and the cash portion of the Consideration, together with reasonable supporting information for the calculation of the above items, for the Buyer’s review. The Seller Representative shall consult in good faith with the Buyer in respect of, and, if and to the extent agreed by the Seller Representative (acting reasonably and in good faith), incorporate, any reasonable comments of the Buyer in respect of the Completion Schedule. Following any changes that may result from such consultation (if and to the extent agreed by the Seller Representative (acting reasonably and in good faith)), such Completion Schedule shall be final and binding, except in the case of manifest error or misstatement.
4.3Unless otherwise directed by the Buyer in writing no later than five (5) Business Days prior to the Completion Date, effective as of the day immediately prior to the Completion Date, BETA US shall terminate the BETA US 401(k) Plan, and the Company shall provide the Buyer at least one day prior to Completion with resolutions duly adopted by the board of directors of BETA US evidencing such termination. The form and substance of such resolutions shall be subject to prior review and approval by the Buyer (such approval not to be unreasonably withheld, conditioned or delayed).

4.4Prior to the Completion Date, the Buyer shall, and [***] and [***] shall procure that each of their respective Related Sellers shall, enter into good faith discussions as to whether such Related Sellers will continue to work for, and be employed by, the Buyer Group post-Completion. If it is agreed that they will, such Related Seller and the relevant member of the Buyer Group shall enter into New Employment Agreements which, if entered into prior to Completion, shall become effective upon Completion.
4.5During the period from the date of this Agreement to Completion, the Sellers shall, and shall procure that the Group Companies and their respective directors, officers and employees shall, use their reasonable endeavours to give, the Buyer and its Representatives reasonable access during Working Hours, on reasonable advance written notice, but not so as to cause unreasonable disruption to the ongoing business of any Group Company, to such directors and employees and financial information, forecasts and other information (other than commercially sensitive information and materials, and any information or materials that are subject to any confidentiality restrictions in favour of third parties) to assist the Buyer in obtaining a valuation of the Indian assets in relation to the transaction value in the prescribed manner under Indian Tax laws to determine the applicability of Indian indirect transfer Tax provisions.
4.6Following the signing of this Agreement and prior to Completion, the Sellers shall amend the articles of association of BETA Greece to remove Article 7 par. 5 and effect the related announcement in the Greek commercial registry, and shall provide to the Buyer a copy of the minutes of the general meeting at which such amendment was approved.
4.7Prior to Completion, in respect of the Group’s lease of the Shanghai office premises, the Sellers shall use commercially reasonable endeavours to obtain the landlord’s written consent to the indirect change of control of the tenant arising as a result of Completion.
4.8During the period from the date of this Agreement to Completion, the Buyer shall use reasonable endeavours to prepare the Registration Statement and Prospectus such that the Registration Statement may be filed with the SEC promptly following Completion in accordance with Clause 11.3.
5.COMPLETION
5.1Completion shall be subject to the Conditions being satisfied (or waived) in accordance with Schedule 4.
5.2Completion shall take place electronically by the exchange of PDF copies, except for the transfer of the Shares, which shall take place at the offices of Homburger AG, Prime Tower, Hardstrasse 201, 8005 Zurich, Switzerland (or at any other place as agreed in writing by the Seller Representative and the Buyer) on:
(a)the fifteenth (15th) Business Day after the last of the Regulatory Conditions to be satisfied or waived is satisfied or waived, provided that, once the Completion Schedule is finalized, the Buyer may, by giving written notice to the Seller Representative, elect an earlier date, which date shall be no earlier than two (2) Business Days after delivery of such written notice to the Seller Representative in accordance with Clause 26; or
(b)any other date agreed in writing by the Seller Representative and the Buyer, such date being the “Scheduled Completion Date”, provided that unless the Buyer has agreed in writing, in no event shall Completion take place within the last two weeks of any fiscal quarter of the Buyer or the Buyer Group (in which event Completion shall instead take place on the first Business Day of the next fiscal quarter of the Buyer or the Buyer Group, subject to the Conditions being satisfied or waived in accordance with this Agreement as of such date).
5.3At Completion:
(a)each Seller shall do or procure the carrying out of all those things listed in paragraph 1 of Schedule 5; and
(b)the Buyer shall do or procure the carrying out of all those things listed in paragraph 2 of Schedule 5.
5.4All documents and items delivered and payments received in connection with Completion shall be held by the recipient to the order of the person delivering or making them subject to Clause 5.5.
5.5Without limiting each party’s obligations under Clause 5.3, simultaneously with:
(a)the delivery of all documents and items required to be delivered as Material Completion Obligations;
(b)the receipt of all payments required to be made;
(c)the receipt of the shares of Buyer Stock required to be issued; and
(d)the performance of all other obligations required to be performed as Material Completion Obligations at Completion,
(and in the case of Clause 5.7(b), other than any such delivery, payment or performance to the extent such is not practicable), all such documents, items and payments shall cease to be held to the order of the person delivering or making them, shall be released and Completion shall be deemed to have taken place.
5.6No party shall be obliged to complete the sale and purchase of any of the Shares or the EIL Shares unless the sale and purchase of all of the Shares and all of the EIL Shares is completed simultaneously.
5.7Without prejudice to any other rights and remedies a party may have, if the Buyer or any Seller does not comply with all of its Material Completion Obligations on the Scheduled Completion Date, the Buyer (in the case of non-compliance by any Seller) and the Seller Representative (in the case of non-compliance by the Buyer) shall each be entitled by notice in writing to each other party, at its discretion:
(a)to defer Completion to any subsequent Business Day falling not more than twenty (20) Business Days after the Scheduled Completion Date or any later date set for Completion in accordance with this Clause 5.7(a)(iii). In such event:
(i)if the deferral is the result of non-compliance by the Buyer, the Seller Representative may, at their election provide the Buyer with an updated Completion Schedule in accordance with the requirements of Clause 4.2 (other than in respect of timing), which shall then constitute the Completion Schedule for the purposes of this Agreement in lieu of any prior Completion Schedule;
(ii)if the deferral is the result of non-compliance by any Seller, the Sellers shall, if requested by the Buyer, upon such request provide the Buyer with an updated

Completion Schedule in accordance with the requirements of Clause 4.2 (other than in respect of timing), which shall then constitute the Completion Schedule for the purposes of this Agreement in lieu of any prior Completion Schedule; and
(iii)this Clause 5.7 shall also apply to Completion so deferred. The date for the deferred Completion shall be determined by the relevant party in good faith having regard, if applicable, to any reasonable time requirements for the Sellers to issue an updated Completion Schedule and for the Buyer to take such changes into account for the purposes of fulfilling its obligations under Clause 5.3;
(b)so far as practicable, to complete the sale and purchase of the Shares and the EIL Shares in accordance with Clause 5.3 and Schedule 5; or
(c)provided Completion has been deferred in accordance with Clause 5.7(a) at least once by the party in compliance, to terminate this Agreement by notice in writing to each other party, following which Clause 18 shall apply.
6.COMPLETION ACCOUNTS
6.1In respect of the Completion Accounts, the parties shall comply with the requirements set out in Schedule 9.
6.2Within five (5) Business Days, starting on the day after the Completion Accounts become binding in accordance with the provisions of Schedule 9, the following payments shall be made:
(a)if the Consideration is less than the Initial Consideration, the Sellers shall repay to the Buyer an amount in cash equal to such difference, in accordance with paragraph 2 of Schedule 11; or
(b)if the Consideration is greater than the Initial Consideration, the Buyer shall pay to the Sellers an amount in cash equal to such difference, in accordance with paragraph 2 of Schedule 11.
7.RETENTION ACCOUNTS
Each Seller and the Buyer shall perform its obligations as set out in Schedule 11.
8.POST-COMPLETION OBLIGATIONS
8.1The Buyer shall:
(a)as soon as reasonably practicable following Completion, procure, to the extent not paid on or prior to the Completion Date, the payment by each relevant Group Company of the Estimated Transaction Costs (subject to receipt of related invoices) to the persons entitled to such amounts;
(b)by no later than the next scheduled monthly payroll following Completion, procure, to the extent not paid on or prior to the Completion Date, the payment by each relevant Group Company of the Estimated Transaction Bonuses to the persons entitled to such amounts, provided that if such date is not at least five (5) Business Days following the Completion Date, such payment will occur in the next subsequently scheduled monthly payroll; and

(c)following Completion, procure, to the extent not already paid, the payment by each relevant Group Company of all other Transaction Costs and Transaction Bonuses promptly as they become due and payable (and in the case of Transaction Costs, subject to receipt of an invoice) to the persons entitled to such amounts, and the Buyer shall procure that each relevant Group Company shall deduct and withhold from any such payment such amount as the relevant Group Company is required by Law to deduct and withhold for, or on account of, Tax. The Buyer shall procure that each relevant Group Company accounts to the appropriate Tax Authority for amounts so deducted or withheld in accordance with applicable Law. The Buyer shall promptly provide the Seller Representative with reasonable evidence of all payments, deductions and withholdings made, and amounts accounted for to any Tax Authority, pursuant to this Clause 8.1.
8.2In respect of:
(a)Third Party Guarantees, each Seller shall use commercially reasonable efforts to ensure that, as soon as reasonably practicable after Completion, each Group Company is released from all Third Party Guarantees given by it to the extent it is in respect of personal obligations of such Seller or any Affiliate of such Seller; and
(b)Seller Guarantees, the Buyer shall, and shall procure that each Group Company shall, use commercially reasonable efforts to ensure that, as soon as reasonably practicable after Completion, each Seller is released from all Seller Guarantees given by it in respect of obligations of any Group Company including, without limitation to the extent within its powers by offering another person as a suitable replacement guarantor.
The Parties undertake to cooperate in order to identify the most appropriate solutions and to facilitate the replacement of the Third Party Guarantees and the Seller Guarantees.
8.3From Completion, each Seller agrees to be bound by the undertakings set forth in Schedule 12.
8.4Effective as of the Completion Date, the Buyer shall procure that all employees of the Group who participated in the BETA US 401(k) Plan as of immediately prior to Completion shall be eligible to participate in a 401(k) plan sponsored by the Buyer (any such plan, a “Buyer 401(k) Plan”) in accordance with the terms and conditions of such Buyer 401(k) Plan. The Buyer shall recognize all service employees had with any of the Group Companies for purposes of vesting under each Buyer 401(k) Plan and each Buyer 401(k) Plan shall accept the rollover of such employees’ balances from the BETA US 401(k) Plan, including, to the extent permitted by the Buyer 401(k) Plan, outstanding promissory notes relating to plan loans.
9.WARRANTIES AND UNDERTAKINGS OF THE SELLERS
9.1Each Seller severally (and not jointly and severally), subject to Clause 9.3 below, in proportion to such Seller’s Relevant Proportion warrants to the Buyer that each of the Warranties is true and accurate as at the date of this Agreement.
9.2Subject to and conditional upon Completion, each Seller severally (and not jointly and severally), subject to Clause 9.3 below, in proportion to such Seller’s Relevant Proportion warrants to the Buyer that:
(a)each of the Fundamental Warranties will be true and accurate as at Completion as if repeated immediately prior to Completion and on the basis that any reference made to the date of this Agreement (whether express or implied) in any Warranty shall be considered a reference to the Completion Date; and

(b)the Business Warranties and Tax Warranties will, collectively, be true and accurate as at Completion (as if repeated immediately prior to Completion and on the basis that any reference made to the date of this Agreement (whether express or implied) in any Warranty shall be considered a reference to the Completion Date) to such extent which, when taking into account all failures of any such Warranties to be true and accurate, does not have a Material Adverse Effect.
9.3Each Warranty in paragraph 2 of Schedule 6 is given by each Seller severally in respect of itself and its Shares only (and not in respect of any other Seller or any other Seller’s Shares), save that in the case of EIL, each Warranty in paragraph 2 of Schedule 6 is given by EIL severally in respect of itself and the EIL Shares only (and not in respect of any other Seller or any other Seller’s Shares).
9.4Each Warranty shall be construed as being separate and independent and shall not be expanded or limited by reference to any other matter or term of this Agreement, including the terms of any other Warranty. Each Warranty is qualified by any fact, matter, event or circumstance Disclosed in respect of that Warranty in the Disclosure Letter.
9.5Warranties qualified by the expression “so far as the Sellers are aware” (or any similar expression) are deemed to be given by each Seller only on the basis of the actual knowledge of each Seller as of the date of this Agreement, in each case after having made reasonable enquiries of the Knowledge Group.
9.6Notwithstanding any other provision of this Agreement, the provisions of this Clause 9 and Schedule 7 shall operate to limit, exclude, or qualify as the case may be, the liability of each Seller in respect of any Claim.
9.7Without limiting any claim for fraud, each Seller acknowledges and agrees that:
(a)the Buyer Warranties made by the Buyer and the warranties made by the Buyer in any other Transaction Document are the exclusive warranties made by the Buyer relating to the Buyer Group (including any warranty relating to financial condition, results of operations, assets or liabilities of the Buyer Group); and
(b)other than the Buyer Warranties and the warranties made by the Buyer in any other Transaction Document, the Buyer has disclaimed (and no Seller has not relied on) any other express or implied warranties made by any person with respect to the Buyer Group or otherwise with respect to the subject matter of this Agreement.
9.8The Sellers have not relied on the advice of the Buyer nor any of its Affiliates, nor any of their respective officers, directors, employees, consultants or professional advisors, and each Seller acknowledges that no such party has acted as a fiduciary to such Seller or offered deal arrangement services.
9.9Each Seller acknowledges and agrees that on and from Completion, except in the case of fraud and without prejudice to any matter agreed in the Transaction Documents, such Seller and such Seller’s Affiliates and Connected Persons have no rights or remedies against (and have not assigned any rights or remedies against) and the Seller shall not, and shall procure that such persons shall not, bring or make any claim, proceeding, suit or action:
(a)in connection with any information, opinion or advice supplied or given (or omitted to be supplied or given) in connection with any of the Transaction Documents against any current or former directors, officers, employees, and agents of any Group Company (each of whom shall be entitled to enforce this Clause 9.9 under the

Contracts (Rights of Third Parties) Act 1999) on whom it may have relied before agreeing to any terms of, or entering into, any Transaction Document; and
(b)against any Group Company in respect of any matter arising prior to or at Completion (including any dividends declared but unpaid), other than in respect of Permitted Rights, in each case with effect from Completion, and each such Seller hereby irrevocably releases, waives, forfeits and/or extinguishes (and shall procure that each of its Affiliates and Connected Persons releases, waives, forfeits and/or extinguishes) any such claim, proceeding, suit or action.
9.10During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Clause 18 and Completion, and subject to applicable Law, the Sellers shall procure that the Company gives, and causes its Representatives to give, the Buyer and its Representatives reasonable access during Working Hours, on reasonable advance written notice, but not so as to cause unreasonable disruption to the ongoing business of any Group Company, to such information of the Group Companies, other than commercially sensitive materials (including technical data to the extent commercially sensitive) or those subject to any confidentiality restrictions in favour of third parties, as and solely to the extent that the Buyer or its Representatives reasonably require in order to (i) comply with its obligations under this Agreement and / or (ii) plan for post-Completion integration; provided, that, all reasonable and documented out-of-pocket costs incurred by any Seller or any Group Company in so doing shall be for the account of the Buyer.
9.11Except for the Warranties, or any warranties made by Sellers in any other Transaction Document, none of the Sellers, any of their respective Affiliates, or any of their respective Representatives, has made, or is making, any warranty of any kind or nature whatsoever, oral or written, express or implied, relating to the Sellers, the Group Companies or any of their respective Affiliates to the Buyer or any of its Affiliates or their respective Representatives, and the Sellers, on behalf of themselves and their respective Affiliates, hereby disclaim any such other warranties, and no such person shall be liable in respect of the accuracy or completeness of any information provided to the Buyer or any of its Affiliates or their respective Representatives.
10.WARRANTIES AND UNDERTAKINGS OF THE BUYER
10.1The Buyer warrants to the Sellers that each of the Buyer Warranties is true and accurate as at the date of this Agreement and, subject to and conditional upon Completion, that each of the Buyer Fundamental Warranties will be true and accurate as at the Completion Date as if repeated immediately prior to Completion and on the basis that any reference made to the date of this Agreement (whether express or implied) in any Buyer Warranty shall be considered a reference to the Completion Date.
10.2Each of the Buyer Warranties shall be construed as being separate and independent and shall not be expanded or limited by reference to any other matter or term of this Agreement, including the terms of any other Buyer Warranty.
10.3Except for the Buyer Warranties, or warranties made by Buyer in any other Transaction Document, neither the Buyer nor any of its Affiliates, nor any of their respective Representatives, has made, or is making, any warranty of any kind or nature whatsoever, oral or written, express or implied, relating to the Buyer or any of its Affiliates to the Sellers or any of their respective Affiliates or their respective Representatives, and the Buyer, on behalf of itself and its Affiliates, hereby disclaims any such other warranties, and no such person shall be liable in respect of the accuracy or completeness of any information provided to the Sellers or any of the respective Affiliates or their respective Representatives.
10.4The Buyer:
(a)shall not agree to any waiver, amendment or variation of any term in the W&I Policy under which the W&I Insurer waives its rights to take subrogated action against the Sellers and its Affiliates and their respective officers, directors and employees upon the terms set out in the W&I Policy (except to the extent attributable to fraud by the Sellers) (the “W&I Subrogation Waiver”) (or do anything which has a similar effect) without the prior written consent of the Seller Representative;
(b)shall not novate or otherwise assign its rights with respect to the W&I Subrogation Waiver (or do anything which has similar effect) or do anything which causes the W&I Subrogation Waiver not to have full force and effect under its terms; and
(c)shall, without limitation to any right of the Seller separately to enforce such terms, use reasonable endeavours to enforce any W&I Subrogation Waiver, and the Policy shall expressly state that Sellers are third party beneficiaries of the W&I Subrogation Waiver with rights to enforce that waiver (provided, subject to Clause 10.5, that the W&I Policy may be amended or waived by the parties thereto without requiring the consent of any such third party), and the Buyer warrants to the Sellers as at the date of this Agreement that the Sellers’ solicitors have been provided with a genuine and complete copy of the substantially final version of the W&I Policy (including, for the avoidance of doubt, the W&I Subrogation Waiver).
10.5The Buyer shall not agree to any amendment or variation to, or waiver of any term of the W&I Policy which amendment, variation or waiver would increase the liability of a Seller under this Agreement or any other Transaction Document without the prior written consent of the Sellers; provided, however, for the avoidance of doubt, that the foregoing shall not in any way limit the Buyer’s or its Affiliates’ rights to notice, make, administer, adjust, negotiate or settle any claims under the W&I Policy (provided that any such settlement does not permit the W&I Insurer to take subrogated action against any Seller and/or any of its Affiliates or its or its Affiliates’ respective officers, directors and employees other than pursuant to the terms of the W&I Policy, including in the event of fraud by the Sellers).
10.6The Buyer shall comply with the terms of the W&I Policy and shall not transfer, novate, assign or otherwise alienate any of its rights thereunder (or do anything which has similar effect), or do anything or omit to do anything that causes or is expected to cause any right under the W&I Policy to lapse or otherwise not have full force or effect, in each case other than to the extent that such failure to comply, action or omission of the Buyer would not increase the liability of a Seller under this Agreement or any other Transaction Document, and other than in respect of providing notice, making, administering, adjusting, negotiating or settling any claim under the W&I Policy (provided that any such settlement does not permit the W&I Insurer to take subrogated action against any Seller and/or any of its Affiliates or its or its Affiliates’ respective officers, directors and employees other than pursuant to the terms of the W&I Policy, including in the event of fraud by the Sellers).
10.7The Buyer acknowledges and agrees that the Buyer is solely responsible for paying or procuring the payment of any premium, cost, fee, expense or Tax under or in connection with the W&I Policy.

10.8Without limiting any Claim for fraud, the Buyer acknowledges and agrees that:
(a)the Warranties made by the Sellers (as qualified by the Disclosure Letter) and any warranties made by Sellers in any other Transaction Document are the exclusive warranties made by the Sellers relating to the Sellers and any Group Company (including any warranty relating to financial condition, results of operations, assets or liabilities of the Group Companies);
(b)other than the Warranties, the Sellers have disclaimed (and the Buyer has not relied on) any other express or implied warranties made by any person with respect to the Sellers, any Group Company or otherwise with respect to the subject matter of this Agreement; and
(c)the Sellers are not, directly or indirectly, and no other person on behalf of the Sellers is, making any warranties regarding any pro-forma financial information, financial projections, estimates or budgets, future revenues, future results from operations or future cash flows, or, other than in respect of the impact of the Transaction as set out in the Warranties, the future condition (whether financial or other) of any Group Company or the businesses or assets thereof, or other forward-looking statements of any Group Company.
10.9The Buyer has not relied on the advice of the Sellers or their legal, tax or financial advisors. The Buyer acknowledges that any financial projections that may have been provided to it are based on assumptions of future operating results based on assumptions about certain events (many of which are beyond the control of the Sellers). The Buyer understands that no assurances or representations can be given that the actual results of the operations of any Group Company will conform to the projected results for any period.
10.10The Buyer acknowledges and agrees that on and from Completion except in the case of fraud and without prejudice to any matter agreed in the Transaction Documents:
(a)no Group Company shall have rights or remedies against (and has not assigned any rights or remedies against), and shall procure that no Group Company shall bring or make any claim, proceeding, suit or action against, any Seller in respect of any matter arising prior to or at Completion, other than in respect of Permitted Rights, in each case with effect from Completion, and the Buyer shall procure that each Group Company releases, waives, forfeits and/or extinguishes any such claim, proceeding, suit or action; and
(b)no member of the Buyer Group shall have any rights or remedies, and shall procure that no member of the Buyer Group shall bring or make any claim, proceeding, suit or action, against any current or former directors, officers, employees, and agents of any Group Company, except for any Seller or Related Seller, (each a “Released Person”) in connection with any information, opinion or advice supplied or given (or omitted to be supplied or given) in connection with any of the Transaction Documents, except to the extent expressly agreed in the Transaction Documents. Each Released Person shall be entitled to enforce this Clause 10.10(b) under the Contracts (Rights of Third Parties) Act 1999.
10.11As soon as reasonably practicable following Completion, the Buyer undertakes to the Sellers that it shall establish a retention pool for employees of the Group (other than the Sellers) with an aggregate dollar value equal to the aggregate of the Retention Pool Amount and the Seller Retention Pool Contribution (the “Retention Pool”). The Retention Pool shall be allocated as follows:

(a)an aggregate amount equal to the Retention Pool Amount shall be allocated to those employees of the Group (other than the Sellers) as nominated by the Buyer, provided that the Buyer shall consult with and take into account the reasonable requests of, the Seller Representative on the allocation of such portion of the Retention Pool; and
(b)an aggregate amount equal to the Seller Retention Pool Contribution shall be allocated to those employees of the Group (other than the Sellers) as nominated by the Seller Representative, provided that the Seller Representative shall consult with and take into account the reasonable requests of, the Buyer on the allocation of the Seller Retention Pool Contribution.
All payments from the Retention Pool to the employees of the Group shall be subject to deductions or withholdings for or on account of Tax as required by applicable Law. It is the intention of the parties that the Retention Pool is established promptly following the Completion Date subject to any applicable tax structuring discussions.
10.12For the period of six (6) years following Completion:
(a)the Buyer shall use commercially reasonable efforts to retain and maintain in accordance with its corporate policy related to preservation of records all books or records relating to the legal, regulatory, Tax or financial affairs of any Group Company (including any material notices, correspondence, books of account or other material documents or electronic records relating to such matters) in the possession or under the control of any Group Company as of Completion to the extent pertaining to any period prior to Completion (“Records”); and
(b)the Buyer shall, and shall procure that each other member of the Buyer Group shall, permit, upon reasonable advance written notice and during normal business hours, but not so as to cause unreasonable disruption to the ongoing business of any member of the Buyer Group, any Seller (or any Representative of any Seller) the right to inspect all Records but solely to the extent that the relevant Seller reasonably requires access to such Records to comply with Law or for other Tax, regulatory or accounting purposes, other than privileged materials, in each case subject to applicable Law and receipt of such undertakings as to confidentiality as the Buyer may reasonably require (and in the case of any Records that are subject to any confidentiality restrictions in favour of third parties, subject to the relevant Seller (or any Representative of such Seller) entering into back-to-back confidentiality undertakings on terms substantially consistent with the applicable confidentiality restrictions) and provided that all reasonable out-of-pocket costs incurred by the Buyer in so doing shall be for the account of the relevant Seller.
11.RESTRICTIONS ON BUYER STOCK; SHELF REGISTRATION
11.1The Buyer Stock issued pursuant to the terms of this Agreement will be issued in a transaction exempt from registration under the Securities Act (by reason of Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act and/or Regulation S promulgated under the Securities Act) and therefore may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. The Buyer Stock to be issued pursuant to the terms of this Agreement will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be offered, sold, pledged, assigned or otherwise transferred (a) other than pursuant to an effective registration statement with respect thereto under the Securities Act and any applicable U.S. state securities laws at such time or (b) an exemption from such registration exists, and in either case the Buyer receives an opinion of counsel to the Buyer or the holder of such securities (which counsel and opinion are reasonably satisfactory to the Buyer), that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated. The Buyer Stock issued hereunder will be noted with respect to such restrictions.
11.2Notwithstanding anything to the contrary in this Agreement, a Seller shall receive the Stock Consideration under Clause 3.3(a)(v) only if such Seller provides a duly completed Investor Suitability Questionnaire to allow the Buyer to issue the Buyer Stock to such person in a manner that satisfies the requirements of Rule 506 of Regulation D or Regulation S under the Securities Act, including certifications to the Buyer:
(a)(i) that such Seller is and will be, as of the Effective Time, an “accredited investor” (as such term is defined in Rule 501 of Regulation D under the Securities Act); (ii) as to the basis on which such Seller is an accredited investor; and (iii) that the Stock Consideration is being acquired for such Seller’s account for investment only and not with a view towards, or with any intention of, a distribution or resale thereof (a person who satisfies all of the preceding requirements, an “Accredited Investor”); or
(b)that such Seller is not, and will not be at the Effective Time, a U.S. Person as defined in Rule 902(k) of Regulation S under the Securities Act and is not acquiring the Stock Consideration for the account or benefit of any U.S. Person (a “Non-U.S. Person”), in each case, unless such requirements are waived in writing by the Buyer.
11.3Promptly, and in any event within five (5) Business Days following the Completion, the Buyer shall file with the SEC a shelf registration statement on Form S-3 or, if Form S-3 is not available to the Buyer, another appropriate form (including any amendments or supplements, the “Registration Statement”) and the prospectus (including any amendments or supplements, the “Prospectus”) forming part of the Registration Statement in compliance with Rule 415 under the Securities Act covering the resale on a continuous basis of all of the Registrable Securities. Such Registration Statement shall be an “automatic resale registration statement” as defined pursuant to Rule 462(e) if the Buyer so qualifies, and to the extent the Buyer does not so qualify, the Buyer shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as soon as reasonably practicable after such Registration Statement is filed with the SEC. The Buyer shall use commercially reasonable efforts to keep the Registration Statement effective for a period of one year following the Completion Date or, if sooner, the date on which all shares of the Buyer Stock subject to the Registration Statement cease to be Registrable Securities hereunder.
11.4As a condition to its obligations under Clause 11.3, the Buyer may require each Holder of Registrable Securities as to which any registration is being effected to (a) furnish the Buyer with such information regarding such person that is necessary to satisfy the disclosure requirements relating to the registration and the distribution of such securities under the Securities Act and the rules and regulations promulgated thereunder as the Buyer may from time to time reasonably request in writing, including a properly completed and executed Selling Holder Questionnaire (which shall include acknowledgment of the Holder of Registrable Securities’ obligations hereunder and under the applicable securities laws as shall be reasonably necessary to facilitate the resale of the Registrable Securities), and (b) promptly notify the Buyer in writing of any changes in the information set forth in the applicable Selling Holder Questionnaire after it is prepared regarding the Holder of Registrable Securities. The Registration Statement and Prospectus shall only include the Registrable Securities of Buyer Stock recipients for whom the Buyer has received properly completed Selling Holder Questionnaires on or before the third (3rd) Business Day prior to the Completion Date. None of the information supplied (or to be supplied) by or on behalf of any of the Holders of Registrable Securities for inclusion or incorporation by reference in the applicable Registration

Statement or Prospectus will, at the time the Registration Statement becomes effective under the Securities Act (or with respect to any post-effective amendments or supplements thereto, at the time such post-effective amendments or supplements become effective under the Securities Act), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. For the purposes of this Clause 11, a “Holder of Registrable Securities” refers solely to a Seller that is a holder of Registrable Securities as of or following the Completion Date.
11.5The Buyer shall have the right at any time, upon notice (with immediate effect) to the Holders of Registrable Securities, to (a) delay the filing of the Registration Statement or a request for acceleration of the effective date for the shortest period of time reasonably possible, but in no event more than sixty (60) days, which delay cannot occur more than two (2) times in any one-year period, or (b) suspend the use of the Registration Statement or the Prospectus after effectiveness and require that the Holders of Registrable Securities immediately cease sales of shares pursuant to any Registration Statement or Prospectus in the event that (i) the Buyer is or may be in possession of material non-public information, the failure of which to disclose in the Registration Statement or the Prospectus could result in a violation of securities laws, (ii) there is a contemplated financing, acquisition, disposition, corporate reorganization, merger, or other similar transaction or other material event or circumstance affecting the Buyer or its securities or (iii) any other event occurs that makes any statement of a material fact made in such Registration Statement or Prospectus, including any document incorporated by reference therein, untrue or that requires the making of any additions or changes in such Registration Statement or Prospectus in order to make the statements therein not misleading.  If the Buyer suspends the use of the Registration Statement or Prospectus and requires the Holders of Registrable Securities to cease sales of shares pursuant to this Clause 11.5, the Buyer shall, as promptly as reasonably practicable following the termination of the circumstance which entitled the Buyer to do so, take such actions as may be reasonably necessary to terminate such suspension and give written notice to all Holders of Registrable Securities authorizing them to resume sales pursuant to such Registration Statement and the Prospectus. If as a result thereof any Registration Statement or Prospectus has been amended to comply with the requirements of the Securities Act, the Buyer shall enclose such revised Registration Statement or Prospectus with the notice to Holders of Registrable Securities given pursuant to this Clause 11.5, and the Holders of Registrable Securities shall make no offers or sales of shares pursuant to such Registration Statement other than by means of such revised Prospectus. The Buyer need not specify the nature of the event giving rise to any delay or suspension in any notice to Holders of Registrable Securities. The provisions of this Clause 11.5 shall be in addition to any employee insider trading or similar policies of general application maintained by Buyer as may be applicable to a Holder of Registrable Securities that is an employee of Buyer.
11.6With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, following Completion for so long as any Registrable Securities remain outstanding, the Buyer agrees to use its commercially reasonable efforts to:
(a)file with the SEC in a timely manner all periodic reports required of the Buyer under the Exchange Act; and
(b)furnish at the Buyer’s expense legal opinions or instruction letters regarding the removal of restrictive legends in connection with a sale under Rule 144.
11.7The Buyer’s obligations under this Clause 11 shall terminate one year following the Completion Date.

12.SELLER REPRESENTATIVE
12.1Subject to Clause 12.3, each Seller hereby irrevocably appoints NAMID Ltd to act as its representative in respect of any matters which this Agreement identifies are to be done by the Seller Representative or on such Seller’s behalf, including (without limitation) for the purpose of:
(a)delivering payment instructions to the Buyer in connection with the payment of the Consideration;
(b)accepting notices on its behalf in accordance with Clause 26;
(c)granting any consent, waiver or approval as specified under this Agreement;
(d)agreeing the Completion Accounts in accordance with Schedule 9; and/or
(e)executing joint instructions to the Retention Agent.
12.2The Seller Representative shall consult with each Seller and take into account the views of each Seller before taking any steps or actions or deciding not to take any steps or actions in accordance with the authority granted to the Seller Representative under this Agreement.
12.3If the Sellers agree in writing to appoint another person to fill the role of Seller Representative, the Sellers shall promptly notify the Buyer of the identity of such other person, following which such other person shall be the Seller Representative for the purposes of this Agreement.
12.4If there is no Seller Representative at any time, references to the Seller Representative in this Agreement (except in this Clause 12) will be construed as references to the Sellers collectively.
12.5Each Seller:
(a)agrees that the Seller Representative, in exercising the powers and authorities conferred by this Clause 12 and/or the Transaction Documents upon such Seller Representative, shall not be acting, or be construed as acting, as the agent or trustee on behalf of any Seller;
(b)agrees that the Seller Representative shall be entitled to take any and all actions that may be necessary or desirable, as determined by the Seller Representative in its sole discretion in carrying out any steps or actions required by it under this Agreement, and shall have no liability whatsoever to any Seller in relation to the exercise of those powers and authorities, except in the case of fraud by the Seller Representative; and
(c)agrees that it shall be bound by any steps or actions taken or any agreement entered into by the Seller Representative to the extent it was acting in accordance with a power granted to it under this Agreement.
12.6The Buyer shall (a) be entitled to deal exclusively with the Seller Representative on all matters relating to this Agreement and the other Transaction Documents (with respect to matters regarding the Sellers) which are set out herein as being a matter which the Seller Representative is entitled to deal with and (b) have the right to rely, without independent investigation or verification, upon all decisions, communications or writings made, given or executed by the Seller Representative (with respect to matters regarding the Sellers) and actions taken or omitted to be taken by the Seller Representative pursuant to this Agreement, in each case to the extent within the Seller Representatives’ powers in accordance with this

Agreement. Each Seller agrees not to institute any action, proceeding, or claim against the Buyer, the Buyer Group or any of their respective Representatives alleging that the Seller Representative did not have the authority to act on behalf of each Seller in connection with any such action, omission or execution.
13.MATTERS AMONG THE SELLERS
13.1Each Seller irrevocably and unconditionally:
(a)agrees that the allocation of the Consideration between the Sellers in accordance with Clause 3.2 is in accordance with the Company’s Organizational Documents, and accordingly each Seller agrees and consents to the allocation of the Consideration as set out in this Agreement and its respective Relevant Allocation of the Consideration and waives any rights it may have under any agreement governing the distribution of proceeds on any sale of all or any part of the share capital of the Company;
(b)agrees and consents to the entering into of this Agreement and the Transaction and releases each other Seller from any breach by such Seller of any part of the Company’s Organizational Documents, by reason of the entering into of this Agreement or any of the Transaction Documents or the consummation of any part of the Transaction; and
(c)agrees that no other Seller shall have any liability to it to settle or make payment towards any Tax liability arising on the consideration receivable by it (in whatever form), and that it has not been induced by, or relied on any, representation or warranty in relation to any Taxation payable or Relief which may be available, made by any other Seller.
14.SELLER ACKNOWLEDGEMENTS
14.1Each Seller acknowledges that neither the Group Companies nor any of their affiliates, any of their respective officers, directors, employees, consultants or professional advisers (together, the “Company Parties”) are acting as a fiduciary or financial adviser or investment adviser to such Seller, or have offered deal arrangement services, and have not given such Seller any investment advice, opinion, recommendation or other information on whether the sale of their Shares is prudent.
14.2Each Seller acknowledges that if they wish to be advised on the terms of the sale or purchase of their Shares or otherwise then they must seek their own advice, and in particular tax advice, from a suitably qualified professional.
14.3Each Seller acknowledges that:
(a)the Company and/or the Buyer currently may have, and later may come into possession of, information with respect to the Company that is not known to the Seller and that may be material to a decision to sell their Shares (“Excluded Information”);
(b)they have determined to sell their Shares notwithstanding their lack of knowledge of the Excluded Information;
(c)none of the Company Parties shall have any liability to the Seller, and the Seller hereby irrevocably waives and releases any and all claims that they might have against any of the Company Parties, respectively, whether under applicable securities laws or otherwise, with respect to the non-disclosure of such Excluded Information in connection with any sale of their Shares and the transactions contemplated by this Agreement;

(d)the Company Parties have not made any representations or warranties in connection with the sale of any Shares and they are not relying on any Company Party in making any decision to sell; and
(e)they have received all the information they consider necessary or appropriate for deciding whether to enter into this Agreement and have had an opportunity to ask questions and receive full answers from the Company concerning, among other things, its financial condition, its management, its prior activities and any other information which they consider relevant or appropriate.
15.INDEMNITIES
15.1Each Seller (severally, and not jointly and severally, in proportion to such Seller’s Relevant Proportion) undertakes to indemnify, and to keep indemnified, the Buyer and each member of the Buyer Group against, and to pay on demand (on a dollar for dollar basis) all losses which are suffered or incurred by any of them arising as a result of the following matters:
(a)any Business Warranty Claim, Tax Warranty Claim or Fundamental Warranty Claim; and
(b)any claim by or on behalf of any current, former or purported security holder of any Group Company against the Buyer or any Group Company with respect to the transactions contemplated by this Agreement, including any claim that such person is entitled to receive, in respect of securities held or alleged to be held by such person in any Group Company, any amounts in excess of the amounts indicated in the Completion Schedule.
16.TAX COVENANT
The provisions of Schedule 8 shall apply with effect from Completion (except for paragraph 6 of Schedule 8, which shall apply with effect from the date of this Agreement).
17.CONFIDENTIALITY AND ANNOUNCEMENTS
17.1Subject to Clause 17.4, each party:
(a)shall treat, and shall procure that its Affiliates treat, as strictly confidential:
(i)the provisions of this Agreement and the other Transaction Documents (including the identities of the parties to such agreements), their subject matter and any documents referred to therein, and the process of their negotiation; and
(ii)in the case of each Seller, any information received or held by such Seller or any of its Representatives which relates to (x) the Buyer Group or (y) following Completion, any Group Company; and
(iii)in the case of the Buyer, any information received or held by the Buyer Group which relates to any of the Sellers,
(together “Confidential Information”); and
(b)shall not, and shall procure that its Affiliates shall not, except with the prior written consent of the party to whom the Confidential Information relates (which shall not be unreasonably withheld or delayed), make use of (except for the purposes of performing its obligations or exercising its rights under this Agreement or any other Transaction Document or in the case of any Affiliate of a Seller, in the performance of his/her duties as an employee of any Group Company or any member of the Buyer Group) or disclose to any person (other than its Representatives in accordance with Clause 17.2) any Confidential Information.
17.2Each party undertakes that it shall, and it shall procure that its Affiliates shall, only disclose Confidential Information to its Representatives where it is reasonably required for the purposes of performing its obligations or exercising its rights under this Agreement or any other Transaction Document and only where such recipients are informed of the confidential nature of the Confidential Information and the provisions of this Clause 17 and instructed to comply with this Clause 17 as if they were a party to it.
17.3No party shall (and shall procure that each of its Affiliates and, in the case of the Sellers, the Group Companies shall not) make any public announcement or other public statements (including in any media interviews, conferences, investor or analyst meetings, professional or trade publications, any print media) concerning the subject matter of this Agreement without the prior written consent of the Buyer on the one hand and the Seller Representative on the other (which consent shall not be unreasonably withheld, delayed or conditioned), except:
(a)as such announcement or statement may be required by applicable Law or the rules or regulations of any applicable securities exchange or other Authority to which the relevant party is subject, in which case the party required to make the announcement or statement will use its reasonable efforts to allow each other party reasonable time to comment on such announcement or statement in advance of such release or issuance;
(b)to the extent such announcement or statement contains information that is consistent with any other announcement or statement previously issued or made in accordance with this Clause 17.3.
17.4Clauses 17.1, 17.2 and 17.3 shall not apply if and to the extent:
(a)the information was in the public domain before it was received by the relevant party or, after it was received by the relevant party, entered the public domain other than as a result of a breach of this Agreement by any party (or its Representatives) (provided, that the foregoing will not apply to information described in Clauses 17.1(a)(i) or 17.1(a)(ii)(y));
(b)the party using or disclosing Confidential Information or making such announcement:
(i)can demonstrate that such disclosure or announcement is required by Law or by any Authority having applicable jurisdiction; or
(ii)is disclosing such Confidential Information to a Tax Authority for the purposes of the efficient management of the Tax affairs of the disclosing Party or an Affiliate of the disclosing Party; or
(c)disclosure is made by the Buyer to the W&I Insurer, provided such information is disclosed on a confidential basis.
17.5The provisions of this Clause 17 shall survive termination of this Agreement or Completion, as the case may be.
17.6Notwithstanding anything to the contrary in this Clause 17, the Buyer shall be permitted to make any public statements regarding this Agreement and the Transaction as the Buyer, in its reasonable discretion, may determine appropriate (including in any media interviews, conferences, investor or analyst meetings, professional or trade publications, any print media or securities or stock exchange filings), provided that any such public statement shall not name or otherwise refer to, any Seller, any Seller’s Related Persons or any Seller’s ultimate beneficial owner(s) or controllers.
18.TERMINATION
18.1Written notice to terminate this Agreement may be given:
(a)by the Buyer or the Seller Representative in accordance with Clause 18.2 or paragraph 1.15 of Schedule 4; or
(b)by either the Buyer or the Seller Representative in accordance with Clause 5.7(c).
18.2If any Regulatory Condition:
(a)is not satisfied (or waived in accordance with this Agreement) by the Longstop Date; or
(b)otherwise becomes incapable of being satisfied due to a final, non-appealable Order issued by an Authority of competent jurisdiction prohibiting the consummation of the Transaction (and is not waived in accordance with this Agreement), then either the Seller Representative or the Buyer may by notice to the other party terminate this Agreement; provided that the Seller Representative will not be entitled to terminate this Agreement pursuant to this Clause 18.2 in the event any Seller has materially breached any of its obligations under Schedule 4 or the warranties in paragraphs 2.4, 3.5 or 13.4 of Schedule 6 (provided that for these purposes, each such warranty shall be deemed to be qualified in all respects by the expression “so far as the Sellers are aware”), in any such case, where such breach is a substantial cause of the failure of any Regulatory Condition to be satisfied by the Longstop Date or otherwise becoming incapable of being satisfied.
18.3If notice of termination is given in accordance with Clause 18.1 or 18.2, then this Agreement shall cease to have effect immediately upon delivery of such notice of termination, except that the Surviving Provisions and any rights or liabilities that have accrued prior to that time shall continue in full force and effect.
19.FURTHER ASSURANCE
Each party shall execute and deliver or procure the execution and delivery of, all such documents, and shall do all such things, as any other party may reasonably require for the purpose of giving full effect to the provisions of this Agreement and to secure for each party the full benefit of the rights, powers and remedies conferred upon it under this Agreement.
20.ENTIRE AGREEMENT AND REMEDIES
20.1This Agreement and the other Transaction Documents together set out the entire agreement between the parties relating to the subject matter of this Agreement and the matters described in the other Transaction Documents and, save to the extent expressly set out in this Agreement or any other Transaction Document, supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto.

20.2Each party acknowledges and agrees that in entering into this Agreement and the Transaction Documents it has not relied and is not relying on, and shall have no claim or remedy in respect of, any statement, representation, warranty, undertaking, assurance, promise, understanding or other provision made, whether by a party to this Agreement or not, whether written or oral, express or implied and whether negligently or innocently made, which is not expressly set out in this Agreement or any other Transaction Document.
20.3Save as expressly set out in this Agreement (including paragraph 1.5 of Schedule 12) or any other Transaction Document, the only right or remedy of any party in relation to any statement, representation, warranty, undertaking, assurance, promise, understanding or other provision set out in this Agreement or any other Transaction Document shall be for breach of this Agreement or the relevant Transaction Document to the exclusion of all other rights and remedies (including those in tort or arising under statute) and, in respect of any breach of this Agreement or any Transaction Document, the only remedy shall be a claim for damages in respect of such breach. Save as expressly set out in this Agreement, no party shall be entitled to rescind or terminate this Agreement in any circumstances whatsoever at any time, whether before or after Completion, and each party waives any rights of rescission or termination it may have.
20.4If there is any conflict between the terms of this Agreement and any other agreement, this Agreement shall prevail (as between the parties to this Agreement and as between each Seller and any of its Affiliates on the one hand and any members of the Buyer Group on the other) unless:
(a)such other agreement expressly states that it overrides this Agreement in the relevant respect; and
(b)each Seller and the Buyer are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Agreement in that respect.
20.5Except where expressly provided otherwise, the rights, powers, privileges and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers, privileges or remedies provided by Law.
20.6Nothing in this Agreement shall exclude or limit any liability for or remedy in respect of fraud.
21.POST-COMPLETION EFFECT OF AGREEMENT
21.1Notwithstanding Completion, each provision of this Agreement and any other Transaction Document not performed at or before Completion but which remains capable of performance (including those provisions which are expressly stated to survive termination of this Agreement), the Warranties and all covenants, indemnities and other undertakings and assurances contained in or entered into pursuant to this Agreement or any other Transaction Document will remain in full force and effect and, except as otherwise expressly provided, without limit in time.
21.2Notwithstanding anything to the contrary herein, other than in the event of fraud, if the Transaction is completed:
(a)the Buyer Warranties that are not Buyer Fundamental Warranties shall expire and be of no further force or effect as of the Completion; and
(b)the Buyer Fundamental Warranties shall survive for a period of five (5) years from the Completion Date; provided no Seller shall have recourse against the Buyer if (i) the

Buyer has satisfied its obligations set forth in paragraph 2.1(a) to (e) (inclusive) of Schedule 5 and (ii) the Stock Consideration, when issued, is duly authorised, validly issued, fully paid and nonassessable and, subject to securities Laws, free of any Encumbrance (other than any Encumbrances imposed by or created as a result of the circumstances of the Sellers).
22.WAIVER AND VARIATION
22.1A failure or delay by a party to exercise any right or remedy provided under this Agreement or by Law, whether by conduct or otherwise, shall not constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Agreement or by Law, whether by conduct or otherwise, shall preclude or restrict the further exercise of that or any other right or remedy.
22.2A waiver of any right or remedy under this Agreement shall only be effective if given in writing and shall not be deemed a waiver of any subsequent breach or default. It is acknowledged and agreed that the Seller Representative may waive any right or remedy under this Agreement on behalf of the Sellers.
22.3A party that waives a right or remedy provided under this Agreement or by Law in relation to another party does not affect its rights in relation to any other party.
22.4No variation or amendment of this Agreement shall be valid unless it is in writing and duly executed by the Buyer and each of the Sellers. Unless expressly agreed between the Buyer and the Sellers, no variation or amendment shall constitute a general waiver of any provision of this Agreement, nor shall it affect any rights or obligations under or pursuant to this Agreement which have already accrued up to the date of variation or amendment and the rights and obligations under or pursuant to this Agreement shall remain in full force and effect except and only to the extent that they are varied or amended.
23.INVALIDITY
Where any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Laws of any jurisdiction then such provision shall be deemed to be severed from this Agreement and, if possible, replaced with a lawful provision which, as closely as possible, gives effect to the intention of the parties under this Agreement and, where permissible, that shall not affect or impair the legality, validity or enforceability in that, or any other, jurisdiction of any other provision of this Agreement.
24.ASSIGNMENT
24.1Except as provided in this Clause 24 or as the parties specifically agree in writing, no person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it.
24.2Subject to Clause 24.3, the Buyer may assign the benefit of (and in the case of Clause 24.2(a), charge or otherwise grant security over) this Agreement and/or of any other Transaction Document to which it is a party, in whole or in part, to, and it may be enforced by:
(a)any member of the Buyer Group or any Affiliate of the Buyer (provided if any assignee under this Clause 24.2(a) ceases to be a member of the Buyer Group or an Affiliate of the Buyer, any rights under this Agreement and/or any other Transaction Document which have been assigned to it shall be promptly assigned to, or made the subject of a trust in favour of, another member of the Buyer Group or an Affiliate of the Buyer); or
(b)any bank or financial institution lending money or making other banking facilities available to the Buyer for the acquisition of the Shares, by way of security, or any refinancing thereof.
24.3Any assignment made pursuant to Clause 24.2 or 24.3 shall be on the basis that:
(a)each Seller may discharge its obligations under this Agreement to the assignor until it receives notice of the assignment;
(b)the liability of each Seller to any assignee shall not be greater than its liability to the Buyer; and
(c)the Buyer will remain jointly and severally liable for any obligations under this Agreement.
24.4This Agreement shall be binding on and continue for the benefit of the successors and assignees of each party.
25.PAYMENTS, SET OFF AND DEFAULT INTEREST
25.1Except as otherwise provided in this Agreement, any payment to be made pursuant to this Agreement by the Buyer to any Seller shall be made to the Bank Account of such Seller and any payment to be made pursuant to this Agreement by any Seller to the Buyer shall be made to the Bank Account of the Buyer, in each case by way of electronic transfer in immediately available funds on or before the due date for payment. Receipt of such sum in such account on or before the due date for payment shall be a good discharge by the payer of its obligation to make such payment.
25.2Subject to Clause 25.4, all payments made by any party under this Agreement, or any other Transaction Document, shall be made free from any set-off, counterclaim or other deduction or withholding of any nature whatsoever, except for deductions or withholdings required to be made by Law. If any such deductions or withholdings for or on account of Tax are required by Law to be made from any payments payable by any Seller(s) under this Agreement in respect of any Tax Covenant Claim, any indemnity or for breach of this Agreement (other than any payment of interest) the amount of the payment shall be increased by the Seller(s) by such amount as will, after the deduction or withholding has been made, leave the Buyer or relevant member of the Buyer Group with the same net after-tax amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.
25.3If any sum payable under this Agreement by any Seller(s) under this Agreement in respect of any Tax Covenant Claim (other than any payment of interest) is subject to Tax in the hands of the Buyer or relevant member of the Buyer Group (as applicable) (or would be subject to Tax but for the availability of a Relief) (other than by deduction or withholding), the Seller(s) shall pay such additional amount as shall ensure that the net after-tax amount received by the Buyer or relevant member of the Buyer Group (as applicable) shall be the amount that the payee would have received if the payment had not been subject to Tax.
25.4To the extent that the Buyer shall have transferred (by whatever means, including by way of a declaration of trust or anything that amounts in substance to a transfer) the benefit in whole or in part of this Agreement or shall have changed its tax residence or the permanent establishment to which the rights under this Agreement are allocated then the liability of the

Seller(s) under Clauses 25.2 and 25.3 shall be limited to that (if any) which it would have been had no such transfer or change taken place.
25.5Where any Seller or the Buyer default in the payment when due of any damages or other sum payable by virtue of this Agreement or any other Transaction Document the liability of such Seller or the Buyer (as the case may be) shall be increased to include an amount equal to interest on such sum from the date when payment is due to the date of actual payment (both before and after judgment) at that annual rate which is 2.5% per annum above the base lending rate of HSBC Bank plc from time to time in effect during such period. Such interest shall accrue from day to day and be compounded quarterly and shall be payable without prejudice to any other remedy available to any other party (as the case may be) in respect of such default.
26.NOTICES
26.1Any notice or other communication given under this Agreement or in connection with the matters contemplated herein shall, except where otherwise specifically provided, be in writing in the English language, addressed as provided in Clause 26.2 and served:
(a)by hand to the relevant address, in which case it shall be deemed to have been given upon delivery to that address provided that any notice delivered outside Working Hours shall be deemed given at the start of the next period of Working Hours;
(b)by courier (or if from any place outside the country where the relevant address is located, by air courier) to the relevant address, in which case it shall be deemed to have been given three (3) Business Days after its delivery to a representative of the courier; or
(c)by e-mail to the relevant email address, in which case it shall, subject to no automated notification of delivery failure being received by the sender, be deemed to have been given when sent provided that any email sent outside Working Hours shall be deemed given at the start of the next period of Working Hours.
26.2Notices under this Agreement shall be sent for the attention of the person and to the address or e-mail address, subject to Clause 26.3, as set out below:
For the Seller Representative:
Name:    NAMID Ltd
For the attention of:    Dimitrios Angelis
Address:    Sterling House, Fulbourne Road,
    London E17 4EE, United Kingdom
E-mail address:    [***]

with a copy (which shall not constitute notice) to:

Name:    Milbank LLP
For the attention of:    Dr. Michael Bernhardt
Address:    Mainzer Straße 74, 60311 Frankfurt am Main, Germany
E-mail address:    mbernhardt@milbank.com

For the Buyer:
Name:    Cadence Design Systems, Inc.
For the attention of:    Office of the General Counsel and Brent Nesbitt

Address:    2655 Seely Avenue, Building 5
    San Jose, California 95134, United States of America
E-mail address:    [***] and [***]

with a copy (which shall not constitute notice) to:

Name:    Latham & Watkins LLP
For the attention of:    Mark Bekheit; Emily Cridland
Address:    140 Scott Drive
    Menlo Park, California 94025, United States of America
E-mail address:    Mark.Bekheit@lw.com and Emily.Cridland@lw.com

26.3Any party to this Agreement may notify each other party of any change to its address or other details specified in Clause 26.2 provided that such notification shall be in writing and only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later.
27.COSTS
27.1Except as otherwise provided in this Agreement, each party shall bear its own costs and expenses arising out of or in connection with the preparation, negotiation and implementation of this Agreement and all other Transaction Documents.
27.2The Buyer shall bear and pay all stamp duty, stamp duty reserve tax, stamp duty land tax and any other similar documentary, registration or transfer Taxes arising as a result of the execution of this Agreement or the transfer of Shares pursuant to this Agreement except in the case of breach of the Warranties set out in paragraph 2.9, 2.10, 2.11 or 17 of Schedule 6 in which case the Seller(s) will be responsible for any Swiss securities transfer stamp duty (Umsatzabgabe) pursuant to the Swiss Stamp Duty Act and associated interest and penalties resulting from or in connection with such breach of Warranty.
27.3The Buyer shall bear and pay all fees and expenses charged by the Paying Agent in connection with serving as Paying Agent and/or Retention Agent in connection with the Transaction.
28.RIGHTS OF THIRD PARTIES
28.1The specified third party beneficiaries of the undertakings referred to in Clauses 9.9(a) and 10.10(b) shall, in each case, have the right to enforce the relevant terms by reason of the Contracts (Rights of Third Parties) Act 1999.
28.2Except as provided in Clause 28.1, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.
28.3Each party warrants to each other party that their respective rights to terminate, rescind or agree any amendment, variation, waiver or settlement under this Agreement are not subject to the consent of any person that is not a party to this Agreement.
29.COUNTERPARTS
This Agreement may be executed in any number of counterparts. Each counterpart shall constitute an original of this Agreement but all the counterparts together shall constitute but one and the same instrument.

30.GOVERNING LAW AND JURISDICTION
30.1This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales.
30.2The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any Disputes (except as provided in paragraph 3 of Schedule 9), and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum.
30.3For the purposes of this Clause, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance, breach or termination of this Agreement and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement.
31.PROCESS AGENT
Without prejudice to any other permitted mode of service, the parties agree that service of any claim form, notice or other document for the purpose of or in connection with any action or proceeding in England or Wales arising out of or in any way relating to this Agreement shall be duly served upon the Buyer if it is delivered personally or sent by recorded or special delivery post (or any substantially similar form of mail) to Maxis 1, Western Rd, Bracknell RG12 1RT, United Kingdom, marked for the attention of Cadence Design Systems Limited or such other person and address in England or Wales as such party shall notify all the other parties in writing from time to time, whether or not such claim form, notice or other document is forwarded to the Buyer or received by the Buyer.

SCHEDULE 1
PARTICULARS OF THE SELLERS
Part 1

	(1) Seller Name (Related Seller Name)	(2) Address	(3) Email address	(4) Number and Class of Shares held	(5) Relevant Proportion
1.	Ellandron Investments Ltd. ([***])	[***]	[***]	[***]	[***]%
2.	Acronym International Ltd. ([***])	[***]	[***]	[***]	[***]%
3.	ELUCO Holding AG ([***])	[***]	[***]	[***]	[***]%
4.	KIUPI Ltd. ([***])	[***]	[***]	[***]	[***]%
5.	NAMID Ltd. ([***])	[***]	[***]	[***]	[***]%
	TOTAL			4,100,008 ordinary shares 32 preferential shares	[***]%

Part 2

	(1) Name (Related Seller Name)	(2) Address	(3) Email address	(4) Number EIL Shares held	(5) Relevant Proportion
1.	Ellandron Investment Ltd. ([***])	[***]	[***]	[***]	[***]%
	TOTAL			7,820 ordinary shares	[***]%

SCHEDULE 2
PARTICULARS OF THE COMPANY AND THE SUBSIDIARIES
Part 1
The Company

Company Name	BETA CAE Systems International AG
Registered Number	[***]
Registered Office	[***]
Date and Place of Incorporation	[***]
Directors	[***]
Secretary	[***]
Authorized Share Capital	[***]
Issued Share Capital	[***]
Shareholders and Shares Held	[***]
Accounting Reference Date	[***]
Auditors	[***]
Tax Residence	[***]

Part 2

The Subsidiaries

Company Name:	[***]
Registered Number:	[***]
Registered Office:	[***]
Date and Place of Incorporation:	[***]
Directors:	[***]
Secretary:	[***]
Authorized Share Capital:	[***]
Issued Share Capital:	[***]
Shareholders and Shares Held:	[***]
Accounting Reference Date:	[***]
Auditors:	[***]
Tax Residence:	[***]

Company Name:	[***]
Registered Number:	[***]
Registered Office:	[***]
Date and Place of Incorporation:	[***]
Directors:	[***]
Secretary:	[***]
Authorized Share Capital:	[***]
Registered Share Capital:	[***]
Shareholders and Shares Held:	[***]
Accounting Reference Date:	[***]
Auditors:	[***]
Tax Residence:	[***]

Company Name:	[***]
Economic and Administrative Index (REA) Number:	[***]
Registered Number	[***]
Registered Office:	[***]
Date and Place of Incorporation:	[***]
Directors:	[***]
Secretary:	[***]
Authorized Share Capital:	[***]
Issued Share Capital:	[***]
Shareholders and Quotas Held:	[***]
Accounting Reference Date:	[***]
Auditors (organo di controllo):	[***]
External auditor (revisore legale)	[***]
Tax Residence:	[***]

Company Name:	[***]
Registered Number:	[***]
Registered Office:	[***]
Date and Place of Incorporation:	[***]
Directors:	[***]
Secretary:	[***]
Authorized Share Capital:	[***]
Issued Share Capital:	[***]
Shareholders and Shares Held:	[***]
Accounting Reference Date:	[***]
Auditors:	[***]
Tax Residence:	[***]

Company Name:	[***]
Registered Number:	[***]
Registered Office:	[***]
Date and Place of Incorporation:	[***]
Directors:	[***]
Secretary:	[***]
Authorized Share Capital:	[***]
Issued Share Capital:	[***]
Shareholders and Shares Held:	[***]
Accounting Reference Date:	[***]
Auditors:	[***]
Tax Residence:	[***]

Company Name:	[***]
Registered Number:	[***]
Registered Office:	[***]
Date and Place of Incorporation:	[***]
Directors:	[***]
Secretary:	[***]
Authorized Share Capital:	[***]
Issued Share Capital:	[***]
Shareholders and Shares Held:	[***]
Accounting Reference Date:	[***]
Auditors:	[***]
Tax Residence:	[***]

Company Name:	[***]
Registered Number:	[***]
Registered Office:	[***]
Date and Place of Incorporation:	[***]
Directors:	[***]
Secretary:	[***]
Authorized Share Capital:	[***]
Issued Share Capital:	[***]
Shareholders and Shares Held:	[***]
Accounting Reference Date:	[***]
Auditors:	[***]
Tax Residence:	[***]

Company Name:	[***]
Registered Number:	[***]
Registered Office:	[***]
Date and Place of Incorporation:	[***]
Directors:	[***]
Secretary:	[***]
Authorized Share Capital:	[***]
Issued Share Capital:	[***]
Shareholders and Shares Held:	[***]
Accounting Reference Date:	[***]
Auditors:	[***]
Tax Residence:	[***]

Company Name:	[***]
Unified Social Credit Code	[***]
Registered Office:	[***]
Date and Place of Incorporation:	[***]
Directors/Executive Director:	[***]
Secretary:	[***]
Registered Capital:	[***]
Issued Share Capital:	[***]
Shareholders and Shares Held:	[***]
Accounting Reference Date:	[***]
Auditors:	[***]
Tax Residence:	[***]

SCHEDULE 3
PRE-COMPLETION OBLIGATIONS
1.SELLERS’ OBLIGATIONS
1.1Except (x) as otherwise stated in this Agreement, (y) with the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned, or delayed) or (z) to the extent provided for in the Transaction Documents, from the date of this Agreement until the earlier of the termination of this Agreement in accordance with Clause 18 and Completion, each Seller shall:
(a)procure that each Group Company carries on its business in all material respects in the ordinary and usual course of the Group’s business;
(b)not create any Encumbrance over, or sell or dispose of, the Shares or the EIL Shares;
(c)procure that none of the Group Companies give notice of termination of employment or dismiss any Key Employee of any Group Company (other than in circumstances which would entitle such Key Employee to be dismissed without notice under the terms of his or her contract of employment);

(d)procure that no Group Company shall permit or suffer to lapse any of its insurance policies as are maintained by the Group in respect of the relevant Group Company as at the date of this Agreement;
(e)procure that none of the Group Companies:
(i)creates, allots, issues, redeems or repurchases any share capital, loan capital or other equity or debt security or grants any equity or debt options over, or any other right in respect of, any share, loan capital or other security except to or from another Group Company;
(ii)declares, makes or pays a dividend or other distribution (whether in cash, stock or in kind) or makes any reduction of its paid-up share capital except to another Group Company;
(iii)creates or amends to a material extent any Encumbrance over its shares, material assets or undertaking (other than Encumbrances which arise by operation of Law or in the ordinary and usual course of the Group’s business) except in favour of another Group Company;
(iv)makes any alteration to its constitutional documents or passes or adopts any resolution of its shareholders, whether in a general meeting or otherwise, other than in the ordinary and usual course of the Group’s business or as required pursuant to paragraph 1 of Schedule 5;
(v)makes any material changes to its accounting policies or its accounting reference date (save as may be required by Law or as may be necessary to comply with changes in statements of standard accounting practice);
(vi)enters into any transaction with any Related Person other than in respect of employment or service agreements entered into in the ordinary and usual course of the Group’s business;
(vii)borrows any money or incurs any other indebtedness in the nature of borrowings, in each case in excess of USD [***] and other than from or to another Group Company;
(viii)enters into any foreign exchange contracts, interest rate swaps or other derivative instruments;
(ix)grants, elects to renew or materially modifies the terms of any loans or other financial facilities (other than any loan or financial facility between any Group Company) or any guarantees, bonds, credit support arrangements, indemnities or letters of comfort for the benefit of any third party (other than a Group Company);
(x)acquires or disposes of any shares of any Group Company;
(xi)acquires (whether by one transaction of by a series of transactions) the whole, or a material part of the business, undertakings, shares or assets of any other person except from another Group Company;
(xii)disposes of (whether by one transaction or by a series of transactions) the whole or any substantial or material part of its business, undertaking, shares or assets except to another Group Company;

(xiii)incurs any capital expenditure which in aggregate is in excess of USD [***] or any capital expenditure on any individual item in excess of USD [***];
(xiv)enters into, amends or elects to terminate early any joint venture, partnership or agreement or arrangement for the sharing of profits or assets except to another Group Company;
(xv)grants any licenses or sublicences under or sells, assigns, transfers or disposes of any Group Company Intellectual Property, except for non-exclusive licenses granted to customers of a Group Company in the ordinary and usual course of the Group’s business;
(xvi)allows to lapse, or abandons (including by any failure to pay the required fees in any jurisdiction), any Registered Group Company Intellectual Property or fails to maintain the confidentiality of any trade secrets or proprietary confidential information comprising, the Group Company Intellectual Property;
(xvii)deliberately takes any action that could reasonably be expected to trigger the release of the source code of any Group Company Software to any third party;
(xviii)materially modifies, amends, cancels, elects to terminate early, or waives, releases or assigns any material rights, claims or benefits of any Group Company under, any Material Contract;
(xix)enters into any contract which would be a Material Contract if entered into prior to the date of this Agreement other than pursuant to any pre-existing commitment that is entered into in the ordinary and usual course of the Group’s business and is Disclosed in the Disclosure Letter;
(xx)enters into any lease, lease hire or hire purchase agreement having a value or involving expenditure in excess of USD [***] in aggregate or USD [***] per annum or agreement for payment on deferred terms (unless any deferred liability is fully provided for);
(xxi)institutes or settles any legal proceedings (except in respect of debt collection in the ordinary course of the Group’s business) other than instituting or settling any legal proceedings involving only monetary damages of less than USD [***];
(xxii)engages or employs or makes any offer to employ any new persons in a senior management role where the employee would be entitled to an aggregate compensation package in excess of USD [***] (other than to replace employees on substantially the same terms);
(xxiii)makes any material changes (other than those required by Law) to the terms and conditions of employment or engagement (including the provision of any contractual or non-contractual benefits) of directors, officers, employees, or consultants (including granting any new options or other entitlements under existing schemes or benefits) which are likely to increase in the aggregate the total staff costs (including any Taxation thereon) of the Group, unless such increase is permitted under paragraph (xxiv) below;
(xxiv)other than as required by Law, increases, or creates any legally binding obligation to increase, the salary, remuneration, compensation or benefits

(including, but not limited to, pension, equity, severance or termination entitlements) of any employee of the Group, except for (A) increases to base salary, wages or remuneration in the ordinary and usual course of the Group’s business consistent with past practice, provided that any such increase does not increase the aggregate annual base salary, wages or remuneration of all employees or contractors by more than [***]% in the aggregate or any one employee or contractor by more than [***]%, or (B) the payment of annual and other periodic bonuses in the ordinary and usual course of the Group’s business;
(xxv)makes any amendment, other than to comply with the terms of this Agreement (or any other Transaction Document) or legislative requirements, to any agreements or arrangements for the payment of pensions or other benefits on retirement to present or former directors, officers or employees of any Group Company or any of their dependants;
(xxvi)in relation to any Property:
(A)carries out any material development or enters into any contractual commitment to do so which involves expenditure in excess of USD [***] (subject to the aggregate expenditure for all Properties not exceeding USD [***]);
(B)effects any material change of use;
(C)terminates any Material Lease (unless replaced with a new lease on substantially similar terms);
(D)amends to a material extent or waives any material terms of any Material Lease;
(E)sells, conveys, transfers, assigns, charges or otherwise disposes of any Material Property, in each case other than to or for the benefit of another Group Company; or
(F)grants, agrees or amends any restrictive covenant, easement or other rights over any Property which would materially adversely affect the current use of such Property;
(xxvii)changes residence for Tax purposes or otherwise creates a taxable presence or becomes subject to Tax in a jurisdiction other than the jurisdiction in which such Group Company is resident;
(xxviii)makes, changes or revokes any material Tax election;
(xxix)files any amended material Tax Returns;
(xxx)changes an annual Tax accounting period;
(xxxi)prepares and files any Tax Return in a manner which is materially inconsistent with the Group’s past practices;
(xxxii)surrenders any right to a material Relief or to claim a material refund or repayment of Taxes;

(xxxiii)settles or compromises any material claim, notice, audit report, investigation or assessment in respect of Taxes;
(xxxiv)enters into any material agreement with any Tax Authority, affirmatively terminates or rescinds any material agreement with a Tax Authority that is in effect on the date of this Agreement or applies any Tax rulings with any Tax Authority;
(xxxv)enters into any material Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement or cost sharing agreement relating to any Tax (other than any customary agreement entered into in the ordinary course of business the principal purpose of which is not Taxes);
(xxxvi)consents to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;
(xxxvii)(A) materially changes the manner in which it extends discounts, credits or warranties to customers; or (B) materially accelerates or delays the collection of any accounts receivable or other payment of any accounts payable or the accrual of deferred revenue or otherwise materially alters the management of working capital; and/or
(xxxviii)enters into any legally binding agreement or arrangement to do, allow or permit any of the foregoing.
1.2Paragraph 1.1 shall not (i) operate so as to restrict or prevent the Sellers or any Group Company from undertaking any act or omission; or (ii) require the Sellers to seek the prior consent of the Buyer in respect of:
(a)any matter to the extent reasonably required to comply with any requirement of Law (in each case, including any rules or requirements of any Authority);
(b)the completion or performance of any obligations in any legally binding contract or license the terms of any legally binding contract or license entered into by any Group Company prior to the date of this Agreement, which in each case is made available in the Data Room;
(c)any actions or inactions expressly required to be taken or not taken by this Agreement or any other Transaction Document;
(d)the disposition, liquidation or settlement of any investment fund or “fund unit” held by any Group Company from time to time;
(e)any matter reasonably undertaken by any Group Company in anticipation of or response to an emergency or disaster situation affecting such Group Company with the intention of minimising any adverse effect thereof, provided that, to the extent reasonably practicable in the circumstances (as determined by the Sellers in good faith), the Sellers shall have first consulted with the Buyer in relation to the act or omission and in any event, the Buyer will be notified as soon as reasonably practicable; or
(f)any matter undertaken or not undertaken at the written request of the Buyer or with its prior written approval.

1.3With respect to any request for the consent of the Buyer pursuant to paragraph 1.1:
(a)any request by any Seller for the consent of the Buyer shall be submitted to the Buyer by e-mail to [***] ([***]) and [***] ([***]);
(b)the Buyer shall respond by e-mail to the Sellers (and, if different, cc’ing the person who sent the request to the Buyer) within five (5) Business Days of receipt (or deemed receipt) of the relevant Seller’s request;
(c)the Sellers shall use reasonable endeavours to provide any information reasonably requested by the Buyer in connection with its consideration of the proposed action or matter; and
(d)if the Buyer fails to respond by e-mail to the Sellers within the applicable time period, the consent of the Buyer shall be deemed to have been given in relation to the relevant action or matter.
1.4[***]
1.5During the period from the date of this Agreement until the earlier of the termination of this Agreement in accordance with Clause 18 and Completion, the Sellers shall not (and shall procure that none of the Group Companies nor any of their Representatives shall) issue any written communication (including any electronic communication) to any employee of the Group regarding post-Completion employee benefit plans and compensation, without the prior written approval of the Buyer (such approval not to be unreasonably withheld, conditioned or delayed).

SCHEDULE 4
CONDITIONS
1.1In this Schedule, where context requires:
(a)“Buyer Protection Conditions” means the conditions set forth in paragraph 1.3;
(b)“CMA” means the United Kingdom’s Competition and Markets Authority;
(c)“Conditions” means any and all of the Regulatory Conditions, the Buyer Protection Conditions, and the Seller Protection Conditions;
(d)“EA02” means the United Kingdom’s Enterprise Act 2002;
(e)“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;
(f)“Italian FDI Approval” means the approval or deemed approval of the Transaction by the Italian Presidency of the Council of Ministers (Presidenza del Consiglio dei Ministri) pursuant to the Italian Law Decree (decreto legge) No. 21 of March 15, 2012, as converted into law and amended by Italian Law (legge) No. 56 of May 11, 2012, and as subsequently amended and supplemented, including also through a decision considering that the Transaction falls outside the scope of application of the abovementioned provisions of law or the expiry of the applicable waiting period (eventually as extended pursuant to the said provisions of law);
(g)“NSIA Approval” means the approval of the Transaction by the Secretary of State pursuant to the National Security and Investment Act 2021;
(h)“Seller Protection Conditions” means the conditions set forth in paragraph 1.4; and
(i)“Termination Fee” means (i) an amount equal to USD 40,000,000 or (ii) if the Longstop Date is extended to 11:59 p.m. Eastern Time on 30 August 2024 (or a later date), an amount equal to USD 60,000,000.
1.2The parties’ obligations to proceed to Completion shall be subject to each of the following conditions (together the “Regulatory Conditions”) being satisfied (or waived in accordance with paragraph 1.16 of this Schedule 4) by the Longstop Date:
(a)the waiting period (and any extensions thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or otherwise been terminated, and the approvals by the Turkish Competition Board under Law No. 4054 on the Protection of Competition and its secondary legislation as well as the Italian FDI Approval and NSIA approval shall have been obtained;
(b)upon the submission of a briefing paper to the CMA, the CMA shall have confirmed to the parties in writing that it has no further questions in relation to the Transaction or, in the event that the CMA has opened an investigation into the Transaction pursuant to the EA02, it shall have approved the consummation of the Transaction; and
(c)no Authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any Order (whether temporary, preliminary or permanent) that prohibits, enjoins, or makes illegal the consummation of the Transaction and there being no litigation, claims, or other proceedings by any Authority seeking such effect.

1.3The Buyers’ obligations to proceed to Completion shall be subject to each of the following conditions being satisfied (or waived in accordance with paragraph 1.16 of this Schedule 4):
(a)the Fundamental Warranties (other than the Warranty contained in paragraph 22 of Schedule 6 (the “Related Person Transactions Warranty”)) being true and accurate in all respects as though made on and as of the Completion Date (except to the extent such Fundamental Warranties are made as of a specific date, in which case such Fundamental Warranties must be true and accurate only as of such date);
(b)the Related Person Transactions Warranty being true and accurate in all material respects, as though made on and as of the Completion Date;
(c)each Seller having complied in all material respects with its obligations in respect of the Fundamental Pre-Completion Covenants;
(d)there having not occurred any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had a Material Adverse Change between the date of this Agreement and the Completion Date; and
(e)the Key Employees continuing in employment (or, in the case of Dimitrios Angelis, his undocumented employment relationship) and not having resigned or given written notice of resignation from their employment (or, in the case of Dimitrios Angelis, his undocumented employment relationship) with a Group Company.
1.4The Sellers’ obligations to proceed to Completion shall be subject to the following condition being satisfied (or waived in accordance with paragraph 1.16 of this Schedule 4):
(a)the Buyer Fundamental Warranties being true and accurate in all respects as though made on and as of the Completion Date (except to the extent such Buyer Fundamental Warranties are made as of a specific date, in which case such Buyer Fundamental Warranties must be true and accurate only as of such date);
(b)there having not occurred any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had a Buyer Material Adverse Change between the date of this Agreement and the Completion Date; and
(c)the common stock, USD 0.01 per share par value of Buyer shall not have been delisted from trading on Nasdaq.
1.5For the avoidance of doubt, should the Regulatory Conditions be satisfied and no event has occurred which would mean that the parties are not required to proceed to Completion pursuant to the Buyer Protection Conditions or the Seller Protection Conditions, then the parties shall proceed to Completion in accordance with the terms of this Agreement (without prejudice to the continued application of the Buyer Protection Conditions or the Seller Protection Conditions until Completion).
1.6The Buyer shall, and shall procure that the Buyer Group shall use best endeavours to ensure that the Regulatory Conditions are satisfied as soon as practicable and in any event no later than the Longstop Date. The Buyer shall not, and shall procure that none of its Representative shall, and each Seller shall not, and shall procure that none of its respective Representatives shall, take any action that would reasonably be expected to prevent or materially hinder the satisfaction of the Regulatory Conditions.
1.7Each party shall bear its own fees and other costs in relation to any filing, submission, or notification required in connection with any Regulatory Condition; provided, that the Buyer shall bear any filing fees charged by any Authority in connection with any filings, submissions and notifications required to satisfy any Regulatory Condition.
1.8The Buyer agrees that its obligation under paragraph 1.6 to use (and to procure that the Buyer Group uses) best endeavours to satisfy the Regulatory Conditions includes:
(a)making all necessary filings (or draft filings, as appropriate), submissions and notifications promptly and, in any event, subject to the Sellers providing all required information with respect to themselves or the Group Companies, by no later than ten (10) Business Days after the date of this Agreement;
(b)progressing the filings, submissions and notifications required to satisfy each Regulatory Condition with due care, skill, attention and diligence;
(c)regularly updating the Sellers on the progress of obtaining approvals, consents, modifications or waivers and promptly informing the Sellers of the satisfaction of any Regulatory Condition; and
(d)promptly using best endeavours to take all steps necessary to obtain all consents, approvals or actions required in order to satisfy each Regulatory Condition or to avoid and eliminate each and every impediment that may be asserted by an Authority so as to enable each Regulatory Condition to be satisfied, provided, however, the Buyer shall have no obligation under this Agreement to offer, accept or agree (and no Seller or Group Company shall offer or agree, without the Buyer’s prior written consent) to any conditions, obligations, undertakings, commitments or other remedies that require it to (i) propose, effect or agree to the sale, divestiture, license or other disposal of any assets or businesses of the Buyer or any Group Company, or (ii) take any other action that limits the rights of the Buyer to own or operate any part of its business or the Company’s business.
1.9Without prejudice to the generality of the Buyer’s obligations under paragraphs 1.6 to 1.8 (inclusive), throughout the period during which the Transaction is being considered by an Authority:
(a)the Buyer and each Seller shall provide such information which is requested or required by any Authority and shall respond to any requests for information by an Authority in a fulsome and timely manner and, where applicable, in compliance with prescribed timeframes and deadlines;
(b)the Buyer and each Seller shall promptly, and in any event within two (2) Business Days, notify the Seller Representative and the Buyer, respectively, of any written or oral communication received from any Authority unless it is immaterial and purely administrative and provide copies or details (if such communication is oral) of such communication;
(c)the Buyer and the Sellers shall, unless not reasonably feasible to do so, permit the Seller Representative and the Buyer, respectively, to review and discuss sufficiently in advance any proposed material written or oral communication with any Authority and shall provide the Seller Representative and the Buyer, respectively, with copies of all draft filings, submission, notifications and material written communications to any Authority, give the Seller Representative and the Buyer, respectively, a reasonable opportunity to comment on such documents and, subject to paragraph 1.11 take such comments duly into account;

(d)the Buyer and each Seller shall provide the Seller Representative and the Buyer, respectively, with copies of all filings, submissions, notifications or material written communications to an Authority in the form submitted or sent as soon as reasonably practicable following submission or sending;
(e)neither the Buyer nor the Sellers shall (and the Sellers shall not permit any Group Company to) participate in any substantive meetings, discussions, negotiations, conferences or telephone calls with any Authority unless, to the extent permitted by the Authority (and save in respect of unscheduled and unsolicited telephone calls from the relevant Authority) it has given the Seller Representative or the Buyer, respectively, a reasonable opportunity to attend and participate therein (including making oral submissions at such meeting), and if the Seller Representative or the Buyer, respectively, elects not to attend any such meeting, discussion, negotiation, conference or telephone call (or to appoint an advisor or representative to attend), the Buyer or the Sellers shall as soon as reasonably practicable following request provide the Seller Representative or the Buyer, respectively, with a summary of such meeting; and
(f)other than on termination of this Agreement, neither the Buyer nor any Seller shall withdraw or vary any filing, submission or notification made in connection with satisfying a Regulatory Condition in a way that would reasonably be expected to prevent or materially hinder the satisfaction of any Regulatory Condition, and shall not procure such withdrawal or variation.
1.10[***]
1.11The parties agree that the Buyer shall have ultimate responsibility for determining the strategy by which the parties will pursue clearance by an Authority in order to satisfy each Regulatory Condition, provided that the Buyer shall consider in good faith the Sellers’ views regarding such strategy.
1.12Without prejudice to paragraph 1.5 and subject to paragraph 1.13, each Seller shall, and shall ensure that each Affiliate of such Seller and, prior to Completion, each Group Company shall, so far as such Seller is able and to the extent that it is within its power to do so, provide the Buyer and any Authority in relation to the Regulatory Conditions with any necessary information and documents reasonably required for the purpose of making any filings, notifications or communications to any such Authority that are required to satisfy the Regulatory Conditions.
1.13Nothing in this Schedule 4 shall require a party to disclose commercially sensitive or legally privileged information regarding itself or its Representatives to another party, except to the extent necessary in order to ensure that the Regulatory Conditions and any notifications required under paragraph 1.14 are satisfied, in which case such disclosure shall be on a confidential external counsel-to-counsel basis only.
1.14The Buyer shall, to the extent permitted by Law, promptly notify the Seller Representative in writing each time it becomes aware that a Regulatory Condition (other than the Regulatory Condition pursuant to paragraph 1.2(c) above) has been satisfied and at the same time (or promptly thereafter) provide the Seller Representative with reasonable evidence of the same.
1.15If:
(a)a Seller Protection Condition is not satisfied as at immediately prior to Completion, or an event, circumstance or condition has occurred which prevents a Seller Protection

Condition from being satisfied as at immediately prior to Completion, then the Seller Representative may give notice to the Buyer in writing to terminate this Agreement, following which Clause 18 shall apply; or
(b)a Buyer Protection Condition is not satisfied as at immediately prior to Completion, or an event, circumstance or condition has occurred which prevents a Buyer Protection Condition from being satisfied as at immediately prior to Completion then the Buyer may give notice to the Seller Representative in writing to terminate this Agreement, following which Clause 18 shall apply.
1.16Subject to Law, each of the Regulatory Conditions may be waived, in whole or in part, by written agreement between the Buyer and the Seller Representative. The Buyer may, to such extent as it thinks fit and is legally entitled to do so, waive any of the Buyer Protection Conditions, in whole or in part, by written notice to the Seller Representative. The Seller Representative may, to such extent as it thinks fit and is legally entitled to do so, waive any of the Seller Protection Conditions, in whole or in part, by written notice to the Buyer. Without prejudice to any other rights and remedies a party may have, if (i) a Buyer Protection Condition or a Seller Protection Condition, as the case may be, has not been waived in accordance with this clause, (ii) this Agreement has not been terminated in accordance with paragraph 1.15 and (iii) Completion occurs, then such Buyer Protection Condition or Seller Protection Condition, as the case may be, shall be deemed to have been satisfied by virtue of Completion having occurred.
1.17In complying with its obligations under this Schedule 4 or otherwise taking any action in connection with the satisfaction of any Condition, each party shall, and shall procure that its Affiliates and each of their respective Representatives shall:
(a)comply at all times with Laws; and
(b)not take any action, directly or indirectly, which would reasonably be expected to expose the other parties to the risk of being exposed to an offence for violation of Laws.
1.18The Buyer and the Sellers agree that if (a) this Agreement is terminated pursuant to Clause 18.2, (b) at the time of such termination, all Buyer Protection Conditions (other than the Buyer Protection Conditions that by their terms are to be satisfied at Completion, but provided that such Buyer Protection Conditions shall then be capable of being satisfied if Completion were to take place on such date) are satisfied and (c) no Seller or Group Company has materially breached any of its obligations under this Schedule 4 or the warranties in paragraphs 2.4, 3.5 or 13.4 of Schedule 6 (provided that for these purposes, each such warranty shall be deemed to be qualified in all respects by the expression “so far as the Sellers are aware”), in any such case, where such breach is a substantial cause of the failure of any Regulatory Condition to be satisfied by the Longstop Date or otherwise becoming incapable of being satisfied, then the Buyer shall, within five (5) Business Days of such termination, pay (or cause to be paid), as liquidated damages (but without prejudice to the Sellers’ right to claim additional damages in the case of a wilful material breach by the Buyer of any of its obligations under this Schedule 4), the Termination Fee to the Bank Account of the Sellers (such fee to be allocated among the Sellers in accordance with their respective Relevant Proportions).
1.19The Buyer acknowledges that:
(a)it is a sophisticated buyer with sufficient experience to properly comprehend the transactions contemplated by this Agreement and, together with its advisers, has independently assessed the inherent risks and consequences of entering into this

Agreement and in particular of agreeing to pay the Termination Fee in the event that this Agreement is terminated pursuant to Clause 18.2;
(b)by entering into this Agreement, the Sellers are foregoing other opportunities to sell or further develop the business of the Group and, accordingly, the Sellers have a legitimate commercial interest in protecting themselves in respect of the events contemplated by Clause 18.2; and
(c)it does not regard the Termination Fee as breaching the rule against penalties but, instead, regards the Termination Fee as designed to protect the legitimate interests of the Sellers, being neither out of proportion nor unreasonable in quantum.
1.20Notwithstanding anything to the contrary in this Agreement, if the Termination Fee shall become due and payable in accordance with paragraph 1.18, from and after such termination and payment of the Termination Fee in full pursuant to and in accordance with paragraph 1.18, save in the case of a wilful material breach of any of its obligations under this Schedule 4 (in which case the Sellers shall not be restricted from pursuing damages if they reasonably believe they have suffered losses that in aggregate exceed the Termination Fee), the Buyer shall have no further liability of any kind for any reason in connection with this Agreement or the Transaction. In no event shall the Buyer be obligated to pay, or cause to be paid, the Termination Fee on more than one occasion.

SCHEDULE 5
COMPLETION OBLIGATIONS
1.SELLERS’ OBLIGATIONS
1.1At Completion, each Seller shall (in respect of itself only) deliver to the Buyer or procure the delivery to the Buyer of:
(a)an original assignment declaration transferring all of its Shares to the Buyer, duly executed in wet ink by such Seller;
(b)a copy of any power of attorney under which any document to be delivered to the Buyer under this paragraph 1 has been executed on behalf of such Seller, if applicable;
(c)a completed and duly executed Investor Suitability Questionnaire and Selling Holder Questionnaire; and
(d)if that Seller is a body corporate, to the extent required by Law or by the Seller’s Organizational Documents to effect the transfer of that Seller’s Shares to the Buyer or approve the execution by such Seller of any documents which such Seller is required to execute or deliver at Completion, a copy of a duly executed board resolution or board minutes approving the transfer of that Seller’s Shares to the Buyer and/or the execution by such Seller of any documents which such Seller is required to execute or deliver at Completion.
1.2At Completion, EIL shall deliver to the Buyer:
(a)the EIL Share Transfer Agreement, duly executed by EIL; and
(b)a written notice addressed to BETA Greece with an attached copy of the EIL Share Transfer Agreement.
1.3At Completion, the Sellers shall deliver to the Buyer or procure the delivery to the Buyer of:
(a)three (3) copies of the Data Rooms USB Stick;
(b)all the statutory books (written up to but not including the Completion Date) of each Group Company or such equivalent items in the relevant jurisdiction as are kept by such Group Company or required to be kept by Law, to the extent not within the control of a Group Company;
(c)in respect of each Group Company, the written resignation of each Related Seller (or any Connected Person of a Seller or any of its Affiliates) who is director and/or company secretary (or equivalent position under applicable Law) of such Group Company in the Agreed Form and accompanied by any further documents required to be signed by such individual as are necessary by Law to effect a valid resignation in the relevant jurisdiction, in each case as may be required by notification from the Buyer to the Seller Representative not less than fifteen (15) Business Days prior to Completion;
(d)a copy of a duly executed board resolution or board minutes, and/or, to the extent a shareholders’ meeting is required by Law or by the relevant Group Company’s Organizational Documents to effect the matters considered therein, minutes of a shareholders’ meeting, in each case approving the following matters:

(i)approving, in the case of the Company, the transfers of the Shares and the registration, in the share register, of the Buyer as the holder of the Shares;
(ii)approving, in the case of BETA Greece, the transfer of the EIL Shares;
(iii)approving, in the case of BETA Greece, the cancellation of the existing EIL Shares titles and the issuance of new share titles in the Buyer’s name;
(iv)accepting the resignations referred to in paragraph 1.3(c), and the appointments referenced below, if any;
(v)appointing, with effect from Completion such directors and secretary as the Buyer may nominate fifteen (15) Business Days prior to Completion, in each case subject to receipt of a consent to act from each such person in Agreed Form;
(vi)changing the address of the registered office of such Group Company to such address as the Buyer may nominate fifteen (15) Business Days prior to Completion;
(vii)changing the accounting reference date of such Group Company to such date as the Buyer may nominate fifteen (15) Business Days prior to Completion;
(viii)revoking all existing instructions and authorities to the bankers of such Group Company and replacing them with new instructions and authorities to such banks and on such terms as the Buyer may direct fifteen (15) Business Days prior to Completion;
(ix)terminating the BETA US 401(k) Plan effective as of the day immediately prior to the Completion Date, subject to and wholly contingent upon the occurrence of Completion, unless otherwise directed by the Buyer in writing no later than five (5) Business Days prior to the Completion Date;
(x)approving the execution by the applicable Group Company of any document contemplated by this Agreement to which that Group Company is to be a party; and
(e)a copy of duly executed minutes of an extraordinary shareholders’ meeting of the Company validly approving the transfer of the Shares from each Seller to the Buyer, including the change in beneficial ownership, as well as a copy of any powers of attorney granted by the Sellers to be represented in such extraordinary shareholders’ meeting;
(f)a copy of the Company’s duly executed share register evidencing the Buyer as owner of, and a shareholder with voting rights with respect to, all of the Shares;
(g)a copy of the BETA Greece’s share register evidencing the Buyer as owner of, and a shareholder with voting rights with respect to, all of the EIL Shares;
(h)a copy of each Holdback Agreement, duly executed by each of [***] and [***];
(i)to the extent not already delivered prior to Completion, a counterpart of the Retention Agent Agreement duly executed by the Seller Representative;

(j)to the extent not already delivered prior to Completion, a counterpart of the Paying Agent Agreement duly executed by the Seller Representative; and
(k)any original title deeds relating to the Properties not held by or within the control of the Group at Completion.
2.BUYER’S OBLIGATIONS
2.1At Completion, the Buyer shall:
(a)pay or procure the payment of the Paying Agent Completion Wire to the Paying Agent’s Bank Account, it being acknowledged that receipt by the Paying Agent of such amount shall fully discharge the Buyer from its obligation to pay (or procure the payment of) the amounts in Clause 3.3(a)(i) to the Sellers;
(b)pay the Completion Accounts Retention Amount to the Completion Accounts Retention Account, it being acknowledged that receipt of the above amount in this paragraph 2.1(b) shall fully discharge the Buyer from its obligation to pay (or procure the payment of) the amount in Clause 3.3(a)(ii);
(c)pay the Claims Retention Amount to the Claims Retention Account, it being acknowledged that receipt of the above amount in this paragraph 2.1(c) shall fully discharge the Buyer from its obligation to pay (or procure the payment of) the amount in Clause 3.3(a)(iii);
(d)pay the amount of the Holdback Consideration in respect of [***] and [***] under each Holdback Agreement to the Holdback Consideration Retention Account in accordance with the terms of the Holdback Agreement, it being acknowledged that receipt of the above amounts in this paragraph 2.1(d) shall fully discharge the Buyer from its obligation to pay (or procure the payment of) the amounts in Clause 3.3(a)(iv);
(e)procure the issue of the Stock Consideration in accordance with Clause 3.3(a)(v);
(f)deliver to BETA Greece, the EIL Share Transfer Agreement, duly executed by the Buyer;
(g)deliver to the Seller Representative or the applicable Seller, or procure the delivery of:
(i)to the extent not already delivered prior to Completion, a counterpart of the Retention Agent Agreement duly executed by the Buyer and the Retention Agent;
(ii)to the extent not already delivered prior to Completion, a counterpart of the Paying Agent Agreement duly executed by the Buyer, Computershare Inc. and the Paying Agent;
(iii)a copy of each Holdback Agreement, duly executed by the Buyer;
(iv)to the extent applicable, a copy of any power of attorney or other corporate authorisation under which any document to be delivered by the Buyer under this paragraph 2 has been executed on behalf of the Buyer;

(v)such documents or paperwork as may be reasonably requested by the Paying Agent in order for the Paying Agent to receive the amounts to be received under Clause 3.3(a)(i) from the Buyer;
(vi)a duly executed secretary’s certificate certifying the adoption by the Buyer’s board of directors of resolutions approving the Transaction (including the issuance of the Stock Consideration to the Sellers); and
(h)deliver to the Company a notification regarding beneficial ownership to the Shares as required by article 697j Swiss Code of Obligations.

SCHEDULE 6
WARRANTIES OF THE SELLERS
1.DEFINITIONS AND INTERPRETATION
1.1In this Schedule, where the context requires:
“AI Technologies” means deep learning, machine learning, and other artificial intelligence technologies, including any and all: (a) proprietary algorithms, software or systems that make use of or employ neural networks, statistical learning algorithms (including linear and logistic regression, support vector machines, random forests, k-means and clustering), or reinforcement learning; and (b) proprietary embodied artificial intelligence and related hardware or equipment;
“Anti-Corruption Laws” means Laws relating to anti-bribery or anti-corruption including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time (FCPA), the UK Bribery 2010, any provisions of Italian Legislative Decree no. 231/2001 and all other applicable Laws relating to anti-bribery or anti-corruption;
“Environmental Law” means any applicable Law, relating to the protection of the environment or human health and safety or to the extent relating to exposure to Hazardous Substances;
“Environmental Permit” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of an Authority relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Group Companies as currently conducted;
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended;
“ERISA Affiliate” of any entity means any other entity which, together with such entity, is or was, at the relevant time, treated as a single employer under Section 414 of the US Tax Code or Section 4001 of ERISA;
“Foreign Plan” means a Group Company Plan that is subject to the laws of any jurisdiction outside the United Kingdom or the United States or provides compensation or benefits to any current or former Service Provider (or any dependent thereof) that is subject to the laws of any jurisdiction outside of the United Kingdom or the United States;
“Government Contract” means any contract (including any purchase, delivery or task order, basic ordering agreement, pricing agreement, letter contract, grant, cooperative agreement, or change order) between a Group Company, on one hand, and any Authority, state-owned entity or any prime contractor or subcontractor (at any tier) of any Authority or state-owned entity, on the other hand;
“Governmental Authorizations” means all licenses, permits, certificates, grants, franchises, waivers, consents and other similar authorizations or approvals issued by or obtained from an Authority;
“Group Company Intellectual Property” means all Intellectual Property Rights and Technology owned or purported to be owned in whole or in part by any Group Company;
“Group Company Plan” means each Plan that is maintained, sponsored, contributed to, or required to be contributed to, by the Group Companies or with respect to which any Group

Company has any liability or obligation (whether actual or contingent, direct or indirect) for the benefit of any Service Provider;
“Group Company Software” means all Software: (a) owned or purported to be owned by any Group Company; or (b) that is incorporated into any products and/or services of the Group Companies or distributed in connection with such products and/or services;
“Hazardous Substance” means any pollutant, contaminant, hazardous waste or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons;
“Intellectual Property Rights” means intellectual property rights and other proprietary rights of any kind (including rights in or to Technology), whether registered or unregistered, which may exist or be created under the laws of any jurisdiction worldwide, including such rights in (a) trademarks, trade names, service names, trade dress, rights in logos, get-up and trade dress, corporate or business names, social media designations, and service mark rights and similar rights, together with all goodwill associated therewith and all renewals and extensions of the foregoing and URL and domain name registrations, (b) rights associated with works of authorship, including exclusive exploitation rights, copyrights, design rights, masks work rights, moral rights and waivers of moral rights and semiconductor topography rights, (c) rights in inventions (whether patentable or not), patents and patent applications, together with all renewals, extensions, re-examinations and reissues, divisions, continuations and continuations-in-part, substitutions and foreign counterparts and rights to claim priority in respect of industrial property rights and utility models, (d) know-how, trade secrets and other rights in confidential or proprietary information, (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases), and (f) all registrations and applications for registration any of the foregoing;
“IRS” means the U.S. Internal Revenue Service;
“Litigation” means any civil, criminal or administrative actions, proceedings, suits, claims or audits filed by or before any Authority or arbitrator or arbitral panel;
“Open Source Software” means any Software licensed, provided, or distributed under (a) the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation) (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), Open Source Initiative, and the Apache License) and any similar license and/or (b) any Reciprocal License;
“Permitted Encumbrances” means (a) Encumbrances for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings or for which adequate reserves have been established in accordance with GAAP, (b) Encumbrances in favour of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or other encumbrances arising by operation of Law, (c) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Authority having jurisdiction over real property, (d) all rights relating to the construction and maintenance in connection with any public utility of wires, poles, pipes, conduits and appurtenances thereto, on, under or above real property, (e) statutory Encumbrances in favour of lessors arising in connection with any Leased Real Property, (f) Encumbrances pursuant to the Company Group’s existing indebtedness, as the case may be, and (g) Encumbrances that do not materially detract from the value or materially interfere with any present or intended use of such property or assets.
“Personal Information” means information, in any form, that (a) identifies, relates to, describes, is capable of being associated with, or could be linked, directly or indirectly, used to contact or locate a natural person, including name, address, telephone number, email address, payment card and billing information, Social Security number, driver’s license number, other government-issued identifier, vehicle identification number, online identifier, device identifier, IP address, browsing history, search history or other website, application or online activity or usage data, location data, or biometric data, and/or (b) is “personal health information,” “cardholder data”, “personally identifiable information,” “personal information,” “personal data” or similar term under one or more applicable Laws;
“Plan” means (a) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and (b) each other statutory and/or contractual pension, provident fund, gratuity, profit sharing, retirement, employment, consulting, termination, severance, change-in-control, transaction, retention, bonus, commission, incentive, deferred compensation, stock option, appreciation or phantom equity, other equity-based, vacation, paid time off, dependent, employee assistance, medical, dental, vision, sickness, accident, disability, life insurance or other welfare, employee compensation or benefit plan, policy, practice, program, agreement or arrangement;
“Privacy Laws” means all applicable Law, guidance issued by any Authority, and industry guidance and standards, in each case as amended, consolidated, re-enacted or replaced from time to time, relating to the privacy, security, or Processing of Personal Information, data breach notification, website and mobile application privacy policies and practices, Social Security number protection, Processing and security of payment card information, and wiretapping, the interception of electronic communications, the tracking or monitoring of online activity, email, text message, or telephone communications, including the Federal Trade Commission Act; the Telephone Consumer Protection Act; the Telemarketing and Consumer Fraud and Abuse Prevention Act; the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003; the Computer Fraud and Abuse Act; Health Insurance Portability and Accountability Act of 1996, Public Law 104-191, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and regulations implemented thereunder; the California Consumer Privacy Act of 2018 as amended by the California Privacy Rights Act; the Colorado Privacy Act; the Virginia Consumer Data Protection Act; the Connecticut Data Privacy Act; the Utah Consumer Privacy Act; the General Data Protection Regulation (2016/679) (“GDPR”) and any national law supplementing the GDPR; the United Kingdom Data Protection Act 2018 (“DPA”), the UK GDPR as defined by the DPA and as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019) (the “UK GDPR”); the Privacy and Electronic Communications Directive (Directive 2002/58/EC) (“e-Privacy Directive”) and any applicable national laws which implement the e-Privacy Directive; in the United Kingdom, the Privacy and Electronic Communications Regulations 2003; the Payment Card Industry Data Security Standards; and the Swiss Federal Act on Data Protection (including its implementing ordinance, the “FADP”);
“Process” or “Processing” means any operation or set of operations which is performed on Personal Information, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such Personal Information;
“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon: (a) the disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form); (b) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge; or (c) a requirement that any other licensee of the Software be permitted to modify, make derivative works of, or reverse-engineer any other Software (other than such item of Software in its unmodified form);
“Registered Group Company Intellectual Property” means all Group Company Intellectual Property that is registered, filed, or issued under the authority of any Authority or domain name registrar, including all patents, registered copyrights, registered trademarks, and domain names, and all applications for any of the foregoing, excluding any such Group Company Intellectual Property that in the reasonable business judgment of the Group Companies has been abandoned, cancelled or lapsed prior to the date of this Agreement;
“Sanctioned Country” means, at any time, any country or territory that is the target of country-wide or territory-wide sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic);
“Sanctioned Person” means any person that is the target of Sanctions Laws, including (a) any individual or entity listed on any sanctions-related list of designated persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) (including, but not limited to, the Specially Designated Nationals and Blocked Persons List) or the U.S. Department of State, the United Nations Security Council, the United Kingdom, the European Union, or any European Union Member State; (b) an individual or entity that is located, organized or ordinarily resident in a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any individual or entity 50% or more owned or controlled by any such individuals or entities, or acting for or on behalf of such individuals or entities;
“Sanctions Laws” means all Laws relating to economic or financial sanctions or trade embargoes imposed, administered or enforced by the (a) U.S. government, including those administered by OFAC or the U.S. Department of State; or (b) the United Nations Security Council, the United Kingdom, the European Union, or any European Union Member State;
“Security Incident” means any loss, theft, or accidental, unlawful or unauthorized access, use, loss, disclosure, denial, alteration, destruction, compromise, modification, or other unauthorized Processing of Personal Information and/or Systems owned, used, maintained, received, or controlled by or on behalf of the Group Companies;
“Service Provider” means any employee, officer, director, manager, independent contractor, or any other individual service provider of any Group Company;
“Software” means any and all computer programs, operating systems, application systems, application programming interfaces, firmware or other software code of any nature, whether in machine-readable form, source code or a programming language or any other language or symbols, whether operational or under development, and any derivations, updates, enhancements, and customizations of any of the foregoing and related documentation, operating procedures, methods, tools, developers’ kits, utilities, developers’ notes, technical manuals, user manuals, build scripts, test scripts, and other documentation thereof, including comments and annotations related thereto, whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature;
“Standard Software” means commercially available (including off-the-shelf) Software that is licensed to a Group Company pursuant to a non-exclusive, internal use license and that is generally available on (and actually licensed under) standard, non-negotiated terms and involves annual, aggregate payments by any Group Company of USD 100,000 or less;
“Swiss Stamp Duty Act” means the Swiss Federal Act on Stamp Duties of June 27, 1973, as amended;
“Systems” means all networks, servers, switches, endpoints, Software, platforms, electronics, websites, storage, firmware, hardware (including peripherals and ancillary equipment) and related information technology or outsourced services, and all electronic connections between them, that are owned, operated, or used by or on behalf of by the Group Companies, including in connection with their businesses;
“Technology” means any algorithms, diagrams, inventions (whether or not patentable), invention disclosures, know-how, trade secrets and other proprietary information, lab notebooks, prototypes, network configurations and architectures, test vectors and procedures, protocols, methods, processes, formulae, compositions, routines, protocols, schematics, specifications, technical data, Software, routines, logic information, register-transfer levels, netlists, verilog files, simulations, lab notebooks, reports (including emulation and simulation reports), RTL, GDSII files, layout designs, topographies, cores, blocks, libraries, circuit designs, whether embodied in Software or otherwise, wafers, test methodologies, and hardware development tools, mask works, user interfaces, databases and data collections, works of authorship, logos, marks and other brand elements (including brand names, product names and slogans), business plans, proposals, designs, customer data, financial information, pricing and cost information, bills of material, reports, performance data, quality data, and any other forms of technical information and technology, in each case whether or not registered with an Authority or embodied in any tangible form;
“Third-Party AI Product” means any product or service of a third party that employs or makes use of AI Technologies;
“Trade Control Laws” means all trade, export control, import, and antiboycott Laws, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774) and the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30) and other relevant trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, including for the avoidance of doubt the United Kingdom, Switzerland, the European Union, or any European Union Member State; and
“WARN Act” means the Worker Adjustment and Retraining Notification Act and its rules and regulations, and any similar state or local Law.
2.THE SELLERS
2.1Each Seller, if that Seller is an entity, is duly organized, formed or incorporated (as applicable), validly existing and in good standing (if applicable) under the Laws of its jurisdiction of organization, formation or incorporation and has all power and authority to carry on its business as now being conducted.
2.2Each Seller has, as applicable, the legal capacity or in respect of a limited liability company or corporate, as applicable, power and authority to execute and deliver this Agreement and each of the Transaction Documents to which that Seller is a party, and to perform that Seller’s obligations hereunder and thereunder. The execution, delivery and performance by that Seller of this Agreement and each of the Transaction Documents to which that Seller is a party, and the consummation by that Seller of the transactions contemplated hereby and thereby, have been duly and validly authorized by all required action on the part of that Seller, and no other action on the part of that Seller is necessary to authorize the execution and delivery of this Agreement and each of the Transaction Documents to which that Seller is a party by that Seller, the performance by that Seller of its obligations hereunder or thereunder or the consummation by that Seller of the transactions contemplated hereby or thereby.
2.3This Agreement and each of the Transaction Documents to which that Seller is a party, when executed and delivered by the other parties hereto and thereto (assuming the due authority, execution and delivery each such other party, as applicable), constitutes (or will constitute) a valid and legally binding obligation of that Seller, as applicable, enforceable against that Seller, as applicable, in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (regardless of whether enforcement is sought in a proceeding at Law or in equity).
2.4Except as set forth in the Disclosure Letter (the “Seller Regulatory Approvals”), no Governmental Authorization or filing is required to be obtained by that Seller from, or to be given by that Seller to, or made by that Seller with, any Authority or securities exchange, as a result of the execution, delivery or performance by that Seller of this Agreement or the Transaction Documents to which that Seller is a party, except any such Governmental Authorization or filing, the failure of which to be obtained by that Seller, or to be given by that Seller to, or made by that Seller with, any Authority or securities exchange would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change.
2.5The execution, delivery and performance by that Seller of this Agreement, and the execution, delivery and performance by that Seller of the Transaction Documents to which that Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:
(a)contravene, conflict with, violate or result in a breach of any provision of the Organizational Documents of that Seller, as applicable, or any Group Company;
(b)contravene, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration or require any notice or consent under (whether after the filing of notice or the lapse of time or both), any material contract to which that Seller is a party;
(c)result in the creation of any Encumbrance upon that Seller’s Shares, the EIL Shares or any assets of the Group Companies; or
(d)assuming the receipt of all Seller Regulatory Approvals, contravene, conflict with, violate or result in a breach of any Law to which that Seller is subject;
except, in the cause of the foregoing paragraphs 2.5(b) and 2.5(d), as would not reasonably be expected to have a Material Adverse Change.
2.6Each Seller is the sole record and beneficial owner of the number of Shares listed next to that Seller’s name in Part 1 of Schedule 1. EIL is the sole record and beneficial owner of the number of EIL Shares listed next to EIL’s name in Part 2 of Schedule 1. Other than as set forth in Schedule 1, that Seller owns no equity interest (or other right to acquire any equity interests) in the Company, and EIL owns no equity interest (or other right to acquire any equity interests) in BETA Greece. Each Seller has, and shall transfer to the Buyer at Completion, good and valid title to the Shares and the EIL Shares, as applicable, free and clear of all Encumbrances other than restrictions under applicable securities Laws. Other than this Agreement and as set forth in the Disclosure Letter, there are no voting trusts, voting agreements, proxies, first refusal rights, first offer rights, co-sale rights, options, transfer restrictions or other agreements, instruments or understandings of any nature with respect to the voting, transfer or disposition of the share capital of the Group Companies.
2.7Each Seller does not own or purport to own any Technology or Intellectual Property Rights, or any other property or asset, that is used in or necessary for the conduct of the business of the Group Companies as currently conducted, nor does that Seller own or purported to be owned (whether solely or jointly), or have any rights to or under, any Group Company Intellectual Property or any other property or asset owned by any Group Company.
2.8There is no Litigation pending, threatened in writing or, so far as that Seller is aware, threatened orally against that Seller that would, individually or in the aggregate, reasonably be expected to materially and adversely affect that Seller’s ability to execute, deliver or perform this Agreement or any Transaction Document, or to timely consummate the transactions contemplated hereby or thereby. So far as the Sellers are aware, no event has occurred and no claim or dispute exists, that will, or that would reasonably be expected to give rise to the commencement of any Litigation that is of a type described in the immediately preceding sentence. Except with respect to the Regulatory Conditions, such Seller is not subject to any Order that would, individually or in the aggregate, reasonably be expected to materially and adversely affect that Seller’s ability to execute, deliver or perform this Agreement or any Transaction Document, or to timely consummate the transactions contemplated hereby or thereby.
2.9Except for fees payable to Houlihan Lokey, which fees including all related Taxes will be paid by the applicable Seller(s), there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any Seller(s) who might be entitled to any fee or commission from the Buyer or any of their respective Affiliates in connection with the transactions contemplated hereby.
2.10There is no investment banker, broker, finder or other intermediary appointed by any of the Sellers or Related Sellers in connection with the transactions contemplated hereby who classifies as a Swiss securities dealer for purposes of Swiss securities transfer stamp duty (Umsatzabgabe) pursuant to the Swiss Stamp Duty Act. Except for the Consideration paid to ELUCO, the execution, delivery and performance by any Seller of this Agreement, and the execution, delivery and performance by any Seller of the other Transaction Documents to which that Seller is a party, and the consummation by the Sellers of the transactions contemplated hereby and thereby, do not and will not give rise to Swiss securities transfer stamp duty (Umsatzabgabe) pursuant to the Swiss Stamp Duty Act due to any action by any of the Sellers or Related Sellers.
2.11ELUCO warrants to the Buyer that it is not acting as an intermediary for other Sellers for purposes of Swiss securities transfer stamp duty (Umsatzabgabe) pursuant to the Swiss Stamp Duty Act, for the transaction contemplated hereby and thereby.
2.12As of the date of this Agreement, there are no bankruptcy, winding-up, liquidation, receivership, or similar proceedings pending or threatened in writing against that Seller.
2.13There are no guarantees, bonds, credit support arrangements, indemnities or letters of comfort of any nature given to a third party by any Seller or an Affiliate of any Seller in respect of any obligation of any Group Company, and there are no guarantees, bonds, credit support arrangements, indemnities or letters of comfort of any nature given to a third party by any Group Company in respect of any obligation of any Seller or an Affiliate of any Seller other than to the extent given in respect of such Seller’s (or its Affiliates’) role as an employee, officer, or director of a Group Company.
2.14Each Seller is (a) an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act or (b) not a U.S. Person as defined in Rule 902(k) of Regulation S promulgated by the SEC under the Securities Act and (i) is aware of the income tax and other tax consequences, if any, that may be relevant to the purchase, acquisition, holding, redemption, sale or transfer of the Stock Consideration, (ii) is acquiring its portion of the Stock Consideration for its own account and not for the account or benefit of a U.S. person, and understands that any resale of the Stock Consideration by such Seller shall be in accordance with Rule 902(k) of Regulation S (if applicable), pursuant to registration under the Securities Act or pursuant to an available exemption from registration and that that the Buyer has no obligation to register or qualify the Stock Consideration for resale except as set forth in this Agreement, (iii) resides or has its principal office location at the address of such Seller set forth under its signature to this Agreement, which is located outside of the United States and (iv) acknowledges that the Stock Consideration shall, if certificated, bear an appropriate legend (or if held in book-entry form, will be noted) with respect to such restrictions.
2.15Each Seller is a sophisticated investor that is able to evaluate companies, is able to fend for himself, herself or itself in transactions such as the ones contemplated by this Agreement, has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of his, her or its prospective investment in Buyer Stock, and has the ability to bear the economic risks of the investment, including, without limitation, to the loss of his, her or its investment.
2.16[***]
2.17[***]
3.ORGANIZATION AND QUALIFICATION
3.1Each of the Group Companies is duly organized, formed or incorporated (as applicable), validly existing under the Laws of its jurisdiction of organization, formation or incorporation and has all requisite limited liability company, limited partnership, corporate or similar power and authority to own or lease and operate its properties and assets and to carry on its business as presently conducted. Each Group Company is duly qualified or licensed to do business as a foreign corporation or other entity and is in good standing (where applicable) in each jurisdiction where the conduct of its business requires such qualification or license, except in those jurisdictions where such failure to be so qualified, licensed or in good standing would not reasonably be expected to be, individually or in the aggregate, material.
3.2Part 2 of Schedule 2 sets forth (a) an accurate and complete list of each Subsidiary of the Company and its entity type and jurisdiction of organization and (b) with respect to each such Subsidiary, the number and type(s) of its outstanding shares of share capital, securities or other equity interests and the record owner(s) thereof. Such record owner(s) have good and valid title to such securities, free and clear of Encumbrances other than Permitted Encumbrances or restrictions under applicable securities Laws. Other than as set forth in Part 2 of Schedule 2, there are no outstanding (i) shares of share capital, securities or other equity interests of any such Subsidiary, (ii) securities convertible into or exchangeable for shares of share capital, securities or other equity interests of such Subsidiary or (iii) options or other rights to acquire from any Group Company, or other obligation of any Group Company to issue or grant any share capital, securities or other equity interests of any such Subsidiary. The Company does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity other than the Subsidiaries listed in Part 2 of Schedule 2.
3.3The Company has made available in the Data Room complete and correct copies of (a) all of the Organizational Documents of the Group Companies, and all amendments thereto, and (b) the stock records of each Group Company for the last three (3) years. The Group Companies have carried out their business in accordance with the applicable Organizational Documents, including all amendments thereto, and the Group Companies have not taken any action that is in contravention of any resolution adopted by their respective boards or directors (or other applicable governing body), any committee thereof, or the shareholders of any Group Company except as would not, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change.
3.4During the last three years, all meetings of the board of directors (or other applicable governing body) and shareholders (or other applicable stakeholders) of the Group Companies have been held in accordance with applicable Law in all material respects. The statutory registers and books, including the minute books and registers of members of the Group Companies, have been maintained in compliance with applicable Law in all material respects and contain complete and accurate records of all matters required by applicable Law to be delivered, filed or made to any Authority have been duly and correctly delivered or made as required by applicable Law.
3.5Except as set forth in section 3.5 of the Disclosure Letter (the “Group Company Regulatory Approvals”), or any Governmental Authorization or filing, the failure of which to be obtained by any Group Company from, or to be given by any Seller to, or made by any Seller with, any Authority or securities exchange would not, or would be reasonably expected to be, material to the Group Companies taken as a whole, no Governmental Authorization or filing is required to be obtained by any Group Company from, or to be given by any Seller to, or made by any Seller with, any Authority or securities exchange, as a result of the execution, delivery or performance by any Group Company of the Transaction Documents to which it is a party.
3.6The consummation of the transactions contemplated hereby, do not and will not (a) contravene, conflict with, violate or result in a breach of any provision of the Organizational Documents of any Group Company, (b) contravene, conflict with, or result in the violation or breach of (or constitute an event that, with or without the filing of notice or the lapse of time or both, would result in a breach of), or constitute a default under, or result in or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which any Group Company is entitled or require any consent or other action by any person or require any notice under (whether with or without the filing of notice or the lapse of time or both), any provision of any Material Contract to which any Group Company is a party, or under which any of the assets of such Group Company is bound or (c) assuming the receipt of all Group Company Regulatory Approvals, contravene, conflict with, violate or result in a breach of or constitute a default under any Law to which a Group Company is subject, except, in the case of clauses (b) and (c), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change.
4.CAPITALIZATION AND EQUITY INTERESTS
4.1As of the date of this Agreement, the issued and paid-up share capital of the Company consists of 4,100,008 ordinary shares of CHF 1.00 each and 32 preferential shares of CHF 1.00 each. Set forth in Part 1 and Part 2 of Schedule 1 is, as of the date of this Agreement, a complete and correct list of all of the Company’s shareholders and BETA Greece’s shareholders, respectively, and such Related Seller’s country of residence and citizenship, and type and number of shares of the Company’s share capital owned by each such shareholder. All outstanding Shares and the EIL Shares have been duly authorized and validly issued and are fully paid in accordance with applicable Law.
4.2Except for the shares of the Company’s share capital listed in paragraph 4.1 of this Schedule 6, there are no outstanding (a) shares of share capital, securities or other equity, equity-based, or equity-linked interests of the Company (including compensatory interests), (b) securities of the Company convertible into or exchangeable for shares of share capital, securities or other equity interests of the Company, (c) options, warrants or other rights to acquire from any Group Company, or other obligations of any Group Company to issue or grant, or other rights in respect of or that relate to any share capital, securities or other equity interests of the Company, or (d) stock or unit appreciation, phantom interest, profit participation, interest or similar rights with respect to, or the value of which is measured by reference to, any equity or voting interest in the Company. There is no obligation of the Company to repurchase, redeem or otherwise acquire any equity interests of the Company. There are no shares of the Company’s share capital that remain subject to vesting or forfeiture restrictions.
4.3There are (a) no rights agreements, arrangements or commitments of any kind or character, whether written or oral, relating to the share capital of any Group Company to which any Group Company is a party, or by which it is bound, obligating any Group Company to repurchase redeem or otherwise acquire any issued and outstanding capital shares of share capital of any Group Company, (b) no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any Group Company, and (c) no voting trusts, shareholder agreements, proxies or other contract, agreement or arrangement in effect to which any Group Company is a party with respect to the governance of any Group Company or the voting, dividend rights or disposition of the share capital or other equity interests of any Group Company.
4.4No Group Company has bought back, repaid or redeemed or agreed or given any binding commitment to another person by which it may be required to buy-back, repay or redeem any of its securities or otherwise reduced or agreed to reduce its share capital.
5.ACCOUNTS
5.1The Accounts are set forth in section 5.1 of the Disclosure Letter.
5.2The Accounts (a) have been prepared from the books and records of the Group Companies, which are accurate and complete in all material respects, (b) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (subject, in the case of the unaudited financial statements, to the absence of notes and normal year-end audit adjustments), and (c) present a fair view in all material aspects, in accordance with GAAP, of the financial condition of the Group Companies at the dates therein indicated and the results of operations and cash flows of the Group Companies for the period therein specified (subject, in the case of the unaudited financial statements, to the absence of notes and normal year-end audit adjustments).
5.3The books of accounts and other material financial records of the Group Companies have been maintained in the ordinary and usual course of business consistent with applicable Laws, present fairly and accurately in all material respects (having regard to the purpose for which they were prepared and the absence of notes and disclosures) the financial position and results of operations of the Group Companies and the transactions entered therein represent bona fide transactions. The Group Companies have established and each maintains a system of internal accounting controls sufficient to provide reasonable assurances (a) that material transactions, receipts and expenditures of the Group Companies are being executed and made only in accordance with appropriate authorizations of management and the board of directors of the Company, (b) that transactions are recorded as necessary (i) to permit the preparation of financial statements in conformity with GAAP and (ii) to maintain accountability for assets, (c) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Group Companies, (d) that the amount recorded for assets on the books and records of the Group Companies are compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (e) that accounts, notes and other receivables and inventory are recorded accurately. Since the Accounts Date, there has been no material change in any accounting controls, policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of the Company.
5.4All accounts, notes receivable and other receivables (other than receivables collected since the Accounts Date) reflected in the Accounts are, and all accounts and notes receivable arising from or otherwise relating to the business of the Group as of the Completion Date are, valid, genuine and, so far as the Sellers are aware, collectible, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded in the Accounts.
5.5Each Group Company is solvent and not subject to any pending bankruptcy, winding-up, liquidation, receivership, or any other similar process in any jurisdiction.
5.6Except for liabilities and obligations (a) reflected or adequately reserved for in the Accounts (including the footnotes thereto), (b) arising under this Agreement, the other Transaction Documents or as a result of the transactions contemplated hereby or thereby, (c) incurred in the ordinary and usual course of business since the Accounts Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by, any breach of contract, breach of warranty, tort, infringement or violation of law) or (d) arising under any executory contract of the Group Companies or to which any of them is a party, in each case, which has been Disclosed in the Disclosure Letter, the Group Companies have no material liabilities or obligations of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise.
5.7No Group Company has any derivative transaction entered into in connection with protection against or benefiting from any fluctuation in any rate or price.
6.LITIGATION
6.1There is no Litigation pending, threatened in writing or, so far as the Sellers are aware, threatened orally against any of the Group Companies that (a) involves any of the Group Companies or any of the assets owned by the Group Companies or (b) challenges, or that seeks to prevent, materially delay or interfere with, or make illegal the transactions contemplated by this Agreement. So far as the Sellers are aware, no event has occurred, and no dispute or other condition or circumstance exists, that will, or that would reasonably be expected, to give rise or serve as a basis for the commencement of any Litigation that is of a type described in the preceding sentence. The Group Companies have submitted each pending or threatened Litigation for which there is insurance coverage to its applicable insurance carrier and there are no pending or threatened Litigations for which insurance coverage is unavailable.
6.2There is no Order to which the Group Companies are subject or which restricts in any respect the ability of the Group Companies to conduct their business, except as would not or would not reasonably be expected to result in a Material Adverse Change.

6.3So far as the Sellers are aware, none of the Group Companies are subject to any pending investigation or inquiry being conducted by any Authority.
7.COMPLIANCE WITH LAWS
7.1The Group Companies are, and have during the prior five (5) years been, in compliance in all material respects with applicable Law.
7.2No Group Company has received any written notice, correspondence or communication of any violation, alleged violation or potential violation of, or liability under any such applicable Law, or to the effect that any Group Company or any person acting on behalf of a Group Company, is under investigation or inquiry with respect to any violation or alleged violation of any applicable Law. To the awareness of the Sellers, since the Accounts Date, no event has occurred, and no condition exists, that would reasonably be expected (with or without notice or lapse of time) to constitute or result directly or indirectly in material violation by the Group Companies of any applicable Law relating to the operation and conduct of the Group Companies or any of their respective properties or facilities (excluding with respect to Personal Information being collected, stored or Processed for them, which is solely addressed in paragraph 18.2 of this Schedule 6).
7.3Neither the Group Companies nor any of their respective officers, managers or directors, nor, so far as the Sellers are aware, their employees or agents, has in the past five (5) years violated any applicable Anti-Corruption Law.
7.4Neither the Group Companies nor any of their respective officers, managers or directors, nor, so far as the Sellers are aware, their employees or agents has in the past five (5) years been the subject of enforcement proceedings for violations of Anti-Corruption Laws or received any notice, inquiry or request from, or made any voluntary disclosure to, any Authority or state-owned entity relating to any actual or potential noncompliance with any Anti-Corruption Law.
7.5At all times during the past five (5) years, the Group Companies have maintained and enforced policies and procedures designed to promote and achieve compliance by the Group Companies and their respective officers, directors, employees and agents with Anti-Corruption Laws, Sanctions Laws, and Trade Control Laws.
7.6The Group Companies have, to their knowledge, maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties, and government officials, to the extent such books and records are required to be maintained by Law.
7.7Neither the Group Companies nor any of their respective officers, managers or directors, nor, so far as the Sellers are aware, their employees or agents and any other persons acting on the Group Companies’ behalf: (a) is a Sanctioned Person; (b) is subject to debarment or any list-based designations under any Trade Control Laws; or (c) has, in the past five (5) years, (i) violated applicable Sanctions Laws or Trade Control Laws, (ii) engaged in any direct or indirect dealing or transaction, including the sale, purchase, import, export, re-export, divert or transfer of products or services, involving or with a Sanctioned Country or Sanctioned Person, (iii) engaged in transactions, dealings, or activities that might reasonably be expected to cause such individuals or entities to become a Sanctioned Person, or (iv) been the subject of or otherwise involved in enforcement actions or, to its knowledge, investigations by any relevant governmental authority or other legal proceedings with respect to any actual or alleged violations of Sanctions Laws or Trade Control Laws, or been notified of any such pending or threatened actions. The Group Companies have not engaged in any use of their products or services outlined in the end use and end user based provisions set forth in 15 C.F.R. Part 744.

7.8No government official and no close family member of any government official: (a) holds an ownership or other economic interest, direct or indirect, in any Group Companies or in the contractual relationship formed by this Agreement or (b) serves as an officer, director or employee of any Group Companies except, in each case, as has been Disclosed in the Disclosure Letter.
8.INTELLECTUAL PROPERTY
8.1The Disclosure Letter contains a complete and correct list of all Registered Group Company Intellectual Property, setting forth for each item of Registered Group Company Intellectual Property (a) the recorded owner(s) of such item and if different, the legal owner and beneficial owner(s) of such item, (b) the jurisdiction in which such item is registered or filed and the applicable application, registration, or serial or other similar identification number, (c) the filing date or registration date and issuance date or grant date, and (d) with respect to domain names, the applicable domain name registrar. All Registered Group Company Intellectual Property is registered in the name of a Group Company and not the subject of any pending cancellation, interference, inter partes review, reissue, opposition or re-examination proceeding.
8.2Except as Disclosed in section 8.1 of the Disclosure Letter, the Group Companies own the exclusive right, title and interest to all Group Company Intellectual Property, free and clear of all Encumbrances other than non-exclusive licenses in respect of the Group products and/or services granted to third party customers in the ordinary and usual course of the Group’s business. All items of Registered Group Company Intellectual Property are subsisting and, so far as Sellers are aware, enforceable, and all registrations included therein are in force.
8.3No Group Company is bound by, and no Group Company Intellectual Property is subject to, any contract or Order containing any covenant or other provision that in any way limits or restricts the ability of any Group Company (or following the closing of the contemplated transactions any Affiliate of any Group Company) to use, disclose, assert, enforce, license, transfer or otherwise exploit any Group Company Intellectual Property anywhere in the world, excluding any right to enforce against customers granted non-exclusive licenses in respect of the Group products and/or services in the ordinary and usual course of the Group’s business who are using the Group Company Intellectual Property within the scope of such licenses. Except as Disclosed in section 8.3 of the Disclosure Letter, no Group Company has transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any Group Company Intellectual Property, or any Intellectual Property Rights or Technology used in, held for use in, or necessary for, the conduct of the businesses of any Group Company, to any person. No person who has licensed Intellectual Property Rights or Technology to any Group Company has ownership rights or license rights to derivative works or improvements made by or on behalf of any Group Company related to such Intellectual Property Rights or Technology, and no person has the right to make or own improvements or derivative works of any Group Company Intellectual Property except, in each case, as would not be material to the conduct of the business of the Group Companies (taken as a whole).
8.4The Group Companies have not received any communication during the three (3) year period immediately prior to the date of this Agreement alleging that any Group Company infringed, misappropriated, violated, or misused any Intellectual Property Rights of any person in any respect, including any notice or communication inviting a Group Company to take a license under any Intellectual Property Rights. None of (a) the Group Company Intellectual Property, (b) the products and/or services provided by any of the Group Companies nor (c) the activities, operation or the conduct of the business of the Group Companies has infringed, misappropriated, misused or otherwise violated, or is currently infringing, misappropriating, misusing or otherwise violating any Intellectual Property Right owned by any person, except, in each case, as would not be material to the conduct of the business of the Group Companies (taken as a whole).
8.5Except as Disclosed in section 8.5 of the Disclosure Letter, so far as the Sellers are aware, no person has infringed, misappropriated, misused or otherwise violated during the three (3) year period immediately prior to the date of this Agreement, or is currently infringing, misappropriating, misusing or otherwise violating any of the Group Company Intellectual Property in any material respect. Except as Disclosed in section 8.5 of the Disclosure Letter, during the three (3) year period immediately prior to the date of this Agreement, the Group Companies have not sent any written communication (or made or considered any claim) regarding any actual, alleged, or suspected infringement, misappropriation, misuse or other violation of any Group Company Intellectual Property to a third party.
8.6Except as would not be material to the conduct of the business of the Group Companies (taken as a whole), the Group Companies own or otherwise have the right to use, and after Completion, the Buyer will own or otherwise have the right to use, all Intellectual Property Rights and Technology used in, held for use in the conduct of the businesses of each of the Group Companies (individually and as a whole) as currently conducted; provided that nothing in this sentence shall be considered a warranty of non-infringement or non-misappropriation or other non-violation of any Intellectual Property Rights of another person. The Group Company Intellectual Property, together with the Intellectual Property Rights and Technology licensed to the Group Companies under the contracts listed in Disclosure Letter pursuant to paragraph 11.1(f) of this Schedule 6 and Standard Software, the Open Source Software used in the conduct of the business of the Group Companies and the Technology and Intellectual Property Rights included in any of the Systems, constitute all of the material Technology and Intellectual Property Rights used in the conduct of the business of each of the Group Company’s and the Group Companies as a whole, in each case as currently conducted.
8.7No current or former shareholder, officer, manager, director, consultant, agent, contractor or employee of any Group Company has any claim, right (whether or not currently exercisable), or interest to or in any Group Intellectual Property Rights. So far as the Sellers are aware, no employee of any Group Company is in breach or violation of any contract with any former employer or other person, in each case, concerning Technology, Intellectual Property Rights or confidentiality.
8.8Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions or agreements contemplated by this Agreement, will, with or without notice or the lapse of time or both, result in, or give any other person the right or option to cause or declare (excluding in all cases, in respect of third party contracts entered into directly by the Buyer and/or any of its Affiliates other than in connection with this Agreement): (a) a loss of, or Encumbrance on, any Group Company Intellectual Property or on any of the Buyer’s or its Affiliates’ Technology or Intellectual Property Rights, (b) the grant, assignment, or transfer to any other person of any license or other right or interest under, to, or in any Group Company Intellectual Property, (c) any Group Company Intellectual Property becoming subject to any restriction with respect to its use or operation in any line of business or market or with any person or in any area, or (d) (i) the Buyer or any of its Affiliates as being bound by or subject to (x) any exclusivity obligations, non-compete or other restrictions on the operation or scope of their respective businesses, or (y) any obligation to grant, assign or transfer any of the Buyer’s or its Affiliates’ Technology or Intellectual Property Rights, or (ii) a loss of, or Encumbrance on, any of the Buyer’s or its Affiliates’ Technology or Intellectual Property Rights (for (i)-(ii), excluding for the avoidance of doubt any Intellectual Property Rights or Technology of the Group Companies).

8.9Each Group Company has taken all measures reasonably necessary or appropriate to protect and maintain the confidentiality of all material proprietary information that the Group Companies hold as a trade secret. Without limiting the foregoing, no Group Company has made any of its trade secrets or other material proprietary confidential information that it intends to maintain as confidential information (including source code of Group Company Software) available to any other person except in the ordinary and usual course of the Group’s business and subject to binding obligations requiring such persons to maintain the confidentiality of such trade secrets and proprietary confidential information.
8.10All Group Company Intellectual Property delivered or used by any Group Company under or in connection with any Government Contract has been properly and sufficiently marked and protected so that no more than the minimum rights or licenses required under applicable regulations have been granted. All disclosures, elections, and notices required by Law and Government Contract terms to satisfy these requirements have been made. Except for minimum rights or licenses required under applicable regulations granted under the Government Contracts set forth above, no Authority or prime contractor or subcontractor to an Authority has obtained, by contract, Law or otherwise, rights in any Group Company Intellectual Property that will affect the commercial value thereof.
8.11No Group Company Intellectual Property was developed in whole or in part under any grants or contracts from any Authority or agency or private source, or any university, college, other educational institution, military, multi-national, bi-national or international organization or research centre or institution (each an “R&D Sponsor”). No funding, facilities, or personnel of any R&D Sponsor were used, directly or indirectly, to develop or create, in whole or part, any Group Company Intellectual Property. Without limiting the foregoing, so far as Sellers are aware, no developer, inventor or other contributor was employed by or has performed services for any R&D Sponsor during the period of time during which such developer, inventor or other contributor was also performing services for any Group Company. No R&D Sponsor has any claim of right to, ownership of or other encumbrance on any Group Company Intellectual Property.
8.12None of the Group Companies is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate any Group Company to grant or offer to any other person any license or right to or otherwise impair any Group Company’s control of any Group Company Intellectual Property.
8.13So far as the Sellers are aware, the Group Company Software does not contain any bug, defect, software virus, or error that materially and adversely affect the use, functionality, or performance of such Group Company Software (or any of the products and services of any Group Company). No element of Group Company Software fails to comply with any applicable warranty or contractual commitment granted to any third party relating to the use, functionality or performance of such Software, other than in a non-material manner that does not have any adverse effect on the use, functionality or performance of such Group Company Software.
8.14None of the products or services of the Group Companies have been developed in reliance on any AI Technologies and no such product or service has or will incorporate any Third-Party AI Product.
8.15No source code for any Group Company Software that is Group Company Intellectual Property has been delivered, licensed, or made available to any escrow agent or other person who is not or was not an employee of any Group Company who needs or needed such source code to perform his or her employee duties. No Group Company has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Group Company Software owned by the Group Companies to any escrow agent or other person.
8.16So far as the Sellers are aware, no Group Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “malware,” “vulnerability,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (a) disrupting, disabling, harming, infiltrating or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) compromising the privacy or security of any data or damaging or destroying any data or file without consent (collectively, “Malicious Code”). Each Group Company has taken reasonable steps and implemented reasonable procedures (in accordance with good industry practice) designed to prevent the introduction of Malicious Code into Group Company Software.
8.17With respect to Open Source Software that is or has been used by a Group Company in any way, the Group Company has been and is in compliance with the terms and conditions of all applicable licenses for the Open Source Software, including attribution and copyright notice requirements in all material respects. Except as specified in the Disclosure Letter, no product or service of the Group Companies is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that could require, or could condition the use or distribution of such product or service or portion thereof on, (a) the disclosure, licensing, or distribution of any source code for any Group Company Software that is Group Company Intellectual Property or any portion(s) thereof, (b) the granting to licensees of the right to reverse engineer or make derivative works or other modifications to such Group Company Software or portion(s) thereof, or (c) redistributing, hosting, licensing or otherwise distributing or making available such Group Company Software or any portion(s) thereof for a nominal or otherwise limited fee or charge.
8.18The Systems are sufficient, in all material respects, for the needs of the business of the Group Companies as currently conducted. Without limiting the foregoing, (a) the Group Companies have taken reasonable steps and implemented reasonable procedures (in accordance with good industry practice) to ensure that the Group Companies’ Systems are free from Malicious Code and from access by unauthorised persons, and (b) the Group Companies have in effect industry standard disaster recovery plans, procedures and facilities for their business and have taken all reasonable steps to safeguard the security and the integrity of their Systems.
8.19In the three (3) years immediately prior to the date of this Agreement, there has been no failure or other substandard performance of any Systems of the Group Companies which has caused any material disruption to the business of the Group Companies. So far as the Sellers are aware, in the three (3) years immediately prior to the date of this Agreement, the Group Companies have not suffered any data loss, business interruption, or other harm as a result of, any Malicious Code intentionally designed to permit (a) unauthorized access to a computer or network, (b) unauthorized disablement or erasure of Software, hardware or data, or (c) any other similar type of unauthorized activities.
9.EMPLOYEE BENEFITS
9.1The Disclosure Letter sets forth a list as of the date of this Agreement of each material Group Company Plan, and separately identifies the governing jurisdiction of each Group Company Plan listed on the Disclosure Letter. With respect to each Group Company Plan, the Company has made available in the Data Room true and complete copies of, as applicable, (a) all documents constituting the Group Company Plan (and written descriptions of all material terms of any Group Company Plan that is not in writing) and any amendments thereto, (b) any related trust agreement, insurance contract or other funding vehicle, (c) the current summary plan description and each summary of material modifications thereto, (d) the most recent annual report filed with any Authority (e.g., Form 5500 and all schedules thereto), (e) if the Group Company Plan is funded, the most recent annual and periodic accounting of Group Company Plan assets pertaining to such plan, (f) the most recent determination, advisory or opinion letter received from the IRS regarding the tax-qualified status of such Group Company Plan, (g) if a Group Company Plan requires for provisioning to be made, the most recently prepared actuarial report or other valuation report in connection with each such Group Company Plan, and (h) non-routine material correspondence within the last year to or from any Authority relating to any Group Company Plan.
9.2Each applicable Group Company Plan has been established, maintained, operated and administered in all material respects in accordance with its terms and in all material respects in compliance with applicable Law, including ERISA and the US Tax Code.
9.3None of the Group Companies nor any ERISA Affiliate sponsors, maintains, contributes to or is required to contribute to, or has in the past six (6) years sponsored, maintained or contributed to, or has any liability or obligation (whether fixed or contingent) with respect to, any (a) plan arrangement that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the US Tax Code including, without limitation, any “multiemployer plan” as defined in Section 3(37) of ERISA, (b) any “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA, (c) any “multiple employer plan,” as defined in Section 413(c) of the US Tax Code or (d) other than the BETA US 401(k) Plan any plan or arrangement that is intended to be qualified under Section 401(a) and 401(k) of the US Tax Code. No liability under Title IV of ERISA has been or, so far as the Sellers are aware, is reasonably expected to be incurred by any Group Company.
9.4Each Group Company Plan that is intended to be qualified under Section 401(a) of the US Tax Code has received a favorable IRS determination, advisory or opinion letter, as to its qualification, and no event has occurred or circumstance exists that would reasonably be expected to result in the loss of the tax-qualified status of any such Group Company Plan. Each trust established in connection with any Group Company Plan which is intended to be exempt from federal income taxation under Section 501(a) of the US Tax Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust. No events have occurred with respect to any applicable Group Company Plan that could result in payment or assessment by or against any Group Company of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the US Tax Code. With respect to each applicable Group Company Plan, (a) no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of a Group Company Plan in connection with which any Group Company Plan could reasonably be expected to incur a liability (including by reason of indemnification obligations in favor of any fiduciary of any Group Company Plan) have occurred and (b) no non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the US Tax Code has occurred.
9.5Except as required under applicable Law, no Group Company has any obligation to provide post-employment health, life or other welfare benefits.
9.6As of the date of this Agreement, with respect to each Group Company Plan, no Litigation, dispute or claim (other than routine individual claims for benefits in the ordinary operation of the Group Company Plans) is pending or threatened in writing. As of the date of this Agreement, there are no pending or threatened in writing audits or investigations by any Authority involving any Group Company Plan.

9.7Each Group Company and each of their respective ERISA Affiliates are in compliance in all material respects with the applicable requirements of Section 4980B of the US Tax Code and any similar Laws in each case to the extent applicable to the Group. No Group Company Plan is a voluntary employees’ beneficiary association under Section 501(c)(9) of the US Tax Code or any similar and applicable Laws.
9.8No Group Company has ever maintained, established, sponsored, participated in or contributed to, and no Group Company Plan is, a self-insured plan that provides medical, dental or any other similar employee benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies). The obligations of all Group Company Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers. No Group Company Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.
9.9All contributions, premiums and payments related to each Group Company Plan have been, in all material respects, timely discharged and paid in full on or prior to the date of this Agreement or, to the extent not yet due, properly reflected as a liability in the Accounts in accordance with the terms of the applicable Group Company Plan and GAAP or applicable Law.
9.10Neither the execution of, nor the consummation of the transactions contemplated by, this Agreement, whether alone or combined with the occurrence of any other event, including a termination of employment or service (where such other event would not alone have an effect described in this sentence), will (a) entitle any current or former Service Provider to any change in control payment, transaction bonus, retention payment or the payment or funding of any other compensation or benefits, (b) accelerate the time of payment, funding or vesting of any amounts due, or increase the amount of compensation payable, to any current or former Service Provider under any Group Company Plan or otherwise or (c) will result in any “parachute payment” under Section 280G of the US Tax Code.
9.11With respect to each Foreign Plan, (a) such Foreign Plan is and has been established, registered, funded and administered at all times in material compliance with its terms and all applicable Laws of each jurisdiction in which such Foreign Plan is maintained, (b) all contributions to, and payments from, such Foreign Plan which may have been required to be made in accordance with the terms of such Foreign Plan, and, when applicable, the applicable Laws of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Completion Date in all material respects, (c) each Group Company has complied with all applicable reporting and notice requirements, and such Foreign Plan has obtained from the Authority having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in material compliance with all applicable Laws of the relevant jurisdiction, (d) there are no pending material investigations by any Authority involving such Foreign Plan, and no pending material claims (except for claims for benefits payable in the normal operation of such Foreign Plan), or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, (e) the consummation of the transactions contemplated by this Agreement will not create or otherwise result in any material liability with respect to such Foreign Plan, and (f) if any Foreign Plans are intended to be funded or book-reserved, they are funded or book-reserved based on common actuarial assumptions and to the extent required by Law. No Foreign Plan has material unfunded liabilities that will not be offset by insurance or that are not fully accrued in the Accounts.
9.12No Group Company is or has at any time been the “employer” or is or in the last six years has been “connected with” or an “associate of” the “employer” (as those terms in quotation marks are used in the UK Pensions Act 2004) of or in relation to any UK defined benefit pension, superannuation or other defined benefit retirement benefits plan in respect of which benefits are calculated by reference to age, salary or length of service.
9.13Other than with regard to plans qualified under Section 401(a) of the US Tax Code, no Group Company has at any time established, settled assets to or otherwise has any liability to any employee benefit trust.
9.14No Group Company Plan constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the US Tax Code.
10.EMPLOYEE MATTERS
10.1The Company has made available in the Data Room an accurate and complete list of each employee of the Group Companies as of five (5) Business Days prior to the date of this Agreement, including their, (a) name or employee identification number, (b) title, (c) hire or engagement date, (d) service recognition date, (e) annual base salary, hourly wage rate or other base rate, as applicable, (f) commission, bonus or other cash incentive opportunity, if any, (g) principal work location (state (where applicable), and country) and (h) employer entity. None of the Group Companies have engaged any individuals as independent contractors or independent consultants (except for professional advisers, accountants and auditors).
10.2Except as set forth in section 10.1 of the Disclosure Letter, the services provided by Service Providers are terminable by the giving of appropriate notice to the Service Provider in accordance with the terms of their employment or independent contractor agreement without the incurrence of any liability. No employment contract provides for severance, termination or notice payments or benefits upon termination of the applicable Service Providers employment or other service with any Group Company.
10.3No Service Provider who has a total annual salary or remuneration in excess of USD 150,000 (“Key Service Provider”) has informed any Group Company (whether orally or in writing) of any plan to terminate employment with or services for the applicable Group Company. Except as required by Law, the acquisition of the Shares by the Buyer will not entitle any Service Provider to terminate their employment or engagement. Except as set forth in the Disclosure Letter, no Group Company has an obligation to make a payment to any of its Service Providers on redundancy in excess of the statutory redundancy payment.
10.4As of the date of this Agreement, (i) no Group Company is party to, subject to or currently negotiating in connection with entering into, a collective bargaining agreement or other contract or understanding with a union, works council, employee association, or similar organization, and (ii) no employee of any of the Group Companies has disclosed to any Seller or any Group Company that such employee is represented by a union, works council, employee association or similar organization with respect to their employment with the Group Companies. No Group Company has experienced any strike, slowdown, work stoppage, picketing, lockouts or other organized work interruption with respect to any employees or other current or former Service Provider during the past three (3) years, nor, so far as the Sellers are aware, are any such strikes, slowdowns, work stoppages, picketings, lockouts or other organized work interruptions threatened. There are no unions or other organizations representing or, purporting to represent and, so far as the Sellers are aware, no union organization campaign is in progress with respect to, any employees of the Group Companies. Except set forth in section 10.4 of the Disclosure Letter, no Group Company is required to provide notice to, or consult any union, works council, or other employee representative body prior to the execution of this Agreement or Completion. No dismissals that would require any Group Company to consult with or provide notice to any public, governmental or self-

regulatory Authority, have been announced during the past year or are being planned by any Group Company.
10.5There are no material unfair labour practice charges or complaints pending before the National Labor Relations Board or any other Authority, Litigations, grievances, complaints, claims or judicial or administrative proceedings, in each case, which are pending or threatened in writing, or, so far as Sellers are aware, threatened orally by, or on behalf of, or relating to, the employment or engagement of any employees of any Group Company or any other current or former Service Provider. No audits by any labor or social security authorities took place in the last three (3) years which resulted in any material administrative penalties or findings.
10.6    Each Group Company is, and for the past three (3) years has been, in compliance in all material respects with all applicable Laws relating to labour and employment, employment practices, and/or terms and conditions of employment including as relates to hiring, training, background checks, employee safety and health, immigration, employment eligibility verification, worker classification (both with respect to employees classified as exempt employees and with respect to independent contractor and other non-employees classified as such), wage and hour, overtime, working time, holiday pay, equal employment opportunity, equal pay, statutory contributions towards social security benefits, payment of gratuity amounts and/or post retiral benefits (as applicable), harassment discrimination, retaliation, whistleblowing, data protection, workers’ compensation, privacy, notices, wage payment and deduction, reasonable adjustments, accommodations, family and medical leave and other leaves of absence or time off work, discipline, and/or termination (including payment of all statutory and contractual dues on termination) with respect to current and former Service Providers. With respect to current and former Service Providers each Group Company is not liable for (a) any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (b) any payment to any trust or other fund governed by or maintained by or on behalf of any Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (in each case, other than routine payments to be made in the normal course of business and consistent with past practice). There are no controversies pending or threatened in writing or, so far as Sellers are aware, threatened orally between any Group Company and any of its respective current or former Service Providers that could result in Litigation. No Group Company is a party to or otherwise bound by any consent decree with, or citation by, any Authority relating to any current or former employees, independent contractors or employment practices.
10.7So far as the Sellers are aware, no Key Service Provider of any Group Company is in violation of any term of any employment agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by any Group Company because of the nature of the business conducted or presently proposed to be conducted by such Group Company or to the use of trade secrets or proprietary information of others.
10.8No Group Company has any liability or obligations, including under or on account of any Group Company Plan, arising out of the hiring or retention of Service Providers to provide services to any Group Company and treating such persons as non-employees of such Group Company.
10.9Each Group Company is in compliance in all material respects with the WARN Act. Since the date two (2) years immediately prior to the date of this Agreement, with respect to the Group Companies, (a) there has been no “plant closing” (as defined in the WARN Act), (b) there has not occurred a “mass layoff” (as defined in the WARN Act) and (c) there have been no employment decisions or actions that implicated or triggered notice obligations under the WARN Act or similar Laws to the extent applicable. In the six (6) month period prior to the date of this Agreement, there has been no “employment loss” (as defined in the WARN Act), furlough, layoff or material reduction in hours of work with respect to the Group Companies that, if continued, in the aggregate could reasonably be expected to constitute a “plant closing” or “mass layoff” under the WARN Act or otherwise trigger notice obligations under the WARN Act.
10.10No Group Company has any material liability, nor are there any circumstances which could reasonably be expected to lead to a material liability with respect to the misclassification of any individual as a self-employed contractor, consultant or equivalent rather than as an employee or worker; or any individual being classified as a worker rather than as an employee and no former contractor has been converted, reclassified or employed by any Group Company or Authority as an employee.
10.11No Group Company has, in the last three (3) years, been party to any transfer for the purposes of the Transfer of Undertakings (Protection of Employment) Regulations 2006 (or any equivalent or similar legislation in any other relevant jurisdiction) (“TUPE”) and no current or former employee transferred to any Group Company at any time under TUPE having been a member of a UK defined pension arrangement with any former employer.
11.MATERIAL CONTRACTS
11.1The Disclosure Letter sets forth a list that is correct and complete as of the date of this Agreement of the following contracts (other than Group Company Plans) to which any of the Group Companies is a party (a contract responsive to any of the following categories being hereinafter referred to as a “Material Contract” and, together, “Material Contracts”):
(a)contracts with a Material Customer, other than purchase orders, quotations and invoices entered into in the ordinary course of business that are subject to the Company’s standard terms and conditions previously made available to the Buyer;
(b)contracts other than Leases involving aggregate consideration to or by any Group Company in excess of $3,000,000 per annum, other than any such contracts that can be terminated on less than 90-days’ notice without material penalty;
(c)contracts which restrict or limit in any respect the right or ability of any Group Company to (i) engage or compete in any line of business or market, with any person, or in any jurisdiction (including granting exclusive rights or rights of first refusal to license, market, sell or deliver any products or services of the Group Companies or any related Group Company Intellectual Property), other than license agreements entered into in the ordinary and usual course of business, (ii) acquire any products or other asset or any services from any other person, to sell any product or other asset to or perform any services for any other person or to transact business or deal in any other manner with any other person, (iii) develop or distribute any Group Company Intellectual Property or (iv) use, assert, enforce, or otherwise exploit any Group Company Intellectual Property anywhere in the world, other than, solely in the case of a Group Company’s right to enforce any Group Company Intellectual Property under subsection (iv), pursuant to non-exclusive license agreements with third party customers entered into in the ordinary and usual course of business;
(d)contracts which provide for “most favoured customer”, “most favoured nation” or similar terms (including with respect to pricing);
(e)contracts which grant to any person a right of first offer, right of first refusal, right of first negotiation, right of exclusivity or any other similar right;

(f)contracts pursuant to which any Intellectual Property Right or Technology is licensed, sold, transferred, assigned or otherwise conveyed or provided to any Group Company, or pursuant to which any person has agreed not to enforce (including under a covenant not to sue, release or waiver) any Intellectual Property Right against any Group Company, in each case, other than (A) contracts for Standard Software, (B) licenses for Open Source Software, (C) contracts entered into pursuant to a Group Company’s standard employee invention assignment agreements (copies of which have been made available in the Data Room) between such Group Company and an employee of such Group Company regarding the assignment or license of Technology or Intellectual Property Rights by such employee, (D) non-exclusive licenses of Intellectual Property Rights or Technology that are merely incidental to the transaction contemplated in such licenses, the commercial purpose of which is primarily for something other than such license, such as a sales or marketing agreement that includes a license to use trademarks or other rights for the purposes of advertising and selling products or services during the term of and in accordance with such agreement, and (E) non-disclosure and confidentiality obligations included in standard confidentiality agreements and/or non-disclosure agreements typically entered into by businesses operating in the same field as the Group Companies in the ordinary and usual course of business;
(g)contracts pursuant to which any Group Company Intellectual Property is or has been licensed (whether or not such license is currently exercisable), sold, transferred, assigned or otherwise conveyed or provided to a third party by any Group Company, or pursuant to which any Group Company has agreed not to enforce (including under a covenant not to sue, release or waiver) any Intellectual Property Right against any third party, in each case, other than non-exclusive licenses of a limited duration granted to third party customers of the Group Companies’ products and services and any standard non-disclosure or confidentiality agreements entered into in the ordinary and usual course of the Group’s business;
(h)contracts providing for the development of any Technology or Intellectual Property Rights (excluding customer specific developments prepared pursuant to a contract with such third party customers and in respect of which a Group Company owns such developments), independently or jointly, by or for any Group Company, other than contracts entered into pursuant to a Group Company’s standard employee invention assignment agreements (copies of which have been made available in the Data Room) between such Group Company and an employee of such Group Company regarding the development of Technology or Intellectual Property Rights by such employee;
(i)contracts that include a covenant not to sue or any settlement agreements or co-existence agreements, excluding, solely in the case of covenants not to sue, non-exclusive licenses of a limited duration in respect of the Group products and/or services granted to third party customers in the ordinary and usual course of the Group’s business on a form previously made available to the Buyer;
(j)contracts that allow any other party thereto to (i) terminate for convenience and (ii) receive a refund of fees paid thereunder of more than $500,000;
(k)contracts establishing any joint venture, joint development or other similar arrangement, in each case (i) providing for the sharing of revenues, profits, losses, costs or liabilities or for joint research, development, marketing or distribution and (ii) that require or is reasonably expected to result in (A) annual payments to or by any Group Company of $100,000 or more or (B) aggregate payments to or by any Group Company of $250,000 or more;

(l)contracts relating to the acquisition or disposition of any business, or any material portion of the assets of, or any equity interest in, any business (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which any Group Company has any current or future rights or obligations;
(m)contracts relating to the sale of any assets of any Group Company entered into in the five (5) years prior to the date of this Agreement (to the extent any Group Company has any current or future rights or obligations thereunder), in each case for consideration in excess of $500,000 (other than sales or dispositions of assets in the ordinary and usual course of business);
(n)contracts which relate to Third Party Debt for borrowed money having a principal amount in excess of $250,000 (whether incurred, assumed, guaranteed or secured by any asset and including any agreements or commitments for future loans, credit or financing);
(o)any collective bargaining agreement or other similar contract with any union, works council or similar association;
(p)contracts for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $100,000, other than contracts entered into in the ordinary and usual course of business or with respect to which the applicable acquisition or disposition has been consummated and there are no material obligations of any Group Company ongoing;
(q)all Leases;
(r)any contract the primary purpose of which is to require any Group Company to indemnify, defend or hold harmless any other party (excluding indemnities contained in contracts for the purchase, sale or license of products or services in the ordinary and usual course of business);
(s)contracts (other than offer letters, employment agreements, individual consulting agreements individual contracting or service agreements, option agreements, indemnification agreements, employment-related restrictive covenant agreements and employment-related intellectual property assignment agreements, entered into in the ordinary and usual course of business) to which any Group Company is a party, on the one hand and any Related Person, on the other hand, is a party;
(t)contracts relating to the acquisition, issuance or transfer of any equity securities of a Group Company or securities convertible or exercisable for equity securities of a Group Company with unperformed or continuing obligations by any party thereto;
(u)contracts relating to the voting of, and any other rights or obligations of a holder of, shares in a Group Company or any equity interests of any Group Company; and
(v)contracts under which any Group Company has directly or indirectly guaranteed any liabilities of any other person (other than endorsements for the purposes of collection in the ordinary and usual course of the Group’s business).
11.2The Company has made available in the Data Room accurate and complete copies of all written contracts identified in response to paragraph 11.1 of this Schedule 6, including all material amendments and material ancillary documents thereto.

11.3All Material Contracts are valid and binding agreements of a Group Company, are in full force and effect against the applicable Group Company party thereto and, so far as the Sellers are aware, each other party thereto, in each case, in accordance with the express terms thereof and except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, or other similar Laws affecting creditors’ rights, and have been duly executed, adequately stamped and registered as required under applicable Law. The applicable Group Company (a) has performed, in all material respects, all obligations required to be performed by it under each of the Material Contracts to which it is a party, and (b) is not, and, so far as the Sellers are aware, no other party thereto is, in violation, breach or default in any material respect under the terms of any Material Contract. So far as the Sellers are aware, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a violation, breach or default of any of the provisions of any Material Contract, (ii) give any person the right to declare a default or exercise any remedy under any Material Contract, (iii) give any person the right to accelerate the maturity or performance of any grant or right or other obligation under any Material Contract or (iv) give any person the right to cancel, extend, terminate or modify any Material Contract, except as would not, or would not reasonably be expected to result in, a Material Adverse Change. As of the date of this Agreement, no Group Company has received or served any written notice or other communication regarding violation or breach of, or default under, or the cancellation, suspension or termination of any Material Contract and no Group Company nor, so far as the Sellers are aware, any other party currently contemplates any termination, suspension, material amendment or change to any Material Contract.
12.REAL PROPERTY
12.1Section 12.1 of the Disclosure Letter sets forth a correct and complete list of all real property that is leased, licensed or otherwise occupied by the Group Companies (the “Leased Real Property”), including the street address of the Leased Real Property and the name of the third party lessor thereto and a correct and complete list of all real property that is owned by the Group Companies (the “Owned Real Property”). The Company has, or has caused to be, made available in the Data Room correct and complete copies of each of (i) the leases, licences and agreement to occupy pursuant to which each Group Company leases or licences the Leased Real Property (including all amendments, modifications and supplements thereto, the “Leases”) and (ii) and documents of title evidencing ownership of the Owned Real Property. All documents of title evidencing ownership of the Owned Real Property are within the control of a Group Company.
12.2The Group Companies do not own, lease or have an interest in any land or premises other than the Properties and, so far as the Sellers are aware, no Group Company has any material liability (whether actual or contingent) in relation to any land or premises previously owned, leased or occupied by a Group Company.
12.3The Group Company set forth in Section 12.1 of the Disclosure Letter has good and valid title to and is the sole legal and beneficial owner of the relevant Owned Real Property free and clear of all Encumbrances other than Permitted Encumbrances. There are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. The Group Company set forth in Section 12.1 of the Disclosure Letter has a valid leasehold interest in and is the sole legal and beneficial owner of the relevant Leased Real Property, in each case, free and clear of all Encumbrances, other than Permitted Encumbrances.
12.4So far as Sellers are aware, the Group Companies have not received any written notice of a material violation of any ordinances, regulations or building, zoning or other similar Laws with respect to any Property and each Property may be lawfully used for its current use.

12.5So far as Sellers are aware, the Group Companies have not received any written notice of any expiration of, pending expiration of, changes to, or pending changes to any material entitlement relating to any Property and there are no material pending or, so far as the Sellers are aware, threatened, appropriation, condemnation, eminent domain or like proceedings relating to any Property.
12.6No Group Company has, nor so far as the Sellers are aware has any relevant counterparty, failed to observe or perform in all material respects any covenants, restrictions, conditions, stipulations, easement, right or other encumbrances affecting any Property and there has not been any waiver of acquiescence to any breach of them and no notices of breach in respect of the same have been received or issued by a Group Company.
12.7So far as Sellers are aware, there are no developments or matters affecting any Property which are existing, pending or threatened, which would reasonably be expected to materially interfere with any present use of any such Property.
12.8The parts of the Owned Real Property at Ano Scholari in Greece which are characterized as forest or reforested areas are not necessary for the conduct the business of the Group as currently conducted.
12.9The Sellers are not aware of any material breach of a covenant or obligation under a lease agreement by a tenant (other than a Group Company) of any Property.
13.GOVERNMENT CONTRACTS
13.1In the four (4) years immediately prior to the date of this Agreement, the Group Companies have (a) complied, in all material respects, with the terms and conditions of each Government Contract, including such terms and conditions that are incorporated therein by reference or operation of any applicable Law; (b) not breached or been in default under any Government Contract in any material respect; (c) not been notified of any material claim or material dispute relating to any Government Contract; (d) not received any written notice of any audits or investigations by any Authority and have not been audited or investigated by any Authority with respect to any Government Contract or Government Bid; (e) not made or been required to make any disclosure with respect to any wrongdoing, irregularity, misstatement or omission, significant overpayment, or actual, alleged or potential violation of Law involving a Government Contract or Government Bid; (f) not conducted or initiated any internal investigation with respect to any alleged wrongdoing, irregularity, misstatement or omission, significant overpayment, or actual, alleged or potential violation of Law involving a Government Contract or Government Bid; (g) not received any written notice of breach, cure, show cause or default from any Governmental Entity or other Person with respect to any Government Contract; (h) not incurred, and do not currently project to incur, losses or cost overruns in an amount exceeding USD 200,000 under a Government Contract or Government Bid; (i) not had any Government Contract terminated prior to the expiration of the contract term; (j) not performed any Government Contract subject to cost reimbursement requirements as defined by 48 C.F.R. Subpart 16.3 or otherwise subject to accounting requirements contained in 48 C.F.R. Parts 30 or 31; and (k) not held or been required to hold a facility security clearance as defined in the National Industrial Security Program Operating Manual or any similar security clearance issued by any Authority.
13.2In the four (4) years immediately prior to the date of this Agreement, neither the Group Companies nor any of their respective directors, officers, principals, nor, so far as the Sellers are aware, any current employee is or has been suspended or debarred, proposed for debarment or suspension, declared ineligible or determined non-responsible from holding, performing or bidding on any Government Contract, and no such proceeding regarding suspension, debarment, ineligibility or non-responsibility has been commenced or threatened.
13.3For the past six (6) years, each representation and certification made by the Group Companies regarding small business status or any other preferential status programs (including small, small disadvantaged, protégé, 8(a) Program, HubZone, woman-owned, veteran-owned or service disabled veteran-owned, Tribal or Native-owned, minority-owned, or other size-based or socioeconomic status) was current, accurate, and complete as of the date given. No Government Contract in the past six (6) years was dependent on any representation regarding size status or other preferential status of any of the Group Companies.
13.4In the last three (3) years, none of the products of the Group Company were specifically developed for military purposes and so far as the Sellers are aware, none of the Group’s customers are using the Group’s products for military purposes. No Group Company is an operator of critical infrastructure in Germany. No Group Company is subject to the Swedish Protective Security Act and so far as the Sellers are aware no Group Company has a contract with a company that has a Protective Security Agreement.
14.PROPERTIES
14.1Except with respect to Group Company Intellectual Property and the Properties, the Group Companies have good and valid title to or, in the case of any leased property and assets, a valid leasehold interest in, their respective material property and assets (whether real, personal, tangible or intangible) owned or leased by them in connection with the conduct of the business of the Group Companies, except in each case, as would not, or would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Change. None of such property or assets is subject to any Encumbrance other than Permitted Encumbrances.
14.2So far as Sellers are aware, there are no developments or matters affecting any property or assets pending or threatened, which would reasonably be expected to materially detract from the value, materially interfere with any present use of any property or assets.
14.3The equipment owned by the Group Companies has no material defects, is in good operating condition and repair and has been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of such equipment, ordinary wear and tear excepted), and is adequate and suitable for its present uses, except in each case, as would not, or would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Change.
14.4The property and assets owned or leased by the Group Companies, or which the Group Companies otherwise have the right to use, constitute all of the property and assets used or held for use in connection with the business of the Company and are adequate to conduct such business as currently conducted in all material respects.
15.TAXES
15.1Within the past three years, each Group Company has within applicable time limits made all returns, provided all information, given all notices, submitted all accounts and computations and maintained all records in relation to Tax as it is required by law to make, provide, or maintain and all such returns, accounts, computations, information and notices were when submitted (and remain) accurate and complete in all material respects.
15.2All Tax for which any Group Company has been liable or is liable to account prior to the date hereof has been duly paid (insofar as such Tax ought to have been paid) and within the past three years, no Group Company has paid any penalty, fine, surcharge or material amount of interest in connection with Tax.
15.3Each Group Company has within the last three years deducted or withheld all amounts for or on account of Tax which it has been obliged by law to deduct or withhold from any payment made by it and has duly accounted to the relevant Tax Authority for all such amounts.
15.4No Group Company is involved in any dispute or disagreement with any Tax Authority and no Group Company has in the last three years been subject to any audit, non-routine visit, investigation or inquiry by any Tax Authority and no Group Company has been notified by a Tax Authority of that Tax Authority’s intention to commence any dispute in relation to the Group Company’s Tax affairs or to commence any, audit, non-routine visit, investigation, or inquiry.
15.5No Group Company has within the last three years entered into any written agreement or arrangement with a Tax Authority (being an agreement or arrangement not based on relevant legislation or any published practice) concerning its liability to Tax.
15.6The Disclosure Letter contains details of all transactions, schemes or arrangements in respect of which any Group Company has been a party for which clearance from a Tax Authority was required or a clearance application was made, together with copies of all relevant applications for clearances and copies of all clearances obtained in connection with such transactions, schemes or arrangements. All such clearances have been obtained on the basis of full and accurate disclosure of all material facts and considerations relating thereto.
15.7The Accounts make full provision or reserve or (as appropriate) disclosure in accordance with generally accepted accounting practice for any period ended on or before the date to which they were drawn up for all Tax assessed or liable to be assessed on any Group Company, or for which any Group Company is accountable at that date, whether or not such Group Company has (or may have) any right of reimbursement against any other person.
15.8Since the Accounts Date, no Group Company has been involved in any transaction which has given, or may give, rise to a liability to Tax on a Group Company (or would have given or might give rise to such a liability but for the availability of any Relief) other than Tax in respect of normal trading income or receipts of that Group Company concerned arising from transactions entered into by it in the ordinary and usual course of the Group’s business.
15.9So far as the Sellers are aware, no event has occurred which has resulted in any charge, lien, security interest, encumbrance or other third party right arising over an asset of a Group Company in respect of unpaid Tax.
15.10No Group Company is, or has been, a member of a group of companies, a fiscal consolidation, a consortium or a fiscal unity for the purposes of any Tax (including any affiliated, unitary or similar group for U.S. Tax purposes), of which any company other than a Group Company is a member.
15.11Each Group Company is, and always has been, resident only in its jurisdiction of incorporation for Tax purposes. No Group Company has, or has had, a permanent establishment, and no Group Company is otherwise, or has otherwise been, subject to Tax outside its jurisdiction of incorporation (including as a result of engaging in a trade or business in the United States of America).

15.12No Group Company is an agent or permanent establishment of another company, person, business or enterprise for the purpose of assessing the company, person, business or enterprise to Tax in the country of residence of any Group Company.
15.13All transactions, agreements, arrangements, acquisitions or disposals to which any Group Company is a party to, or otherwise involved in, have been made on arm’s length terms and each Group Company maintains and holds adequate books and records for the purposes of evidencing that arm’s length terms have been applied.
15.14No Group Company has entered into (i) any arrangement which requires the relevant Group Company to make or file a notification or report with any Tax Authority pursuant to Council Directive (EU) 2018/822 (or, as applicable, any corresponding implementing legislation in any jurisdiction) or (ii) a “listed transaction” within the meaning of US Treasury Regulations Section 1.6011-4(b).
15.15Each Group Company is a taxable person and is duly registered for VAT purposes, and such registration is not subject to any conditions imposed by or agreed with any Tax Authority. Each Group Company has complied in all material respects with its obligations under any Tax legislation relating to VAT.
15.16No Group Company is or has been a member of any group for the purposes of VAT.
15.17All documents in the possession of each Group Company which are necessary to establish the title of any Group Company to any asset or to enforce any rights and in respect of which any stamp, registration, transfer or similar Tax (a “Transfer Tax”) is payable as a condition to the validity, registrability or otherwise of such a document, have been duly stamped or such Transfer Tax has been paid in full in respect of such documents.
15.18Each Group Company has duly filed all land transaction returns (or similar filings required in respect of any dealings with land, property or real estate in any jurisdiction) (“Land Transaction Returns”) required to be filed with any Tax Authority and has paid all stamp duty land tax, land buildings and transaction tax, land transaction tax, real estate transaction tax or other similar Taxes relating to land, property or real estate (“Land Transfer Taxes”) to which it is liable.
15.19No Group Company is bound by or party to any Tax indemnity, Tax sharing, Tax allocation or similar agreement to pay the Tax obligations of another person or to pay the Tax obligations with respect to transactions relating to any other person (other than any customary agreement entered into in the ordinary course of business the principal purpose of which is not Taxes).
15.20Within the past two (2) years, no Group Company has distributed the stock of another corporate entity, or has had its stock distributed by another corporate entity, in a transaction that was purposed or intended to be governed in whole or in part by Section 355 of the US Tax Code.
15.21BETA CAE Systems U.S.A. Inc. is, and since formation has been, classified as a corporation for U.S. federal income tax purposes. No Group Company has made an election to change its classification for US federal income tax purposes. No Group Company is either a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the US Tax Code or treated as a US domestic corporation under Section 7874(b) of the US Tax Code. Each Group Company organized outside the United States was not also created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to United States Treasury Regulation Section 301.7701-5(a).

15.22Each Group Company (a) has collected, to the extent required by Laws, and remitted or paid all material sales, use and similar Taxes (“Sales Taxes”) with respect to sales made or services provided by such Group Company to its customers or clients and (b) for all sales or provision of services that are exempt from Sales Taxes and that were made without charging or remitting Sales Taxes, has, to the extent required by Laws in all material respects, received and retained any appropriate Sales Tax exemption certificates and other documentation qualifying such sale or provision of services as exempt from Sales Taxes.
15.23The Company (including for this purpose the other Group Companies) does not derive 50% or more of its value from its operations in India, computed as prescribed under the (Indian) Income tax Act, 1961 read with Income Tax Rules, 1962.
15.24There is business substance in the establishment of each Group Company and no such Group Company has been established with the main purpose of, or with one of the main purposes being, the avoidance of Tax as defined by the applicable Tax legislation.
15.25No Group Company will be required to include any material item of income, or exclude any material item of deduction, from any taxable period (or portion thereof) beginning after the Completion Date as a result of any (a) change in method of accounting for or in respect of any taxable period (or portion thereof) ending on or prior to the Completion Date, (b) closing agreement or similar agreement entered into with any Tax Authority on or prior to the Completion Date, (c) improper method of accounting utilized for any taxable period (or portion thereof) ending on or prior to the Completion Date, (d) installment sale or open transaction disposition made on or prior to the Completion Date or (e) prepaid amount or advanced payment received, or deferred revenue accrued, on or prior to the Completion Date.
16.INSURANCE
16.1The Company has, or has caused to be, made available in the Data Room all of the material insurance policies or binders for which any of the Group Companies is a policyholder or which relates to the business, assets, operations, employees, officers and directors of the Group Companies and all amendments and riders thereto (“Insurance Policies”), and the Disclosure Letter sets forth a complete list of the Insurance Policies.
16.2Other than claims in the ordinary and usual course of the Group’s business, there are no pending claims under any Insurance Policy, including any claim for loss or damage to the properties, assets or business of the Group Companies. There is no claim by the Group Companies pending under any Insurance Policy as to which coverage has been denied by the underwriters of such policies. All Insurance Policies are in full force and effect in accordance with their terms and all premiums with respect thereto covering all periods up to and including the Completion Date have been paid or will be paid when due. The Group Companies have not received any written notice of cancellation, change in premium, denial of renewal or material alteration of coverage in respect of any of the Insurance Policies.
17.FINDERS’ FEES
17.1There is no fee or commission payable by any of the Group Companies or any of their Affiliates to any investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any of the Group Companies in connection with the Transaction.

18.ENVIRONMENTAL COMPLIANCE
18.1Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies:
(a)no notice, notification, demand, request for information, citation, summons or order has been received by the Group Companies, no complaint has been filed, no penalty has been assessed, and no Litigation is pending or, so far as the Sellers are aware, is threatened by any Authority or other person relating to the Group Companies, in each case, in the past three (3) years and relating to or arising out of any Environmental Law;
(b)the Group Companies are, and for the past three (3) years have been, in material compliance with all Environmental Laws and all Environmental Permits;
(c)there are no material liabilities of the Group Companies arising under or relating to any failure to comply with Environmental Law or any release, discharge or disposal of Hazardous Substances by the Group Companies; and
(d)so far as the Sellers are aware, there are no Hazardous Substances present at any real property currently or formerly owned, leased or occupied by the Group Companies that could reasonably be expected to result in or be the basis for any material liability or obligation arising under any Environmental Law.
18.2So far as the Sellers are aware, there has been no material environmental investigation, study, audit, test, review or other material environmental analysis conducted in relation to any property or facility now or previously owned or leased by the Group Companies that has not been made available in the Data Room.
19.DATA PRIVACY AND SECURITY
19.1Except as would not reasonably be expected to result in a Material Adverse Change, the Group Companies and, so far as the Sellers are aware, vendors, processors, or other third parties Processing or sharing Personal Information by, for, with or on behalf of the Group Companies (“Data Partners”), comply and have in the three (3) years immediately prior to the date of this Agreement complied with all applicable Privacy Laws, internal and external policies and procedures, notices, statements, and/or contractual obligations and other commitments relating to Personal Information (collectively, “Data Privacy Obligations”) and binding on the Group Companies and Data Partners, as applicable.
19.2Except as would not reasonably be expected to result in a Material Adverse Change, so far as the Sellers are aware, the execution, delivery, and performance of this Agreement and the transactions contemplated in this Agreement do not and will not: (a) conflict with or result in a violation or breach of any Data Privacy Obligations; (b) require the consent of or provision of notice to any person concerning such person’s Personal Information; (c) give rise to any right of termination or other right to impair or limit the Buyer’s rights to own and Process any Personal Information; or (d) otherwise prohibit the transfer of Personal Information to the Buyer.
19.3Except as would not or would not reasonably be expected to result in a Material Adverse Change, the Group Companies have, and have required Data Partners to have, since the date that is three (3) years immediately prior to the date of this Agreement implemented, maintained, and complied with industry standard administrative, technical, organisational and physical safeguards that protect Personal Information and the operation, integrity, and security of Systems from a Security Incident, and that complies with applicable Data Privacy Obligations.
19.4No Group Company has received in relation to the Group Companies’ collection or use of Personal Information (i) a written material complaint, inquiry or claim in the three (3) years prior to the date of this Agreement; or (ii) any request, correspondence or other communication that remains unresolved and the failure to resolve has resulted in or is likely to result in a breach of a Data Privacy Obligations. The collection or use of Personal Information by the Group Companies have not been the subject of any investigation, audit, action or proceeding (whether of a criminal, civil or administrative nature). Except as would not or would not reasonably be expected to result in a Material Adverse Change, none of the Personal Information processed by any Group Company, or, so far as the Sellers are aware, on its behalf, has been subject to a Security Incident. The Group Companies: (a) in the three (3) years immediately prior to the date of this Agreement, have not been required under applicable Data Privacy Obligations to notify customers, consumers, employees, any Authority, or any other person in relation to any Security Incident; (b) in the three (3) years immediately prior to the date of this Agreement, have not received any notice, request, claim, complaint, correspondence or other communication regarding material non-compliance with any applicable Data Privacy Obligations; or (c) are not subject to any pending or threatened in writing inquiry, investigation, action, suit, investigation or proceeding by or before any Authority in relation to any appliable Data Privacy Obligations or Security Incident.
19.5Except as would not reasonably be expected to result in a Material Adverse Change, the Group Companies have not transferred or permitted the transfer of Personal Information originating in the European Economic Area, Switzerland or United Kingdom outside the European Economic Area, Switzerland or United Kingdom, except where such transfers have complied with the Data Privacy Obligations.
20.ABSENCE OF CERTAIN CHANGES OR EVENTS
20.1From the Accounts Date, the business of the Group Companies has been conducted in the ordinary and usual course of the Group’s business in all material respects and there has not been or occurred: (a) any event, occurrence, develop or state of circumstances or facts that has had or would reasonably be expected to have, individual or in the aggregate, a Material Adverse Change, (b) any damage, destruction or other casualty loss (whether or not recovered by insurance) affecting the business or assets of the Group Companies that is material to the Group Companies, taken as a whole, or (c) any actions, events or change that if taken or occurring after the date of this Agreement and prior to the Completion, would constitute a violation of Clause 4.1 or Schedule 3.
21.PERMITS AND LICENCES
21.1The Group Companies have all licenses, clearance, exemptions, registrations, permits, qualifications, accreditations, supplier or provider numbers, approvals and authorizations of any Authority (collectively, the “Permits”) that are necessary, and has made all necessary filings to conduct the business of the Group Companies as conducted as of the date of this Agreement in compliance with applicable Laws, except where the failure to have such Permit or make such filings, or the invalidity of such Permit would not, or would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Change.
21.2The Group Companies are in compliance with the terms and conditions of each such Permit, and so far as the Sellers are aware, no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any such Permit, except where the failure to so comply or such revocation, termination or impairment would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies.
21.3No Group Company has received written notice or other written communication regarding any actual or possible revocation, withdrawal, suspension, cancelation, termination or modification of any Permit or alleging any actual or possible material violation or failure to comply with any term or requirement of any Permit.
21.4The Disclosure Letter lists an accurate and complete list of all material Permits issued to the Group Companies as of the date of this Agreement.
21.5Each such Permit has been validly issued or obtained and is, and immediately following after the consummation of the transactions contemplated by this Agreement will be, in full force and effect.
22.RELATED PARTY TRANSACTIONS
22.1No Seller or any director, officer, employee, Affiliate or family member of any Seller (other than the Group Companies) (each of the foregoing, a “Related Person”), other than in its capacity as a director, officer or employee of a Group Company (a) has entered into any contract with any Group Company that remains in effect, (b) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any property or right, tangible or intangible, that is used by any Group Company or otherwise related to the business of the Group Companies or (c) provides services to any Group Company (other than services performed as a director, officer or employee of any Group Company).
22.2There are no agreements between any Seller or any of their respective Affiliates or any Seller’s or, to the awareness of the Sellers, its Affiliates’ Connected Persons on the one hand, and any Group Company on the other hand, other than the Transaction Documents.
22.3Subject to any payments required to be made on or following the Completion Date pursuant to this Agreement, there are no amounts owing from a Group Company to any Seller or any of their respective Affiliates or any Seller’s or, to the awareness of the Sellers, Affiliates’ Connected Persons.
22.4No Seller nor its Affiliates nor such Seller’s or, to the awareness of the Sellers, its Affiliates’ Connected Persons benefit from any guarantee, indemnity or suretyship given by a Group Company, other than any indemnity to which they are entitled at law or under the constitutional documents of any Group Company in respect of acts or things done in good faith while acting in their capacity as a director or officer of any of the Group Companies.
23.CUSTOMERS
23.1The Disclosure Letter sets forth a list of the 25 largest customers of the Group Companies on a consolidated basis (each, a “Material Customer”), as measured by the Euro value earned from such customers for the fiscal year ended December 31, 2022, and the “End User Price” generated from each Material Customer during such period.
23.2No Material Customer (including for this purpose, the top 10 largest customers of the Group Companies on a consolidated basis, as measured by the Euro value earned from such customers for the fiscal year ended December 31, 2023) has given the Group Companies or any of their respective Affiliates, officers, directors, employees, agents or Representatives, notice that it intends to stop or materially reduce its business relationship with any Group Company (whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise), or has during the past twelve (12) months decreased materially, or threatened in writing to decrease or limit materially, its supply of services or products to, or purchase of products or services from any Group Company.
23.3So far as the Sellers are aware no Material Customer has advised any Group Company of any material problem or dispute in connection with the relevant agreement.
24.BANK ACCOUNTS; BANKING FACILITIES
24.1The Disclosure Letter sets forth a complete and correct list of (a) all banks or other financial institutions with which any Group Company has an account or maintains a safe deposit box, showing the account numbers and names of the persons authorized as signatories with respect thereto and (b) the names of all persons holding powers of attorney from any Group Company, complete and correct copies of which have been made available in the Data Room. The Company has furnished to the Buyer true and complete copies of any agreements setting forth the terms of any lines of credit available to the Group Companies.

SCHEDULE 7
LIMITATIONS ON SELLER LIABILITY
1.FINANCIAL LIMITS ON CLAIMS
1.1The maximum aggregate liability of the Sellers collectively in respect of all Claims shall not exceed an amount equal to the Consideration and the maximum aggregate liability of each Seller for all Claims (including, for the avoidance of doubt, paragraphs 1.2(a) – 1.2(d) (inclusive) below) shall not exceed such Seller’s Relevant Proportion of the Consideration.
1.2Subject to paragraph 1.1 of this Schedule 7, the maximum aggregate liability (including, for the avoidance of doubt, any increased payments under Clauses 25.2 and 25.3) of each Seller:
(a)in respect of Fundamental Warranty Claims and all other Claims (other than Business Warranty Claims, Tax Claims and Relevant Claims), shall not exceed such Seller’s Relevant Proportion of the Consideration;
(b)in respect of Business Warranty Claims and Tax Warranty Claims (in each case only in respect of Warranties given as of the date of this Agreement) and Tax Covenant Claims shall not exceed such Seller’s Relevant Proportion of USD [***];
(c)in respect of Business Warranty Claims and Tax Warranty Claims (in each case only in respect of Warranties given as of Completion) shall be zero; and
(d)in respect of Relevant Claims shall not exceed such Seller’s Relevant Proportion of the Claims Retention Amount.
1.3Notwithstanding any other provision in this Agreement other than, and subject always to, paragraph 1.2(b), each Seller agrees that, subject to paragraph 1.4 below, it shall be solely responsible for its Relevant Proportion of any amount that may be due to the Buyer pursuant to a Claim under the W&I Policy (other than in respect of a Warranty Claim in connection with a Warranty given as of Completion) that is not paid by the W&I Insurer solely as a result of the application of any retentions and deductibles that apply under the W&I Policy, up to an aggregate amount between all Sellers of USD [***] (the “Initial Coverage”). If a payment is due in accordance with this paragraph 1.3 before the first anniversary of the Completion Date, the Buyer and the Seller Representative shall jointly instruct the Retention Agent to distribute the applicable amount due from the Claims Retention Account. If a payment is due in accordance with this paragraph 1.3 after the first anniversary of the Completion Date (but subject to the limitations under paragraph 3.1 below), each Seller agrees that it shall pay its Relevant Proportion of the retention or deductible up to an aggregate amount equal to the Initial Coverage within five (5) Business Days of receipt of payment instructions from the Buyer or the W&I Insurer.
1.4No Seller shall be liable in respect of any Business Warranty Claim or Tax Warranty Claim in connection with a Warranty given as of Completion, and no Seller shall be liable in respect of any single Business Warranty Claim in connection with a Warranty given as of the date of this Agreement unless and until the aggregate amount of the liability of the Sellers (taken together) in respect of all such Business Warranty Claims exceeds USD [***], in which case the relevant Sellers shall be liable for the excess above USD [***] (but subject to the limitation under paragraph 1.2(b) above).

2.W&I POLICY
2.1Subject to paragraph 1.3, the Buyer acknowledges and agrees that:
(a)its sole recourse in respect of any Business Warranty Claim or Tax Claim shall be to make a claim under the W&I Policy;
(b)the Buyer shall not make, and no Seller shall be liable for, any Business Warranty Claim or Tax Claim unless and until (i) the Buyer has made a claim in respect of the underlying Business Warranty Claim or Tax Claim against the W&I Insurer, (ii) the Buyer has taken all action necessary to prosecute such claim in accordance with the terms of the W&I Policy and (iii) that claim has been settled, agreed or otherwise determined; and
(c)the absence of a recourse of the Buyer under the W&I Policy in respect of any Business Warranty Claim or Tax Claim (including, without limitation, as the result of any limitation, exclusion, deduction or derogation under, or any invalidity, illegality, vitiation, expiry or termination of, the W&I Policy) or any inability of the Buyer to obtain any remedy in respect of any Business Warranty Claim or Tax Claim under the W&I Policy for any reason whatsoever (including, without limitation, any winding up, bankruptcy or other insolvency proceedings affecting any W&I Insurer, any failure of any W&I Insurer to perform its obligations under the W&I Policy, any non-payment by any W&I Insurer or any deductible, threshold or other financial limitation applying to the W&I Policy) shall not affect or increase the liability of any Seller under this Agreement, except as expressly stated otherwise in paragraph 1.3.
3.TIME LIMITS ON CLAIMS
3.1No Seller shall be liable in respect of any Claim unless the Buyer has given notice in writing of such Claim to the Seller Representative (on behalf of the relevant Seller(s)) in accordance with paragraph 3.2:
(a)in the case of a Tax Claim, by the date falling sixty (60) days after the expiry of the period allowed by statute of the relevant jurisdiction during which an assessment of the relevant liability to Tax or other Demand (as defined in Schedule 8) may be issued or brought by the relevant Tax Authority (including any applicable extensions) or, if there is no such period, within the period of seven (7) years beginning with the Completion Date;
(b)in the case of a Fundamental Warranty Claim, within the period of five (5) years beginning with the Completion Date;
(c)in the case of any Business Warranty Claim or Relevant Claim, within the period of twelve (12) months beginning with the Completion Date;
(d)in respect of any other Claim for breach of any covenant given by the Sellers and which fell due for performance at or before Completion (including any covenant in respect of (i) Condition satisfaction; (ii) the pre-Completion undertakings set out in Schedule 3; or (iii) the delivery of its Completion deliverables pursuant to Clause 5 and Schedule 5), within the period of twelve (12) months beginning with the Completion Date; and
(e)in respect of any other Claim relating to a breach that occurred after Completion, the applicable statutory limitation period.

3.2Any notice referred to in paragraph 3.1 must be given to the Seller Representative (on behalf of the relevant Seller(s)) as soon as practicable after the Buyer becomes aware of the matter reasonably likely to give rise to the Claim, and shall:
(a)include a summary of the nature of the Claim so far as it is known to the Buyer and a good faith calculation of the amount claimed (on a without prejudice basis); and
(b)specify (without prejudice to the Buyer’s right subsequently to identify other Warranties or provisions which are breached by the same facts) the specific Warranties or other provisions of this Agreement which are alleged to have been breached, provided that the failure of the notice from the Buyer to comply with the requirements of paragraphs 3.2(a) and (b) shall not operate to limit the liability of any relevant Seller except to the extent that such Seller’s ability to defend such Claim is prejudiced or the liability of such Seller is increased as a result of such failure or delay.
3.3For the avoidance of doubt, the Buyer may give notice of any single Claim in accordance with this paragraph 3, whether or not the amount set out in paragraph 1.31.4 has been exceeded at the time the notice is given.
4.WITHDRAWAL OF CLAIMS
Any Claim notified pursuant to paragraph 3.1 shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn and shall become fully barred and unenforceable (and no new Claim may be made against the relevant Seller(s) in respect of the facts, matter, events or circumstances giving rise to such Claim) six (6) months after the notice is given pursuant to paragraph 3.1, unless at the relevant time legal proceedings in respect of the Claim have been commenced by being both properly issued and validly served on the relevant Seller(s) and have not been withdrawn or terminated; provided that such six (6) month time limit shall not commence:
(a)in respect of any Claim where paragraph 2.1(b) applies, until the Buyer has made a corresponding claim for recovery against the W&I Insurer and such corresponding claim or entitlement is Determined (as defined in paragraph 13.2 below) (or the relevant member of the Buyer Group has exhausted its rights in respect of such corresponding claim); and
(b)in the case of a contingent or unquantifiable liability, six months after such liability becomes an actual quantifiable liability, subject in each case to paragraph 9 below.
5.CLAIMS AGAINST SELLERS
5.1The Buyer shall not be entitled to make:
(a)any Warranty Claim (other than any Fundamental Warranty Claim in respect of any Warranty in paragraph 2 of Schedule 6 (the Sellers) that relates solely to a Seller and its Shares);
(b)any Tax Claim;

(c)any other Claim (other than to the extent such Claim (other than any Business Warranty Claim and any Tax Claim) is directly attributable to one or more specific Sellers and their actions), in each case unless the same claim is made against all of the Sellers and they are all joined in such action.
5.2Save for any Claim carved out from paragraph 5.1(a) or (c) above:
(a)the Buyer shall not release, vary or compound the liability of any one of the Sellers under or pursuant to this Agreement without offering to release, vary or compound the liability of all other Sellers to the same extent;
(b)if the Buyer withdraws a Warranty Claim, Tax Claim or other Claim against any of the Sellers, the Buyer shall also withdraw that same Claim against each of the other Sellers against whom the same Claim has been made; and
(c)each Seller shall only be liable for its Relevant Proportion of the amount of the liability in respect of any Warranty Claim, Tax Claim or other Claim.
6.MATERIALITY
In respect of any Business Warranty Claim or Tax Warranty Claim, the existence of, and any losses arising from, any such inaccuracy or breach shall be determined and measured without giving effect to any “Material Adverse Change” or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty.
7.REMEDIABLE BREACHES
To the extent the fact, matter, event or circumstance giving rise to a Claim is capable of remedy, no Seller shall be liable for such Claim if it is remedied at the cost and expense of the Sellers and at no cost or expense to the Group to the reasonable satisfaction of the Buyer within 30 Business Days of the date of the notice referred to in paragraph 3.1, and the Buyer shall, and shall procure that each member of the Buyer Group shall, use commercially reasonable endeavours to cooperate with and assist the Sellers to remedy any such fact, matter, event or circumstance at the Sellers’ cost.
8.DISCLOSURE
No Seller shall be liable in respect of any Warranty Claim if and to the extent that the fact, matter, event or circumstance giving rise to such Claim is Disclosed in the Disclosure Letter. For purposes of the specific disclosures set out in the Disclosure Letter:
(a)inclusion of any item, information or matter does not represent an admission or determination by the Sellers that such item, information or matter is material to the Company or the Group or would constitute a Material Adverse Change, nor shall it be deemed to establish a standard for materiality or a Material Adverse Change; and
(b)for convenience, each matter disclosed is listed against, under, or by reference to the paragraph number of the Warranty to which the disclosure is most likely to relate, but any matter disclosed shall only be deemed to be Disclosed against (i) the Warranties that are contained in the corresponding paragraph of Schedule 6 of this Agreement and (ii) any other Warranties that are contained in Schedule 6 of this Agreement to which it is reasonably apparent that such disclosure would apply.

9.CONTINGENT LIABILITIES
Other than in respect of a Tax Claim, no Seller shall be liable in respect of any liability which is contingent or otherwise not capable of being quantified in relation to any Claim unless and until such contingent or unquantifiable liability becomes an actual and quantifiable liability and is due and payable, provided that no Seller shall be liable for any relevant contingent liability unless such contingent liability becomes an actual liability and is due and payable within five (5) years of the date on which the Claim was notified pursuant to paragraph 3.1. This is without prejudice to the right of the Buyer to give notice of the relevant Claim to any Seller notwithstanding the fact that the liability may not have become an actual and quantifiable liability. The fact that the liability may not have become an actual and quantifiable liability within the time limits provided in paragraph 3 shall not exonerate any Seller in respect of any Claim properly notified within such time limits, provided that no Seller shall be liable for any relevant contingent liability unless such contingent liability becomes an actual liability and is due and payable within five (5) years of the date on which the Claim was notified pursuant to paragraph 3.1.
10.COMPLETION ACCOUNTS
No Seller shall be liable in respect of any Claim to the extent of the amount of an allowance, provision or reserve in respect of the fact, matter, event or circumstance giving rise to such Claim has been taken into account in calculating the amount of Third Party Debt set out in the Completion Accounts or any other item set out in the Completion Accounts.
11.ALTERNATIVE RECOVERY
No Seller shall be liable in respect of any Claim to the extent of the amount of the loss to which the Claim relates has otherwise been made good or has otherwise been compensated for in full without loss to any member of the Buyer Group.
12.NO DUPLICATION OF RECOVERY
12.1The Buyer shall not be entitled to recover damages or obtain payment, reimbursement, restitution, indemnity or any other form of recovery more than once in respect of the same loss, regardless of whether more than one Claim arises in respect of it, and for this purpose recovery by the Buyer or any Group Company shall be deemed to be a recovery by each of them.
12.2In the event that the Buyer is entitled to claim under the Tax Covenant or under the Warranties in respect of the same liability, the Buyer may claim under either or both but payments under the Tax Covenant shall pro tanto satisfy and discharge any claim which is capable of being made under the Warranties in respect of the same liability and vice versa.
13.OTHER SPECIFIC LIMITATIONS
13.1No Seller shall be liable:
(a)in respect of any Warranty Claim or Tax Claim, if and to the extent that the Claim would not have arisen but for, or is increased as a result of:
(i)any alteration to or enactment (other than a re-enactment) of any statute, statutory instrument or other legislative act or other change of Law (including any decision of any court or tribunal) or any practice of any Authority (including the withdrawal of any extra-statutory concession of a Tax Authority) which is announced and/or enacted after (A) the date on which the applicable Warranty is given in respect of any Warranty Claims and (B) Completion in respect of any Tax Covenant Claim (whether relating to Taxation, rates of Taxation or otherwise);
(ii)any change after the date of this Agreement of any generally accepted interpretation or application of any legislation or regulation; or
(iii)any change in the accounting principles or practices, or the accounting reference date or the length of any accounting period of any member of the Buyer Group made after Completion; or
(b)to the extent a Claim relates to a Group Company if at any time after Completion such Group Company ceases to be a member of the Buyer Group.
13.2No Seller shall be liable in respect of any Claim unless and to the extent that such Claim is “Determined” which shall mean a claim:
(a)which has been resolved by written agreement between the relevant Sellers and the Buyer;
(b)which is the subject of an order as to both liability and quantum made by a court of competent jurisdiction where either no right of appeal lies or the relevant Sellers and the Buyer are debarred (whether by the passage of time or otherwise) from exercising such a right and, if it relates to a Taxation matter, it is agreed as finally settled as to liability and quantum (with no further right of enquiry in respect of such claim) by the relevant Tax Authority; or
(c)if it relates to a Taxation matter, all or any part of the Tax which is the subject of the Tax Claim is required to be paid to the relevant Tax Authority before a defense or appeal can be made in respect of the Tax Claim or it is agreed as settled as to liability and quantum by the relevant Tax Authority, and once Determined no new Claim can be made in respect of the same facts or matter giving rise to such Claim.
13.3Schedule 8 includes further limitations which also apply to Tax Claims.
14.CONDUCT OF THIRD PARTY CLAIMS
14.1In respect of any fact, matter, event or circumstance which any member of the Buyer Group becomes aware of, which is likely to result in a claim against any of them and which, in turn, is likely to result in a Claim (a “Third Party Claim”), the Buyer shall:
(a)control the defense of such Third Party Claim, subject to paragraphs (b) to (d) below;
(b)promptly give written notice of the Third Party Claim to the Seller Representative (on behalf of the relevant Seller(s)) specifying in reasonable detail the material aspects of the Third Party Claim (provided that any delay or failure to do so shall not prejudice the Buyer’s Claim except to the extent the amount of the Claim is increased by the delay or failure);
(c)not, and shall ensure that no Buyer Group Company will, make any admission of liability or any agreement, compromise, or settlement, or enter into any discussions or negotiations in respect thereof, in relation to the Third Party Claim without the prior written consent of the Seller Representative (not to be unreasonably conditioned, withheld or delayed); and
(d)cooperate in good faith and in consultation with the Seller Representative in connection with the defence, settlement or compromise of any Third Party Claim (it being understood that the Buyer will have ultimate decision making authority in the event of any disagreement), and upon the request of the Seller Representative, regularly update the Seller Representative on the progress and status of, and any material updates in respect of, any Third Party Claim.
15.RECOVERY FROM ANOTHER PERSON
15.1If, and to the extent that, in respect of any matter which may give rise to a Claim, any member of the Buyer Group is entitled to claim under any policy of insurance (excluding the W&I Policy), the Buyer shall use commercially reasonable endeavours to take or shall procure that a member of the Buyer Group shall take action to make a claim under such policy; provided that all reasonable out-of-pocket costs incurred by the Buyer in making such claim shall be for the account of the relevant Seller(s) and provided further that the Buyer shall not be required to make such a claim where doing so would adversely affect the Buyer’s existing insurance coverage, result in a less favorable insurance position or negatively impact the Buyer’s insurance premiums or conditions in the future.
15.2If a Seller pays or is obliged to pay to the Buyer or any member of the Buyer Group an amount in respect of a Claim and the Buyer or any member of the Buyer Group subsequently recovers from another person (other than (i) a Tax Authority or (ii) pursuant to the W&I Policy) an amount in respect of the matter giving rise to the Claim, and:
(a)if the relevant Seller(s) have already paid an amount in satisfaction of that Claim, the Buyer shall promptly pay to the relevant Seller(s) (in their respective Relevant Proportions or in such proportions as the amount paid in satisfaction of the Claim was borne by them) the Sum Recovered; and
(b)if the relevant Seller(s) have not already paid an amount in satisfaction of that Claim, the amount of that Claim for which the relevant Seller(s) are liable shall be reduced by and to the extent of the Sum Recovered.
15.3For the purposes of paragraph 15.1, “Sum Recovered” means an amount equal to the total of the amount recovered from the other person less any Taxation computed by reference to the amount recovered or recoverable from the person payable by a member of the Buyer Group and less all costs and expenses properly incurred and documented by each member of the Buyer Group in recovering the amount from the person (including any insurance premium, deductible or co-payment and any increase thereto).
16.MITIGATION
The Buyer shall (and shall procure that each member of the Buyer Group shall) take reasonable steps and provide reasonable assistance to avoid or mitigate any loss arising from a Claim or any loss which, in the absence of mitigation, would reasonably be expected to give rise to a Claim.
17.PROVISION OF INFORMATION
Subject to applicable Law and the Seller Representative giving such undertakings as to confidentiality as the Buyer may reasonably require, upon the reasonable request of the Seller Representative following any Claim being made, the Buyer shall and shall procure that each member of the Buyer Group shall promptly provide the Sellers and their advisers and accountants with information (in its possession or control), including reasonable access to relevant personnel and to relevant assets, documents and records within the power or control of each member of the Buyer Group, during Working Hours and on reasonable advance notice, but not so as to cause disruption to the ongoing business of any member of the Buyer Group, as the Seller Representative may reasonably require (but excluding anything which is commercially sensitive or subject to legal privilege) to investigate, avoid, remedy, dispute, resist, appeal, compromise or contest such Claim.
18.FRAUD
Nothing in this Agreement shall have the effect of limiting or restricting liability of any Seller in respect of any Claim if it is the consequence of fraud by such Seller or any of its directors, officers, employees or authorised agents (in each case acting in such capacity).
19.RELIEFS AND BENEFITS
19.1    In determining the amount payable in respect of any Claim, account shall be taken of any Relief or other benefit available to the Group in respect of the matter giving rise to the payment.
19.2    The Sellers shall not be liable to satisfy any Claim to the extent of any corresponding saving by or net quantifiable financial benefit to the Buyer or any member of the Buyer Group arising from the matter(s) giving rise to such Claim, including the amount (if any) by which any Tax for which the Buyer or any member of the Buyer Group would otherwise have been accountable or liable to be assessed is or will be actually reduced or extinguished as a result of the matter(s) giving rise to the Claim.

SCHDULE 8
TAX COVENANT
1.DEFINITIONS AND INTERPRETATION
1.1In this Schedule, the following terms shall have the following meanings:
“Actual Tax Liability” means a liability of a Group Company to make a payment (or increased payment) of Tax or a payment in respect of, or on account of, Tax, regardless of whether any such liability has been discharged in whole or in part before Completion;
“Buyer’s Relief” means:
(a)any Post-Completion Relief; and
(b)any Relief arising to any member of the Buyer’s Tax Group (other than any Group Company) at any time;
“Buyer’s Tax Group” means the Buyer and each other company which is, or is for a Tax purpose, treated as being members of the same group as, or otherwise controlled by, connected with, or associated in any way with, the Buyer from time to time;
“CTA 2010” means the United Kingdom Corporation Tax Act 2010;
“Deemed Tax Liability” means the use or set off of a Buyer’s Relief in circumstances where, but for the use or set off, a Group Company would have had an Actual Tax Liability in respect of which (and to the extent that) the Sellers would have had a liability pursuant to a Tax Covenant Claim or Tax Warranty Claim;
“Demand” means:
(a)any notice, demand, assessment, letter or other document issued, or action taken by, or on behalf of any Tax Authority; or
(b)the preparation or submission to a Tax Authority of a tax return, notice, assessment or other document by the Buyer, any Group Company or another person, from which it appears that a Tax Liability is, or may be, incurred by or imposed on any Group Company in respect of which the Sellers could be liable pursuant to a Tax Covenant Claim or Tax Warranty Claim;
“Event” includes (without limitation) any event, transaction (including, without limitation, the execution of this Agreement and Completion), act, payment, action, circumstance, state of affairs, default, omission or occurrence of any nature whatsoever and whether or not the Buyer or any Group Company is a party to it (including, for the avoidance of doubt, any change in the residence of a person for the purposes of any Tax) and reference to an Event occurring on or before a particular date or time shall include Events which for Tax purposes are deemed to have, or are treated as having, occurred on or before that date or time;
“Income, Profits or Gains” means income, profits, gains or any other consideration, value, receipt, standard or measure by reference to which Tax is chargeable or assessed and:
(a)references to Income, Profits or Gains earned, accrued or received on or before a particular date (including the Completion Date) shall include Income, Profits or Gains deemed or treated for Tax purposes as earned, accrued or received on or before that date; and
(b)references to Income, Profits or Gains earned, accrued or received by any person shall include Income, Profits or Gains deemed or treated for Tax purposes as earned, accrued or received by such person;
“Post-Completion Relief” means a Relief which arises:
(a)as a consequence of, or by reference to, any Event occurring (or being treated for Tax purposes as occurring) after Completion;
(b)in the ordinary and usual course of business to a Group Company in respect of any period (or part of any period) commencing after Completion; or
(c)from Income, Profits or Gains earned, accrued or received, after Completion;
“Relief” means:
(a)any relief, loss, allowance, credit, deduction, exemption or set-off in respect of any Tax or relevant to the computation of any Income, Profits or Gains for the purposes of any Tax; or
(b)any right to a refund or repayment of, or saving of, Tax or to a payment in respect of Tax (including interest in respect of Tax), and any reference to the use or set off (including in part) of a Relief is construed accordingly;
“Straddle Period” means an accounting period that begins on or before the Completion Date and ends after the Completion Date; and
“Tax Liability” means an Actual Tax Liability or a Deemed Tax Liability.
1.2For the purpose of this Schedule and Schedule 9 and in particular computing any Tax Liability or Relief and for determining whether and to what extent a Tax Liability or a Relief relates to a pre- or post-Completion period, any Taxes of a Group Company with respect to any Straddle Period shall be apportioned between the portion of such period up to and including the Completion Date and the portion of such period that begins after the Completion Date, on the basis that an accounting or other tax reporting period is deemed to have ended as of the close of business on the Completion Date.
1.3The words connected and controlled shall be construed in accordance with the provisions of sections 1122 and 1124 (other than section 1122(4) and (7)) of the CTA 2010 respectively, as the context requires.
2.COVENANT TO PAY
2.1Each Seller severally (and not jointly and severally) covenants with the Buyer to pay to the Buyer an amount equal to such Seller’s Relevant Proportion of:
(a)any Actual Tax Liability arising:
(i)as a consequence of, or by reference to, any Event which occurs (or is treated for Tax purposes as occurring) on or before Completion; or

(ii)in respect of, or by reference to, any Income, Profits or Gains earned, accrued or received on or before Completion; or
(iii)as a result of, or in respect of, the grant, exercise, surrender, exchange or other disposal of an option or other right to acquire securities, or in respect of any acquisition, holding, variation or disposal of securities where the acquisition of the security or the grant of the option, or other right to acquire the security occurred on or before Completion;
(b)any Deemed Tax Liability;
(c)all reasonable costs and expenses reasonably and properly incurred by the Buyer or any Group Company in relation to a successful claim made under paragraphs 2.1(a) or 2.1(b) above and the subject matter of such claim (save to the extent that such costs and expenses have been or are required to be reimbursed pursuant to any other provision of this Agreement).
2.2For the purposes of this Schedule, the amount of a Deemed Tax Liability of any Group Company is the amount of Tax which would have been payable by any Group Company but for the use or set off of the relevant Buyer’s Relief.
2.3For the avoidance of doubt, paragraph 2.1(a) shall not apply to any Tax Liability arising in respect of, by reference to or in consequence of any Income, Profits or Gains earned, accrued or (save in the case of Income earned or accrued before Completion) received after Completion.
3.LIMITATIONS AND EXCLUSIONS
3.1The Sellers shall not be liable in respect of a Tax Covenant Claim or Tax Warranty Claim in respect of a Tax Liability of a Group Company:
(a)to the extent that provision or reserve was made in the Completion Accounts in respect of the liability in question;
(b)to the extent that payment or discharge of the liability in question is economically reflected in the Completion Accounts; or
(c)which arises in consequence of the payment of the Holdback Consideration and would not have arisen but for the entry into any Holdback Agreement.
3.2Certain provisions of Schedule 7 of this Agreement contain further limitations which apply to this Schedule.
4.PAYMENT OF CLAIMS
4.1Payments by a Seller of any liability under this Schedule must be made in cleared and immediately available funds on the dates specified in paragraph 4.2.
4.2The dates referred to in paragraph 4.1 are as follows:
(a)in the case of an Actual Tax Liability, the date which is the later of ten (10) Business Days after written demand is made for payment by or on behalf of the Buyer, and five (5) Business Days before the date on which that Tax becomes due and payable to the relevant Tax Authority;

(b)in the case of a Deemed Tax Liability, the later of five (5) Business Days after demand is made for payment by or on behalf of the Buyer and the date on which the Tax which would have been payable but for the use or set-off of a Buyer’s Relief would otherwise have been due and payable to the relevant Tax Authority; and:
(c)in any other case, five (5) Business Days after the date on which demand is made for payment by or on behalf of the Buyer.
4.3For the purposes of this paragraph 4, references to the day on which an amount of Tax becomes due and payable to the relevant Tax Authority will be the last day on which such Tax may by Law be paid without incurring a penalty or liability for interest in respect thereof.
5.TAX RETURNS AND COMPUTATIONS
The Sellers or their duly authorized agents will be responsible for, and have the conduct of preparing, submitting to and agreeing with the relevant Tax Authorities any outstanding corporation tax or corporate income tax (or equivalent tax) Tax Returns and computations of the Group Companies that are required to be filed with the appropriate Tax Authority on or before Completion. All such Tax Returns shall be filed in a manner consistent with past practice, except as otherwise required by applicable Law. At least fifteen (15) days before the due date of any such Tax Return, the Seller Representative shall deliver a copy of such Tax Return to the Buyer for the Buyer’s review and approval, such approval not to be unreasonably withheld.
6.PRE-COMPLETION TAX AFFAIRS
6.1The Sellers shall procure that the Buyer and the Group Companies are provided with such reasonable assistance, cooperation and information as the Buyer and the Group Companies may reasonably request in respect of the pre-Completion Tax affairs of the Group Companies, including to enable the Buyer to file any Tax Returns, make any election relating to Taxes, prepare for any audit by any Taxing Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax and to enable the Buyer and any member of the Buyer’s Tax Group to comply with its own Tax obligations.
6.2After Completion, the Buyer shall procure that the Seller Representative or its duly authorised agents are provided with such reasonable assistance, cooperation and information as the Sellers may reasonably request in respect of the pre-Completion Tax affairs of the Group Companies, including to enable the Seller Representative to exercise its rights under paragraph 5 and to enable the Sellers to comply with their own Tax obligations.
7.SECTION 338 ELECTION
Notwithstanding any other provision of this Agreement, the Buyer may, in its sole and absolute discretion, but is under no obligation to, make (or cause to be made) an election under Section 338(g) of the US Tax Code (or any analogous provisions of state or local Law) with respect to any Group Company (other than BETA CAE Systems U.S.A. Inc.), with effect from any time at or after Completion. The Sellers shall provide the Buyer with any information in their knowledge as reasonably requested, in connection with making any such election.

SCHEDULE 9
COMPLETION ACCOUNTS
1.PREPARATION OF COMPLETION ACCOUNTS
1.1The Buyer shall procure that a draft of the Completion Accounts (the “Draft Completion Accounts”) is prepared in accordance with paragraphs 4, 5, and 6 and delivered to the Seller Representative within 120 days following Completion.
1.2In order to enable the Buyer to prepare the Draft Completion Accounts, the Sellers shall keep up-to-date and grant to the Buyer and its Representatives reasonable access, at reasonable times and on reasonable notice, to the books and records of the Group held by the Sellers and any other information of the Group held by the Sellers which may reasonably be required to enable the Buyer to prepare the Draft Completion Accounts. The Buyer and its Representatives shall have the right to take copies of any documents that they reasonably require and shall have such access to the Sellers as they reasonably require in order to enable them to prepare the Draft Completion Accounts.
1.3Within 30 days after receiving the Draft Completion Accounts, the Seller Representative shall notify the Buyer:
(a)whether or not the Seller Representative accepts the Draft Completion Accounts for the purposes of this Agreement; and
(b)if the Seller Representative does not accept it, such notification shall set out the items in the Draft Completion Accounts which the Seller Representative disputes and the basis upon which the Seller Representative disputes such items.
1.4In order to enable the Seller Representative to review and determine whether or not the Seller Representative accepts the Draft Completion Accounts, the Buyer shall keep up-to-date and grant to the Sellers and Seller Representative reasonable access, at reasonable times and on reasonable notice, to the books and records of the Group held by the Buyer and any other information of the Group held by the Buyer which may reasonably be required to enable the Seller Representative to review the Draft Completion Accounts. The Sellers and Seller Representative shall have the right to take copies of any documents that they reasonably require and shall have access to the relevant personnel of the Buyer as they reasonably require in order to enable them to review the Draft Completion Accounts.
1.5Where the Seller Representative is satisfied with the Draft Completion Accounts (either as originally submitted by the Buyer or after adjustments agreed between the Seller Representative and the Buyer) or where the Seller Representative does not notify the Buyer of:
(a)its non-acceptance of the Draft Completion Accounts;
(b)the items which it disputes; or
(c)the basis upon which it disputes such items,
within the 30-day period referred to in paragraph 1.3, then the Draft Completion Accounts (incorporating any agreed adjustments) shall constitute the “Completion Accounts” for the purposes of this Agreement and shall be final and binding on the Sellers and the Buyer.

2.APPOINTMENT OF REPORTING ACCOUNTANTS
2.1Where the Seller Representative notifies the Buyer within the period specified in paragraph 1.3 that it does not accept the Draft Completion Accounts, the parties shall attempt in good faith, to reach agreement in respect of the Draft Completion Accounts and, if they are unable to do so within 14 days (or such longer period as may be agreed in writing between the Buyer and the Seller Representative) following receipt by the Buyer of the notice referred to in paragraph 1.3, the dispute shall be referred to:
(a)[***]; or
(b)if such firm is unable or unwilling to act, an independent firm of internationally recognised chartered accountants to be agreed upon by the Seller Representative and the Buyer within seven (7) days of a notice by one to the other requiring such agreement; or
(c)failing such agreement, such independent firm of internationally recognised chartered accountants nominated:
(i)by or on behalf of the President for the time being of the Institute of Chartered Accountants in England and Wales, pursuant to a joint application of the Seller Representative (on behalf of the Sellers) and the Buyer (and the Buyer and the Sellers shall cooperate and do all things necessary to promptly make such joint application); or
(ii)if a joint application is not made within seven (7) days of a notice by one party to the other requiring a joint application to be made, by the ICC International Centre for ADR in accordance with the Rules for Appointment of Experts and Neutrals of the International Chamber of Commerce (or any other appointing authority of similar repute which accepts unilateral applications to nominate Reporting Accountants) pursuant to an application by either the Buyer or the Seller Representative (on behalf of the Sellers),
(the “Reporting Accountants”).
2.2If paragraph 2.1 applies, the Sellers and the Buyer shall provide such reasonable cooperation to promptly agree the terms of appointment for the Reporting Accountants, which shall (unless otherwise agreed in writing between the Seller Representative and the Buyer) be on the following basis:
(a)a joint appointment on behalf of both the Buyer on the one hand and the Seller Representative (on behalf the Sellers) on the other hand;
(b)on the Reporting Accountants’ standard terms and conditions for such an appointment, provided that those terms shall be modified to the extent possible to align with market practice if:
(i)the Reporting Accountants’ cap on liability is materially lower than other internationally recognised firms of chartered accountants’ caps for similar appointments; and/or
(ii)the extent of the Reporting Accountants’ indemnity is materially wider than the indemnity required by other internationally recognised firms of chartered accountants for similar appointments; and

(c)otherwise in accordance with the terms set out in this Schedule 9.
2.3If the terms of engagement of the Reporting Accountants are not agreed within 14 days following the identity of the Reporting Accountants being determined (or such longer period as the Seller Representative and the Buyer may agree), the terms of appointment may be unilaterally approved by either party, acting reasonably, and the party unilaterally approving the terms shall ensure that the appointment is in accordance with paragraphs 2.2(a) to 2.2(c). Each party agrees that the other party may sign and deliver, on that party’s behalf, any documents including engagement letters, necessary to expedient to the appointment of the Reporting Accountants.
2.4The Reporting Accountants’ fees and expenses (including VAT) shall be borne equally between the Buyer on the one hand and the Sellers on the other hand at the time the final determination is made in accordance with paragraph 3.2(g), except in the following cases:
(a)without prejudice to paragraph 2.4(b), if a party unilaterally appoints the Reporting Accountants pursuant to paragraph 2.3 but the appointment is not in accordance with paragraphs 2.2(a) to 2.2(c), such party shall bear all of the Reporting Accountants’ fees and expenses (provided any failure of the appointment to be in accordance paragraphs 2.2(a) to 2.2(c) shall (subject to paragraph 3.2(f)) not undermine the final and binding nature of the Reporting Accountants’ findings pursuant to this Schedule 9); or
(b)if the Reporting Accountants, exercising their sole discretion, are of the opinion that a party has been disruptive to the process set out in this Schedule 9 or materially breached an express provision set out in this Schedule 9, then the Reporting Accountants may determine that the disruptive party should be responsible for 75% or more of the Reporting Accountants’ fees and expenses (and for the avoidance of doubt, the balance of the Reporting Accountants’ fees and expenses shall be borne by the other party).
2.5If the appointed Reporting Accountants become unwilling or incapable of acting, or do not deliver their determination within the period required paragraph 3.2(g):
(a)the Buyer and the Seller Representative shall use all reasonable endeavours to agree the identity and terms of appointment of replacement Reporting Accountants in accordance with paragraphs 2.1 to 2.4; and
(b)paragraph 3 shall apply in relation to each and any replacement Reporting Accountants as if they were the first Reporting Accountants appointed.
3.REPORTING ACCOUNTANTS’ DETERMINATION PROCESS
3.1Each Seller and the Buyer shall each grant the Reporting Accountants, if appointed, and the other party reasonable access, at reasonable times and on reasonable notice, to the books and records of the Group held by such Seller or its Affiliates (in the case of a Seller) or the Buyer Group (in the case of the Buyer) and any other information of the Group held by such Seller or its Affiliates (in the case of a Seller) or the Buyer Group (in the case of the Buyer) which may reasonably be required to enable them to determine the final Completion Accounts, including reasonable access to the individuals and advisers responsible for preparing or commenting on the Completion Accounts. The Reporting Accountants shall have the right to take copies of any documents that they reasonably require and shall have access to the relevant personnel of such Seller or its Affiliates (in the case of a Seller) or the Buyer Group (in the case of the

Buyer) as they reasonably require in order to enable them to determine the final Completion Accounts.
3.2Except to the extent that the Buyer and the Seller Representative agree otherwise, the Reporting Accountants shall determine their own procedure, subject to the following:
(a)the Buyer, the Seller Representative and/or their respective accountants shall each promptly, (and in any event within 30 days following a relevant appointment) submit a written statement on the matters in dispute (together with relevant supporting documents) to the Reporting Accountants for determination and deliver a copy of such written statement and supporting documents to the other party;
(b)following delivery of their respective submissions, the Buyer and the Seller Representative shall have the opportunity to comment once only (provided that nothing in this sub-paragraph shall prevent the parties from responding to any requests from the Reporting Accountants under paragraph 2.2) on the other party’s submissions by written comment delivered to the Reporting Accountants not later than 20 days after the written statement was first submitted to the Reporting Accountants and copied to the other party pursuant to paragraph 3.2(a);
(c)apart from procedural matters and/or as otherwise set out in this Agreement, the Reporting Accountants shall determine only:
(i)whether any of the arguments for an alteration to the Draft Completion Accounts put forward in the written statements submitted under paragraph 3.2(a) is correct in whole or in part (unless such matters are agreed between the Buyer and the Seller Representative) and will limit its determination solely to the disputed matters and/or items; and
(ii)if so, what alterations should be made to the Draft Completion Accounts in order to correct the relevant inaccuracy in it;
(d)the Reporting Accountants shall apply the policies in paragraphs 4.2 and 6;
(e)the Reporting Accountants shall not be entitled to determine the scope of their own jurisdiction;
(f)the Reporting Accountants shall act as experts (and not as arbitrators) in making their determination and their determination of any matter falling within their jurisdiction shall be final and binding on the Sellers and the Buyer save in the event of manifest error (when the relevant part of their determination shall be void and the matter shall be resubmitted to the Reporting Accountants by either party for correction as soon as reasonably practicable); and
(g)the Reporting Accountants shall make their determination pursuant to paragraph 3.2(f) within 30 days after the expiry of the 20 day period referred to in paragraph 3.2(b) or as soon thereafter as is reasonably possible and such determination shall be in writing and shall be made available for collection by the Seller Representative and the Buyer at the offices of the Reporting Accountants and shall (unless otherwise agreed by the Seller Representative and the Buyer) include reasons for each relevant determination.
3.3Any determination of the Reporting Accountants under paragraph 3.2(g) above shall be deemed to be incorporated into the Draft Completion Accounts which, as adjusted by the alterations so determined by the Reporting Accountants (if any), shall become the Completion Accounts respectively and be final and binding on the Sellers and the Buyer.

3.4Nothing in this Schedule 9 shall entitle a party or the Reporting Accountants access to any information or document which is protected by legal professional privilege, or which has been prepared by the other party or its accountants and other professional advisers with a view to assessing the merits of any claim or argument, provided that a party shall not be entitled by reason of this paragraph 3.4 to refuse to supply such part or parts of documents as contain only the facts on which the relevant claim or argument is based.
3.5Each party shall, and shall procure that its accountants and other advisers shall, and shall instruct the Reporting Accountants to, keep all accountants’ working papers or information and documents provided to them pursuant to this Schedule 9 confidential and shall not use them for any purpose, except for disclosure or use in connection with the preparation or review of the Draft Completion Accounts, the proceedings of the Reporting Accountants or any other matter arising out of this Agreement or in defending any claim or argument or alleged claim or argument relating to this Agreement or its subject matter.
4.PREPARATION AND FORM OF COMPLETION ACCOUNTS
4.1The Completion Accounts (including the Draft Completion Accounts) shall be drawn up in the form set out in Schedule 10 and shall set out the Buyer’s calculation of the amounts of the Cash Balances, the Third Party Debt, and the Working Capital and outline, to the extent applicable, if, how, and why these differ from the Estimated Cash Balances, the Estimated Third Party Debt, and the Estimated Working Capital.
4.2The Buyer and the Seller Representative shall act reasonably in respect of the Completion Accounts, including in respect of preparing the Draft Completion Accounts and in providing any comments or disputing any items therein.
5.GENERAL POLICIES
The Completion Accounts (including the Draft Completion Accounts) shall be drawn up in accordance with:
(a)the specific policies, bases, methods, practise and procedures set out in paragraph 6;
(b)to the extent not inconsistent with sub-paragraph (a), the same accounting principles, policies, procedures, categorisations, classifications (including trial balance classifications), asset recognition bases, definitions, methods, practices and estimation techniques as applied in the preparation of the Accounts, applied on a consistent basis; and
(c)to the extent not inconsistent with sub-paragraphs (a) and (b), the requirements of Swiss law, in particular Article 963b para 3 and Article 957 of the Swiss Code of Obligations on commercial accounting and financial reporting.
6.SPECIFIC POLICIES
6.1Each component of the Draft Completion Accounts and Completion Accounts shall be prepared on a consolidated basis by reference to the general ledgers of the Group. For the avoidance of doubt, intercompany transactions shall not be included in the Draft Completion Accounts and Completion Accounts in accordance with the approach taken in the Accounts.
6.2The Buyer shall not be entitled to recover an amount, obtain payment, or otherwise take into account or deduct more than once in respect of the same amount and there shall be no double counting (whether positive or negative) in the Completion Accounts, including, without limitation, double counting in the calculation of the Completion Accounts itself, or by including any amount in the Completion Accounts which has otherwise been taken into account in the Consideration.
6.3Without limiting the above, to prevent double counting, no amount shall be treated as constituting more than one of, and no amount shall be counted more than once in computing, the following: Cash, Third Party Debt and Working Capital.
6.4The Completion Accounts and Draft Completion Accounts shall be expressed in CHF. If any expenses or income are expressed in a currency other than CHF it shall be converted into CHF on a basis consistent with the approach to currency conversation taken in respect of that specific item as adopted in the Accounts.
6.5Unless specifically stated to the contrary in this Schedule 9, the Draft Completion Accounts and the Completion Accounts shall reflect the position of the Group Companies as at the Effective Time.
6.6Each of the Draft Completion Accounts and the Completion Accounts shall be prepared on the basis that the Group is a going concern and so as to include no impact (including charge, provision, reserve write off, impairment, loss, income or profit) arising as a consequence of the change in ownership of the Group Company contemplated by this Agreement. No account shall be taken of events taking place after the Effective Time (including any event or transaction that occurs or arises after the Effective Time as a result of a voluntary act of the Buyer Group).
6.7No provision shall be made for any deferred tax liability or in respect of any deferred tax asset of any Group Company.
6.8Leasing – leasing arrangements shall not be capitalized.
6.9Working Capital – the calculation of Working Capital for the Draft Completion Accounts and the Completion Accounts shall be prepared (i) on a basis consistent with the Completion Statement and, (ii) on the basis of the following:
(a)“current assets” shall be comprised of:
(i)accounts receivables (being trade receivables, other assets/receivables, and net of provisions for bad debt);
(ii)prepaid expenses and other current assets (being inventory, work in progress, accrued income, and prepaid expenses);
(b)“current liabilities” shall be comprised of:
(i)accounts payables (being trade payables and debts due in respect of monies advanced from customers);
(ii)deferred income (including both short-term and long-term deferred income); and
(iii)accrued expenses, other current liabilities, other provisions and accruals.
6.10Credit Cards – credit card facilities are to be included in the calculation of Working Capital and not as part of Third Party Debt.

6.11Any value attributed to goodwill, or any other intangible asset, shall be consistent with the approach taken in the Accounts.
6.12Other fixed assets shall only be included or excluded to the extent that inclusion (or exclusion as applicable) is consistent with the policies adopted in the Accounts, less, in each case, depreciation on a pro rata basis consistent with the rates and policies used in the Accounts.
6.13Full provision shall be made for rebates and discounts that will fall due after Completion in respect of sales that took place before Completion.
6.14Full provision shall be made for any debtors due in the ordinary and usual course of trading outstanding and uncollected at Completion for a period of more than 90 days past the due date and proper provision or reserve shall be made for all other bad or doubtful debtors on the basis of the information available at the time the Completion Accounts are prepared.
6.15Full provision shall be made for employee bonuses and commissions.
6.16All term license revenue being recognized ratably using the monthly average rates by the Swiss Finance & Technology Association once invoiced.
6.17Full provision shall be made for uninvoiced receivables, save to the extent the Company has received a customer PO and revenue has been recognized.

SCHEDULE 10
FORM OF COMPLETION ACCOUNTS
[***]

SCHEDULE 11
RETENTION ACCOUNTS
1.RETENTION AGENT ARRANGEMENTS
1.1Each of the parties shall co-operate in good faith so as to procure that such other documents, information or paperwork as may be reasonably requested by the Paying Agent or the Retention Agent are provided by the parties so as to allow the Paying Agent and the Retention Agent to receive the amounts to be paid by the Buyer in accordance with Clause 3.3(a)(i) and paragraph 2 of Schedule 5 to such Seller following Completion.
1.2The Buyer and the Seller Representative shall:
(a)promptly give necessary instructions and notifications to the Retention Agent and do all acts and things reasonably required to ensure that each Retention Account, and the amount standing to their credit, are administered as set out in this Agreement and the Retention Agent Agreement; and
(b)procure, so far as they are respectively able, that the Retention Agent is not required to, and does not, take any action with respect to any Retention Account except on the joint written instructions of the Buyer and the Seller Representative, provided that the terms of the Holdback Agreements and the Retention Agent Agreement shall govern the administration of the Holdback Consideration Retention Account.
1.3All bank charges payable in respect of any Retention Account shall be borne by the Buyer.
1.4    All interest that accrues on amounts in each Retention Account shall be paid to the Sellers upon the release of such Retention Account.
2.COMPLETION ACCOUNTS RETENTION ACCOUNT
2.1In respect of the Completion Accounts Retention Account and any payments required to be made under Clause 6.2:
(a)if Clause 6.2(a) applies (the amount payable by the Sellers being the “Balancing Payment”), then:
(i)if the Balancing Payment is less than or equal to the amount standing to the credit of the Completion Accounts Retention Account, the Buyer and the Seller Representative shall, as soon as reasonably practicable, jointly instruct the Retention Agent in writing to pay to the Buyer an amount equal to the Balancing Payment from the Completion Accounts Retention Account and to pay to each Seller its Relevant Proportion of the remaining amount of the Completion Accounts Retention Account; and
(ii)if the Balancing Payment is greater than the amount standing to the credit of the Completion Accounts Retention Account (such excess amount being the “Additional Payment”), the Buyer and the Seller Representative shall, as soon as reasonably practicable, jointly instruct the Retention Agent in writing to pay to the Buyer the amount standing to the credit of the Completion Accounts Retention Account and, at the discretion of the Buyer, either:

(A)each Seller shall pay directly to the Buyer its Relevant Proportion of the Additional Payment; or
(B)the Seller Representative and the Buyer shall jointly instruct the Retention Agent in writing to pay to the Buyer out of the Claims Retention Account a sum equal to the Additional Payment;
(b)if Clause 6.2(b) applies (the amount payable by the Buyer being the “Balancing Payment”), then the Seller Representative and the Buyer shall, as soon as reasonably practicable, jointly instruct the Retention Agent in writing to pay to each Seller its Relevant Proportion of the amount standing to the credit of the Completion Accounts Retention Account and the Buyer shall pay directly to each Seller its Relevant Proportion of the amount equal to the Balancing Payment less the amount standing to the credit of the Completion Accounts Retention Account; and
(c)if the Initial Consideration is equal to the Consideration, then the Buyer and the Seller Representative shall, as soon as reasonably practicable, jointly instruct the Retention Agent in writing to pay to each Seller its Relevant Proportion of the amount standing to the credit of the Completion Accounts Retention Account.
3.CLAIMS RETENTION ACCOUNT
3.1As soon as practicable following the settlement of any Claim which was settled prior to the Claims Retention Account Release Date and in respect of which there is a Due Amount, the Seller Representative and the Buyer shall jointly instruct the Retention Agent in writing to pay to the Buyer out of the Claims Retention Account the Due Amount or, if less, the amount standing to the credit of the Claims Retention Account subject to paragraph 3.2 below.
3.2The parties acknowledge that the Claims Retention Amount is comprised of each Seller’s Relevant Proportion of the Claims Retention Amount. The parties shall only instruct a payment of a Due Amount from the Claims Retention Account to the extent it comprises either the whole or a part of the Relevant Proportion of the Claims Retention Amount belonging to the Seller(s) who are liable to make the payment of the Due Amount to the Buyer. The Buyer shall not be entitled to claim, and the parties shall not instruct the Retention Agent to pay to the Buyer, amounts from the Claims Retention Account which are not amounts contributed to the Claims Retention Amount by or on behalf of such Seller. This paragraph 3.2 shall apply in respect of any and all payments to be made from the Claims Retention Account.
3.3If, on the Claims Retention Account Release Date, the Buyer, acting reasonably and in good faith, has obtained and delivered to the Sellers’ Representative an opinion of Kings Counsel (“KC”) (instructed in accordance with paragraph 3.5 below), that, on the balance of probabilities, it is more likely than not that the Buyer will be entitled to recover in respect of the Notified Claim the amount claimed (or such lesser amount specified in the KC’s opinion as being an amount that the Buyer, on the balance of probabilities, will recover), in which case that amount claimed (or such lesser amount, if one is outlined by the KC), shall be retained in the Claims Retention Account (such amount being the “Retained Amount”). If the KC specifies a range of potential amounts which the Buyer, on the balance of probabilities, will recover, the top of such range shall be used for the Retained Amount.

3.4When the Notified Claim in respect of which the Buyer delivered a KC Opinion has been settled the Seller Representative and the Buyer shall jointly instruct the Retention Agent in writing:
(a)if there is a Due Amount in respect of the Notified Claim:
(i)to pay to the Buyer out of the Claims Retention Account the Due Amount or, if less, the Retained Amount (subject to paragraph 3.2 above); and
(ii)pay the remaining balance of the Retained Amount (if any) to each Seller in its Relevant Proportion;
(b)if there is no Due Amount in respect of the Notified Claim, pay the Retained Amount to each Seller in its Relevant Proportion, provided that if the Due Amount in respect of such Notified Claim is greater than the Retained Amount, subject to the provisions of Schedule 7, each Seller shall remain liable for its Relevant Proportion of the remaining Due Amount and each Seller shall pay directly to the Buyer its Relevant Proportion of the remaining Due Amount.
3.5If a KC is instructed by the Buyer:
(a)the Buyer shall seek to agree the identity of, and the instructions to, the KC with the Sellers’ Representative as soon as reasonably possible. The Buyer and the Sellers’ Representative shall use reasonable endeavours to agree the terms of the appointment and the instructions to the appointed KC and neither party shall unreasonably withhold its agreement to the terms of appointment proposed by the other party or to the instructions to be given to the KC;
(b)the Buyer shall provide the KC with a statement of their estimate of the loss suffered and sought by way of damages or otherwise in respect of the Notified Claim along with reasonable supporting evidence of their Notified Claim (and copes of any response to such Claim from the Sellers);
(c)the KC appointed shall be requested to assess and opine upon the merits of the Notified Claim and any claimed amount;
(d)in making an assessment and delivering an opinion in accordance with this paragraph 3.5, the KC shall act as expert and not as arbiter; and
(e)the costs of the KC shall be borne by the Buyer.
3.6For the purposes of this paragraph 3, a Claim shall be regarded as settled if in relation to a Claim:
(a)the Claim is withdrawn by the Buyer in writing;
(b)the Claim is settled in writing between the Buyer and the Seller Representative;
(c)the Claim is deemed to be withdrawn in accordance with paragraph 4 of Schedule 7; or
(d)the Claim has been determined by a court of competent jurisdiction from which there is no right of appeal or from whose judgment the Sellers or the Buyer are debarred by passage of time or otherwise from making an appeal.

SCHEDULE 12
RESTRICTIVE COVENANTS
1.1In this Schedule, the following terms shall have the following meanings:
“Restricted Business” means [***];
“Restricted Period” means the period beginning on the Completion Date and ending on the [***]; and
“Restricted Territories” means those countries in which the Group’s business is carried on and generates revenue at the Completion Date.
1.2In order to confer upon the Buyer the full benefit of the business and goodwill of the Group:
(a)each Seller undertakes to the Buyer and each member of the Buyer Group that it shall not, and shall procure that its respective Related Seller shall not, during the Restricted Period, directly or indirectly carry on or be employed, engaged or interested in any Restricted Business in the Restricted Territories; and
(b)each Seller undertakes to the Buyer and each member of the Buyer Group that it shall not, and shall procure that its respective Related Seller shall not, directly or indirectly:
(i)during the Restricted Period, deal with or canvass, solicit or seek to solicit the custom of any person who has been a customer of any Group Company at any time within the [***] immediately prior to Completion in connection with a Restricted Business;
(ii)during the Restricted Period, directly or indirectly offer employment to, enter into a contract for the services of, or attempt to entice away from any Group Company, any individual who was at the Completion Date employed or directly engaged by any Group Company, except a person who:
(A)responds, without any form of approach or solicitation by or on behalf of such Seller, to a general public advertisement made in the ordinary and usual course of business, or to a third-party recruitment agency, in each case which is not intended to target any specific person; or
(B)whose employment or engagement has been terminated following Completion by the Buyer Group;
(iii)during the Restricted Period, solicit or entice away from any Group Company any supplier who had supplied goods and/or services to any Group Company at any time during the [***] immediately prior to Completion in connection with a Restricted Business; and
1.3Nothing in this Schedule 12 shall restrict any Seller or Related Seller from holding by way of a bona fide investment, in aggregate, less than [***]% of any class of shares or debentures listed on the London Stock Exchange or any other recognised exchange in any jurisdiction.
1.4The undertakings in this Schedule 12 are intended for the benefit of the Buyer and each Group Company and apply to actions carried out by any Seller or Related Seller in any capacity whatsoever and whether directly or indirectly, on the behalf of it, or any other person or jointly with any other person.

1.5Each Seller agrees that the undertakings contained in this Schedule 12 are reasonable and necessary for the protection of the Buyer’s legitimate interests in the goodwill of the Group Companies and shall be construed as separate and independent undertakings. If any undertaking contained in this Schedule 12 is found to be void or unenforceable but would be valid and enforceable if some part or parts of the undertaking were deleted, such undertaking shall apply with such modification as may be necessary to make it valid and enforceable.
1.6Each Seller acknowledges that damages may not be an adequate remedy for any breach of the undertakings in this Schedule 12 and that the Buyer shall be entitled to seek the remedies of injunction, specific performance and any other equitable relief for any threatened or actual breach of such undertakings in paragraph 1.2.
1.7Without prejudice to paragraph 1.5, if any undertaking in this Schedule 12 is found by any court or other competent authority to be void or unenforceable the parties shall negotiate in good faith to replace such void or unenforceable undertaking with a valid provision which, as far as possible, has the same commercial effect as the provision which it replaces.
1.8The consideration for the undertakings contained in this Schedule 12 is included in the Consideration.

SCHEDULE 13
BUYER WARRANTIES
1.THE BUYER
1.1The Buyer is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and is solely tax resident in its jurisdiction of incorporation and has no taxable presence in any other jurisdiction. The Buyer has all power and authority to own or lease and operate its properties and assets and to carry on its business as now being conducted. The Buyer is duly qualified or licensed to do business as a foreign corporation or other entity and is in good standing (where applicable) in each jurisdiction where the conduct of its business requires such qualification or license, except in those jurisdictions where such failure to be so qualified, licensed or in good standing would not reasonably be expected to be, individually or in the aggregate, material.
1.2The Buyer has the corporate power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Buyer of this Agreement and each of the Transaction Documents to which it is a party, and the consummation by the Buyer of the transactions contemplated hereby and thereby, have been duly and validly authorized by all required action on the part of the Buyer, and no other action on the part of the Buyer is necessary to authorize the execution and delivery of this Agreement and each of the Transaction Documents to which the Buyer is a party by the Buyer, the performance by the Buyer of its obligations hereunder or thereunder or the consummation by the Buyer of the transactions contemplated hereby or thereby.
1.3This Agreement and each of the Transaction Documents to which the Buyer is a party, when executed and delivered by the other parties hereto and thereto (assuming the due authority, execution and delivery each such other party, as applicable), constitutes (or will constitute) a valid and legally binding obligation of the Buyer, enforceable against the Buyer, as applicable, in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (regardless of whether enforcement is sought in a proceeding at Law or in equity).
1.4Other than as required to satisfy the Regulatory Conditions or that would not reasonably be expected to have a Buyer Material Adverse Change, no Governmental Authorization or filing is required to be obtained by the Buyer from, or to be given by the Buyer to, or made by the Buyer with, any Authority or securities exchange, as a result of the execution, delivery or performance by the Buyer of this Agreement.
1.5The execution, delivery and performance by the Buyer of this Agreement, and the execution, delivery and performance by the Buyer of the Transaction Documents to which the Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:
(a)contravene, conflict with, violate or result in a breach of any provision of the Organizational Documents of the Buyer; or
(b)contravene, conflict with, violate or result in a breach of any Law to which the Buyer is subject;

except, in the case of the foregoing paragraph 1.5(b), as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Change.
1.6The Stock Consideration to be issued, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will, subject to securities Laws, be free of any Encumbrance (other than any Encumbrances imposed by or created as a result of the circumstance of the Sellers).
1.7The Buyer has, and will maintain between the date of this Agreement and Completion, sufficient freely available funds reserved for use to satisfy its obligations hereunder at Completion.
2.LITIGATION
2.1There are no Litigations pending or, so far as the Buyer is aware, threatened in writing against the Buyer or any of its subsidiaries that challenges, or that seeks to prevent or make illegal, any of the transactions contemplated by this Agreement, except in each case, where such Litigations or threatened Litigations would not, or would not reasonably be expected to, result in a Buyer Material Adverse Effect.
2.2There is no Order to which the Buyer or any of its subsidiaries is subject or which restricts in any respect the ability of the Buyer or its subsidiaries to conduct their business except as would not or would not reasonably be expected to result in a Buyer Material Adverse Effect.
3.FINDERS’ FEE
3.1No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of the Buyer in connection with the transactions contemplated hereby whose fees or commission will be payable by any of the Sellers or any of their Affiliates.
4.SEC DOCUMENTS
4.1The Buyer has timely filed or furnished with the SEC all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since 1 January 2023 under the Securities Act or the Exchange Act (the “SEC Documents”). The SEC Documents, at the time filed or furnished (except to the extent corrected by a subsequently filed or furnished SEC Document filed or furnished prior to the date of this Agreement), complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable.

SCHEDULE 14
RETENTION POOL
1.Retention Pool Amount means USD [***]; and
2.Seller Retention Pool Contribution means USD [***].

This Agreement has been entered into on the date stated at the beginning of it.

BUYER Signed for and on behalf of CADENCE DESIGN SYSTEMS, INC.
/s/ Anirudh Devgan
Signature of authorized signatory Anirudh Devgan
Name of authorized signatory (print) President and CEO
Title of authorized signatory (print)

[Signature page to SPA]

SELLER SIGNED by for and on behalf of ACRONYM INTERNATIONAL LTD	) ) )	/s/ [***]
Signature [***]
Name of signatory (print) Direktor
Title of signatory (print)

[Signature page to SPA]

SELLER SIGNED by for and on behalf of KIUPI LTD	) ) )	/s/ [***]
Signature [***]
Name of signatory (print) Manager
Title of signatory (print)

[Signature page to SPA]

SELLER SIGNED by for and on behalf of NAMID LTD	) ) )	/s/ [***]
Signature [***]
Name of signatory (print) Director
Title of signatory (print)

[Signature page to SPA]

SELLER SIGNED by for and on behalf of ELLANDRON INVESTMENTS LTD.	) ) )	/s/ [***]
Signature [***]
Name of signatory (print) Director
Title of signatory (print)

[Signature page to SPA]

SELLER SIGNED by for and on behalf of ELUCO HOLDING AG	) ) )	/s/ [***]
Signature [***]
Name of signatory (print) Director
Title of signatory (print)

[Signature page to SPA]

SELLER REPRESENTATIVE SIGNED by for and on behalf of NAMID LTD	) ) )	/s/ [***]
Signature [***]
Name of signatory (print) Director
Title of signatory (print)

[Signature page to SPA]